Sustainability 2024 5 April 2025 THE PENN DISTRICT PLAZA33

Sustainability Report 2024  32  Sustainability Report 2024 VORNADO’S  PORTFOL IO is concentrated in the nation’s key market — New York City — along with premier assets in both Chicago and San Francisco. Vornado’s portfolio, which has a long history of strong real estate fundamentals, is centralized in premier office and high-street retail properties in New York City and is now leading the urbanization trend in the United States. Together with THE MART in Chicago and 555 California Street Campus in San Francisco, the focused collection of assets in these most important cities uniquely positions Vornado to help shape the way Americans live, work, play, and shop. Vornado Realty Trust Is a Preeminent Owner, Manager, and Developer of Office and Retail Assets Vornado became the first major real estate company in the U.S. to achieve LEED certification across its entire in-service portfolio in 2024. THE PENN DISTRICT  THE PENN DISTRICT has transformed the experience for tenants, commuters, and visitors into an open, intuitively interconnected and exhilarating campus.  ModeScore awarded its first Platinum rating in the U.S. to THE PENN DISTRICT in recognition of Vornado’s success in transforming the area into a greener, more accessible, and more connected commercial hub.  GMSC, Vornado's wholly owned security subsidiary, has a state-of-the-art Security Operations Center using video analytics technology to monitor security throughout THE DISTRICT.

Table of Contents

06 From Our Chairman
08 2024: Another Year of Excellence
09 Key Achievements
10 Sustainability Governance
12 THE PENN DISTRICT

Environmental

14 Introduction
16 Vision 2030
18 Goals & Progress
24 Environmental Results 2024
30 Renewable Energy
31 Building Decarbonization Tool
32 Environmental Management System (EMS)
35 Results by Region
44 Energy Efficiency Programs
47 Energy Progress
50 Sustainable Development
56 Nature
58 Path to Zero Waste
60 Water

People & Places

62 Introduction
64 Tenant Engagement
68 Health & Wellness
69 Partnerships & Participation
70 Occupational Health & Safety
71 BMS & Green Cleaning
72 Community Development
74 Professional Development & Engagement
75 Learning & Development
76 Engagement at Vornado
78 Vornado Volunteers
80 Vornado Honors

Governance

82 Introduction
84 Governance
85 Supply Chain
86 Climate-Related Strategy & Analysis
90 Materiality Assessment
92 Risk Management
94 Technology & Cybersecurity
97 Board of Trustees

Appendix

98 Introduction
100 Human Capital Management Metrics
102 Global Reporting Initiative (GRI) Content Index
116 Assurance Statement — GRI Content Index
118 Sustainability Accounting Standards Board (SASB) Index
126 Assurance Statement — SASB Index
127 Assurance Statement — Financial Control GHG Emissions
128 UN Sustainable Development Goals
130 Glossary

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Sustainability Report 2024  76  Sustainability Report 2024 5  THE PENN DISTRICT has been developed into an open and versatile campus with greenspace, flexible seating, and proximity to food and dining options throughout, making it an ideal place to meet, relax, shop, and dine. Steven Roth Chairman of the Board and Chief Executive Officer KEY ACHIEVEMENTS INCLUDE: • Became the first major real estate owner, operator and developer in the U.S. to achieve 100% LEED® certification across our entire portfolio of in-service buildings; • Continued to procure 100% renewable energy credits (RECs) for electricity directly managed by Vornado in the key markets in which we operate. These RECs are sourced from hydroelectric, solar and wind facilities located in the States of New York, California and across the USA; • Achieved a 41% reduction in overall energy consumption across our in-service office portfolio, compared to our 2009 baseline. This year alone, we reduced our electric consumption by more than 4.7 million kWh through data driven operational optimization; • Reached a 59% waste diversion rate across our in-service office portfolio, making significant progress towards our long-term target of 75%; • Provided educational and technical assistance to more than 14.5 million SF of our tenants, to align our goals with our tenants, and to help them build and operate healthier and more efficient workplaces that increase employee satisfaction and reduce occupancy costs; From Our Chairman THE PENN DISTRICT • Recognized for various achievements in sustainability for our continued industry leadership including (i) the inaugural Nareit Impact at Scale Award for setting a new standard for the modern, sustainable workplace through our transformation of THE PENN DISTRICT, (ii) Energy Star Partner of the Year with Sustained Excellence for the 9th year and (iii) ranked in the top 3% of our peers for Office REITs and maintained our Green Star distinction for the 12th year as well as the 5-star rating in Global Real Estate Sustainability Benchmark (GRESB); • Issued an updated Climate-Related Disclosure Index Report, in line with the Taskforce on Climate-related Financial Disclosure (TCFD) that we committed to in 2019 We continue using data to measure progress against our goals, align our goals with our tenants, plan for our longer-term projects and engage with our stakeholders in meaningful ways. This past year we focused on operational optimization and how data can improve the performance of our buildings, benefiting our tenants, our shareholders, and our building teams. We are proud of the savings that we saw across our portfolio as occupancy recovered. We constantly seek to enhance the health and well-being of our best-in-class employees with continuing education and career development. Through our Vornado Volunteers program, our employees supported local organizations including 9/11 Day, Breaking Ground, the Central Park Conservancy and Project Cicero. We expanded WorkLife, Vornado’s amenity ecosystem that allows our tenants, employees, and communities to focus on work and self-care, into Chicago and San Francisco. Our Board, and particularly our Corporate Governance and Nominating Committee, is assigned with oversight of sustainability, which includes climate change risk. Our discussion of corporate governance is included in our proxy statement, which can be viewed at www. vno.com/proxy and the governance section of our website at www.vno.com/governance. Our sustainability narrative is told with transparency and supported by data. All can be found at www. vno.com/sustainability. Thanks to SVP Lauren Moss and her team, who lead our sustainability efforts, as well as our operations team for their outstanding results. OUR BOARD AND SENIOR MANAGEMENT are proud of Vornado’s continued national leadership in sustainability, leveraging data to operate our buildings efficiently, creating healthy and engaging workplaces for our tenants and their employees, and working with partners to improve the communities in which we operate. We continue to build upon our Vision 2030 and Science Based Target commitment through our robust sustainability program. Our complete plan can be found on our website at www.vno.com/sustainability.

2024: Another Year of Excellence

ALIGNMENT IN 2021

- As of 2024, we reduced our Scope 1 and Scope 2 location-based and market-based emissions by **5%** and **61%** respectively over our 2019 baseline.

100% LEED CERTIFICATION

- First in the nation to achieve 100% Certified across our portfolio. 27 million square feet certified; 24 million square feet is LEED Gold or higher.

GLOBAL REAL ESTATE SUSTAINABILITY BENCHMARK PARTICIPANT SINCE 2013

- GREEN STAR, 5-STAR RATING for the 12th time.

NAREIT LEADER IN THE LIGHT AWARD

- 13-time winner of Leader in the Light Award.

100% ENERGY STAR RATED PORTFOLIO

- Offset 100% portfolio-wide electricity with renewable energy credits.

2024 INAUGURAL WINNER

- Impact at Scale Award for THE PENN DISTRICT.

TCFD SUPPORTER

- Vornado is a proud signatory of the TCFD and continues to disclose scenario analyses.

2024 RESULTS

- Vornado received a "B" in the Climate and Water Security thematic sections.

2024 ENERGY STAR PARTNER OF THE YEAR (ESPOY)

- 9th time awarded this distinction, demonstrating our long-term partnership with **ENERGY STAR.**

Key Achievements



CHELSEA
MARKET

61 NINTH AVENUE

- 61 Ninth Avenue features pocket parks and floor-to-ceiling windows, creating an indoor and outdoor experience for tenants.

Progress on Vision 2030	Our Scope 1 and Scope 2 emissions have been reduced 62% over our 2019 baseline, leveraging both GHG market-based carbon accounting protocols and reduced emissions from carbon offsets.
100% LEED Certification	First major real estate company in the U.S. to achieve LEED certification across its entire in-service portfolio, with 96% certified at Gold or higher, as measured by square footage.
Inaugural "Impact at Scale" Award Winner	Vornado is a proud recipient of Nareit's inaugural "The Impact at Scale Award," celebrating portfolio-wide operational initiatives that advance corporate sustainability and deliver measurable impact. Nareit highlighted Vornado's role in "setting a new standard for the modern, sustainable workplace" through its transformative efforts in THE PENN DISTRICT.
Operational Optimization	Across the Vornado portfolio, building engineering teams focus on continuous improvement of operations. In 2024, we successfully reduced 4.7 Million kWh of electricity, a 4% reduction over 2023 consumption.
Green Lease Leaders	Vornado was awarded the Platinum-level certification from the Institute for Market Transformation and Department of Energy's Green Lease Leader.

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Sustainability Report 2024  1110  Sustainability Report 2024 VORNADO HAS LONG BEL IEVED a focus on sustainability, inclusive of environmental, people, and places, is responsible management of our business and important to our tenants, investors, employees, and communities. It has been central to Vornado’s business strategy for over 15 years. The Corporate Governance and Nominating Committee of Vornado’s Board of Trustees is assigned the responsibility for oversight of sustainability matters while our Corporate Sustainability Team oversees our day-to-day strategy and goal development. Our sustainability initiatives are carried out by a dedicated team of professionals that works directly with our business units to integrate sustainability into all areas of our company. Our Corporate Sustainability Team is composed of our senior decision- makers on corporate strategy as well as our pertinent divisional heads and subject matter experts. The team includes the following roles:   Lead Trustee   President and Chief Financial Officer   Co-Head of Real Estate, Development   EVP, Finance and Chief Administrative Officer   EVP, Corporation Counsel   SVP, Chief Sustainability Officer   SVP, Human Resources Our leadership is committed to evaluating and disclosing climate-related risks material to our business. We institute a top-down approach for the ongoing assessment and management of climate-related risks, which includes the execution of tasks throughout all levels and divisions of our business, and the Board receives regular updates on sustainability topics from the Vornado Executive Team. Our Board’s Lead Trustee, also our Corporate Governance and Nominating Committee Chair, oversees environmental matters, including climate-related risks and opportunities. The Vornado Executive Team is responsible for overall execution and goal setting for the organization. Sustainability is an integral component. Sustainability metrics included in our 2022 and 2023 Long-Term Performance Plan (LTPP) measured progress in GHG emissions reductions, GRESB score, and LEED achievements. Executive Team The Sustainability Team is responsible for Sustainability strategy implementation within various areas of focus. This includes daily discussions and active collaboration on specific projects as well as operations and maintenance. The Sustainability Team reports to the Vornado Executive Team and the Corporate Sustainability Team. Sustainability Team The Corporate Sustainability Team is responsible for day-to-day strategy and goal development including stakeholder engagement, investor communication and outreach, and execution of the Sustainability strategy. The team has a formal schedule of annual investor engagement on Sustainability and frequent meetings and communication among members. Corporate Sustainability Team The Board of Trustees oversees sustainability matters, including climate change risk, goal- setting, and human capital management. The Board receives quarterly updates from Vornado’s Executive Team on Sustainability and an annual presentation from the Chief Sustainability Officer. The Corporate Governance and Nominating Committee oversees our ongoing Sustainability program and initiatives. Board of Trustees Board of Trustees Executive Team Corporate Sustainability Team Sustainability Team Sustainability Strategy Sustainability strategy is integrated across the entire spectrum of business units and stakeholder groups. There is frequent communication with respective heads of management. Sustainability Strategy Tenants, business units, and stakeholders include: Acquisition & Capital Markets, Information Technology, Employees, Legal, Leasing, Marketing, Development and Construction, Finance, Risk Management, Property Management/Engineering, Human Resources Sustainability Governance GRI 2-6, 2-9, 2-10, 2-12, 2-13, 2-14, 2-24, 3-1, 3-2, 3-3

Sustainability Report 2024  1312  Sustainability Report 2024 5 THE PENN DISTRICT THE PENN DISTRICT, New York City’s most accessible neighborhood in the heart of Manhattan, has been recently transformed into a sustainable campus of best-in-class office, retail, food and beverage, and open spaces. Vornado is in the process of completing a $2.4 billion transformation of the neighborhood to include over a half mile of new sidewalk paving, over two acres of green space and open-air plazas, and 73,000 SF of outdoor tenant space. THE FARLEY BUILDING THE FARLEY BUILDING, PENN 1, and PENN 2 have undergone significant renovations resulting in a cohesive and collaborative destination focused on health, wellness, hospitality, and accessibility. The entire District has 100% zero-carbon electricity and PENN 2 was delivered as a carbon-neutral asset. PENN 1 underwent a full-building window replacement with triple-pane glazing and the creation of new amenities, including a coffee bar, grab & go, co-working space, health club, restaurants, and conference areas, while PENN 2 was completely reclad with a high-efficiency modern curtain wall and new mechanical equipment, as well as new tenant amenities to be shared in concert with PENN 1. Vornado is executing a master plan to revolutionize THE PENN DISTRICT into the future sustainable epicenter of New York, which includes the following:   Transforming 9M SF of existing properties   10+ acres of new public plazas and sidewalks   New landscaping and green space throughout   1.1M+ SF of new retail offerings   Vornado’s WorkLife campus amenity program Vornado completed the new Moynihan Train Hall, a modern skylit grand train hall within The Farley Building, the former 1912 James A. Farley Post Office, that services Amtrak and serves as the new home for the Long Island Rail Road. Additionally, Vornado completed a dramatic new entrance into the Long Island Rail Road's main concourse at Penn Station located at Seventh Avenue and 33rd Street. Vornado has also completed development and is re-tenanting the expanded LIRR Concourse that connects Seventh Avenue to Moynihan Train Hall. Vornado has changed the landscape from Seventh to Ninth Avenues with new stone-paved plazas and sidewalks, and has planted new trees and vegetation throughout THE DISTRICT. Street trees are now located on Seventh Avenue at PENN 2 and PENN 15, and 33rd Street between Seventh and Eighth Avenues was pedestrianized.  The Farley Building is an adaptive reuse project of an iconic civic building designed by McKim, Mead and White, famed architects of the original Penn Station, and features 740,000 square feet of office space, 120,000 square feet of curated retail, and a new majestic train hall.

14  Sustainability Report 2024 Environmental Our objective at Vornado is to reduce the environmental impacts of our buildings through efficient management and informed decision-making. We strive to achieve year-over-year reductions in utility and resource consumption across our portfolio. 16 Vision 2030 18 Goals & Progress 24 Environmental Results 2024 30 Renewable Energy 31 Building Decarbonization Tool 32 Environmental Management System (EMS) 35 Results by Region 44 Energy Efficiency Programs 47 Energy Progress 50 Sustainable Development 56 Nature 58 Path to Zero Waste 60 Water Sustainability Report 2024  15

Sustainability Report 2024  1716  Sustainability Report 2024 Reduce We prioritize energy efficiency through building upgrades and retrofits to more efficient equipment and systems, making operational changes to permanently reduce peak demands and providing high-performance guidelines for future tenant buildouts. We continue outreach and engagement with our tenants to identify opportunities to reduce tenant- metered electricity usage. We have achieved a 41% reduction, since 2009, toward our goal of 50% by 2030. Renewable We incorporate renewables into development projects where feasible. We also retire fossil fuel-based heating and cooling equipment and convert steam chiller plants to ultra-high-efficiency electric chillers as existing equipment reaches the end of useful life. The elimination of fossil fuels will contribute to a 10% reduction in emissions. RECs and offsets will fill the remaining gap toward carbon neutrality. Through reduction, recovery, and renewables, we will minimize the amount of purchased RECs and carbon offsets. Recover As usage is reduced, we identify opportunities to recover waste energy. This is accomplished by recapturing heat that would otherwise be discarded and reintroducing it to make hot water. Currently, Vornado, with support from the NYSERDA Empire Building Challenge, is implementing a waste heat recovery project at PENN 1. There are two more sites that have been targeted as candidates for heat recovery by 2030. VISION 2030 is Vornado’s commitment to reach carbon neutrality by 2030. We rely on meaningful stakeholder collaboration with our employees and our tenants to optimize operations and eliminate excessive usage. The following is the path toward Vision 2030 and how we anticipate reductions across our portfolio to meet our goal. Vornado,s Commitment to Carbon Neutrality Vision 2030 Environmental Rendering of PENN 1

Sustainability Report 2024  1918  Sustainability Report 2024 5 GRI 2-24, 3-2, 3-3 Goals & Progress METRICS & TARGETS Meaningful metrics and targets help us to evaluate our climate-related risks and opportunities, as defined in our Risk Management assessment detailed further on pages 92-93 of this report. We have a third-party firm provide assurance on certain metrics. See further discussion in the Independent Accountant’s Reports on 116-117 and pages 126-127 of this report. We continue to implement a sustained model of operational optimization and utility efficiency in our buildings. We expect to see continued energy management progress with the reduction of our reliance on fossil fuels, implementation of energy efficiency projects, and active tenant engagement. We continue onboarding tenants into our organics diversion program and have our annual tenant recycling education programming, incorporating in-person and virtual methods. We expect to see continued water reduction progress through retrofitting plumbing fixtures, HVAC efficiency projects, and water reuse efforts, adhering to ongoing best practice maintenance and cleaning programs. Environmental  1290 AoA is being reimagined with 10,000 SF of cultivated park and 15,000 SF of public and private meeting spaces. 1290 AVENUE OF THE AMERICAS

Environmental / Goals & Progress Energy Management* Goal: 50% reduction in landlord- controlled energy consumption below our 2009 base year by 2030 2024 Progress: 41% 20  Sustainability Report 2024 Sustainability Report 2024  21 *Any information relating to forward-looking statements, targets, goals, progress against goals, and linked information was not subject to Deloitte & Touche LLP’s review or examination and, accordingly, Deloitte & Touche LLP does not express a conclusion or any form of assurance on such information. 2024 Progress 41% 2023 Progress 36% 2021 Progress 35% 2022 Progress 26% 2020 Progress 32% 2019 Progress 27%

Environmental / Goals & Progress

Waste Management*

Goal:
75% of commercial waste diverted by 2030

2024 Progress:
59%

THE MART's organics program was offline for construction in the loading dock, limiting waste diversion for 4 months of 2024 and impacting targets. We anticipate a return to typical diversion for all of 2025.

GOAL ACHIEVED

Goal:
50% of tenant participation in organics program by 2030

2024 Progress:
52%

Tenant participation is based on leased and occupied square footage.

GOAL ACHIEVED

Goal:
75% of portfolio to complete demonstration and education on recycling procedures annually**

2024 Progress:
100%

* Any information relating to forward-looking statements, targets, goals, progress against goals, and linked information was not subject to Deloitte & Touche LLP's review or examination and, accordingly, Deloitte & Touche LLP does not express a conclusion or any form of assurance on such information.

** Vornado will reevaluate its education goal for 2025 reporting based on exceeding our target consecutive years in a row.

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Water Management*

Vornado has increased our Water Management reduction goal to 30% as our previous goal of 10% had been achieved well ahead of schedule. We will work to maintain a 30% reduction through water management strategies as the occupancy continues to increase across our portfolio.

GOAL ACHIEVED

2024 Progress
36%

Goal:
30%
reduction by 2030 below 2019 base year

Procurement and Responsible Contracting*

Goal: Purchase 75% of cleaning supplies that meet sustainability criteria, including certifications designated by UL ECOLOGO, Green Seal, and EPA's Safer Choice Standard.

GOAL ACHIEVED

Goal:
75%

In 2025, Vornado will continue to strive toward better procurement and increase our goal to 80%.

2024 Progress:
79%

Sustainability Report 2024 23

Environmental

Environmental Results 2024

GRI 2-24, 3-2, 3-3, SASB IF-RE-130a.5


TWO EIGHTY PARK AVENUE
280 PARK AVENUE

▸ 280 PARK AVENUE is a LEED Gold building with abundant green space in the plaza area and an interior atrium with a museum-quality reflecting pool.

VORNADO'S Scope 1 and Scope 2 emissions come entirely from the operation of our buildings. Scope 3 currently includes other utility consumption within control of our tenants, including submetered energy and other operations such as waste. Energy costs of a property are often among the largest controllable expenses. In 2019, Vornado committed to making its buildings carbon neutral by the year 2030. This plan, known as Vision 2030, combines various methods to reduce and offset all Scope 1 and Scope 2 emissions. We are currently undertaking a complete Scope 3 inventory.

Energy efficiency is the prioritized component of Vision 2030 with a goal of reducing consumption 50% below a 2009 base year by 2030. Further information on this plan can be found in the Vision 2030 section of this report. Our energy reduction measured 41% at the end of 2024.

As business activity returns to our buildings with tenants and building operators motivated to operate efficiently, we are observing stable progress toward our energy efficiency goal. We continue to measure our energy consumption and evaluate our targets and goals.*

Beginning in 2021, our location-based Scope 2 emissions differed significantly from our market-based Scope 2 emissions due to our investment in renewable energy certificates. We will continue to report our Scope 2 emissions on both a location and market basis. Because the market-based approach reflects progress on our Vision 2030 carbon neutrality commitment, we will rely on the market-based approach for reporting on our emissions related goals and targets.

If Category 5: Waste Generated in Operations were included in our Scope 3 emission inventory, the subtotals would be 88,166, 72,602, 75,536, 105,424, 97,547, and 105,246 MTCO2e from 2019 through 2024 respectively, marking a total increase of 19% over the 2019 base year.****

GRI 305-1, 305-2, 305-3

Greenhouse Gas (GHG) emissions inventory**

Operational Control Method
GHG emissions by scope (MTCO2e)

Emissions data is presented on an absolute basis. Location-based reflects emissions for our properties based on the grid average emission factor, while market-based reflects emissions that we are responsible for due to our purchasing decisions. Our Scope 1 emissions include on-site combustion from oil and natural gas; Scope 2 emissions include our district steam consumption and landlord-controlled electricity consumption; Scope 3 emissions include electricity consumed by our submeter tenants and other utility consumption within the direct control of our tenants.

	2019	2020	2021	2022	2023	2024	% Change 2023-2024	% Change 2019-2024
Scope 1	19,479	20,562	20,366	22,334	21,762	22,586	4%	16%
Scope 2								
Location-based	103,732	72,911	68,444	70,944	70,546	69,496	-1%	-33%
Subtotal emissions (Scope 1+ 2 location-based)	123,211	93,473	88,810	93,278	92,308	92,082	0%	-25%
Market-based	103,732	72,911	53,041	37,440	30,990	29,392	-5%	-72%
Subtotal emissions (Scope 1+ 2 market-based)	123,211	93,473	73,407	59,774	52,752	51,978	-1%	-58%
Carbon Offsets***	0	0	0	0	(6,742)	(5,501)	-18%	
Subtotal emissions (Scope 1 + 2 market-based, and inclusive of carbon offset reductions)	123,211	93,473	73,407	59,774	46,010	46,477	1%	-62%
Scope 3								
Category 13: Downstream leased assets	83,293	70,269	72,074	102,171	93,992	101,007	7%	21%
Total emissions (Scope 1+ 2 location-based + 3)	206,504	163,742	160,884	195,449	186,300	193,089	4%	-6%
Total emissions (Scope 1+ 2 market-based + 3)	206,504	163,742	145,481	161,945	146,744	152,985	4%	-26%
Total emissions (Scope 1+ 2 market-based + 3, and inclusive of carbon offset reductions)	206,504	163,742	145,481	161,945	140,002	147,484	5%	-29%

Alexander's Inc. GHG emissions inventory (breakout, included in inventory above)

	2019	2020	2021	2022	2023	2024	% Change 2023-2024	% Change 2019-2024
Scope 1	891	1,108	1,215	1,123	927	1,115	20%	25%
Scope 2								
Location-based	3,975	4,036	3,376	4,183	2,763	4,712	71%	19%
Subtotal emissions (Scope 1 + 2 location-based)	4,866	5,144	4,591	5,306	3,690	5,827	58%	20%
Market-based	3,975	4,036	2,439	183	26	72	177%	-98%
Subtotal emissions (Scope 1 + 2 market-based)	4,866	5,144	3,654	1,306	953	1,187	25%	-76%
Scope 3								
Category 13 - Downstream leased assets	16,700	14,589	17,048	22,619	23,438	22,264	-5%	33%
Total emissions (Scope 1 + 2 location-based + 3)	21,566	19,733	21,639	27,925	27,128	28,091	4%	30%
Total emissions (Scope 1 + 2 market-based + 3)	21,566	19,733	20,702	23,925	24,391	23,451	-4%	9%

*Any information relating to forward-looking statements, targets, goals, progress against goals, and linked information was not subject to Deloitte & Touche LLP's review or examination and, accordingly, Deloitte & Touche LLP does not express a conclusion or any form of assurance on such information.

** Vornado has chosen to report our emissions based on operational control from the World Resource Institute's Greenhouse Gas Protocol: A Corporate Accounting and Reporting Standard: Revised Edition. We report all consolidated entities, and unconsolidated joint ventures where we influence operational control, as of 12/31/2024. Buildings not included are those where 90% or more of the building's office or residential square footage is under development as of 12/31/2024. For buildings that have a pro rata share ownership percentage, RECs are subtracted from total energy usage prior to emission calculations and residual values are then prorated.

*** The quantity of offsets purchased, 5,501 Emission Reduction Tonnes from American Carbon Registry ("ACR") US-827-2022-2054-460333 to 465833. The Project Name is Foam Blowing Agent Project A-GAS V11, located in Bowling Green, Ohio, and is an Industrial Process Emissions project type. This disclosure was not subject to Deloitte & Touche LLP's review and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.

****This disclosure was not subject to Deloitte & Touche LLP's review and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.

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Sustainability Report 2024  2726  Sustainability Report 2024 Environmental / Results 2024 Intensity Measures* GHG Emissions** (MTCO2e/SF) Building Water (m3/SF) Building Energy (kWh/SF) Vornado uses intensity measures to benchmark our portfolio’s energy, water, and emissions progress with our company’s growth. It is a useful unit of measure when assessing new acquisitions or planning developments. Nonhazardous Waste (Metric Tons)* An additional 68 METRIC TONS of hazardous waste was recycled in 2024. 2019 2020 2021 2022 2023 2024 Recycled 11,013 3,371 3,336 4,497 4,096 4,372 Energy  Recovery 6,101 2,680 3,920 3,837 5,490 6,826 Composting 2,620 935 689 1,661 1,957 2,291 Landfill 2,123 698 91 1,117 123 135 Total 21,857 7,684 8,036 11,112 11,666 13,624 Water Withdrawal* 2019 2020 2021 2022 2023 2024 C ub ic M et er s (m 3) 0 A 36% reduction from 2019 GRI 302-3, 305-4 GRI 303-1, 303-3, 306-3, 306-4, 306-5 **GHG Emissions Intensity includes emissions from Scopes 1, 2 location-based & Scope 3. The reported sharp increase in 2022 emissions is due to increased eGRID factors in 2021, 2022, and 2023. Please see page 41-43 for more information about the 2023 eGRID factors specifically relating to the NYC/Westchester region. *For reporting boundaries, see note on p. 115. 1,242,9111,312,148 1,420,283 1,391,995 2,314,681 3,500,000 3,000,000 2,500,000 2,000,000 1,500,000 1,000,000 2019 .0744 .0066 25.82 2020 .0433 .0054 21.38 2021 .0419 .0056 21.25 2022 .0480 .0066 22.74 2023 .0482 .0065 21.38 2024 .0525 .0068 21.91 1,487,910

Environmental / Results 2024


2
PENN
PENN 2

▸ PENN 2 is a carbon-neutral building with triple-paned windows, all-electric cooling, and real-time energy management software.

GRI 302-1, 302-2

Energy Consumption (MWh)*

Energy by Type

	2019	2020	2021	2022	2023	2024
Chilled Water	12,701	9,220	11,540	10,384	10,264	10,311
District Steam	228,917	163,456	154,793	168,929	140,054	136,856
Electricity	447,971	349,880	339,163	353,349	328,333	321,893
Fuels	114,152	125,150	124,413	140,864	138,807	151,582
*Cogenerated Fuels**	*38,894*	*55,391*	*54,337*	*61,907*	*70,089*	*77,628*
Total	803,741	647,706	629,909	673,526	617,458	620,642

*Fuel consumption is inclusive of cogenerated fuels.

Energy by Type

SCOPE 1: 122,979 MWh
Oil & Natural Gas Heating and Cooling
Cogenerated Fuels
SCOPE 2: 232,762 MWh
District Steam
Base Building Electricity
SCOPE 3: 264,901 MWh
Direct Metered Tenant Utilities
Submetered Tenant Utilities
TOTAL: 620,642 MWh

Cumulative Savings Since 2012**

We have been investing in building energy efficiency since 2012 and realized significant utility cost savings and permanent emissions reductions. Vornado has allocated $33.5 million toward capital expenditures for energy efficiency projects since 2012.

$9.1 MILLION in ConEd incentives

$4.5 MILLION in NYSERDA incentives

$52.2 MILLION in portfolio-wide energy savings

359,000 metric tons CO2 Saved

*For reporting boundaries, see note on p. 115. GRI references apply to noted sections.
**This disclosure was not subject to Deloitte & Touche LLP's review and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.

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Environmental

Renewable Energy

SASB IF-RE-130a.5

VORNADO PROCURES renewable energy certificates (RECs) to demonstrate our commitment to renewable energy and the environment. In June 2021, Vornado contracted to procure RECs sourced from hydro energy facilities located throughout New York State. Once the NY State REC purchase expired, we purchased a bundled REC product to align our renewables with our electricity load. In San Francisco, we transitioned our buildings to 100% clean in-state, off-site energy, aligning with the city's clean power and carbon neutrality goals. Vornado selected these products as a localized solution that supports investment in renewable infrastructure for the states of NY and CA, furthering statewide goals, and increasing and providing clean energy to all communities. In Chicago, where our largest asset resides, we procure RECs offsetting 100% of our electricity load.

The local grids in which we operate have decarbonization goals that will, in turn, enable our electricity and district steam operations to be carbon free by 2050. As a supplemental strategy until regional grids meet their goals, off-site renewable energy provides a virtual carbon offset to our Scope 2 emissions. Vornado regularly evaluates opportunities to invest in renewable energy. We believe that on-site renewable energy is one of the most impactful methods to reducing carbon emissions.

With eGRID factors changing in recent years, it is clear that location-based emissions will intensify before renewable sources are added to regional electricity grids. This is the balance of emissions that has not been reduced by energy efficiency, energy demand optimization, or renewable energy procurement. As our electricity consumption decreases through efficiency efforts and the regional grids become cleaner over time, our procurement of RECs will decrease.

Demand Response*

Vornado remains dedicated to participating in demand response events. We voluntarily shed electric load without impacting tenant comfort when the regional utility grids experience distress. Our NYC buildings contributed 6,100 kW of curtailment, THE MART committed 4,200 kW, and 555 California committed another 800 kW in 2024.

In 2024, our total renewable energy purchases were 252,670 MWhs or 40.7% of our company's total energy consumption. The regional breakdown of our renewable purchases are as follows:

40.5%
of our New York energy

57.5%
of our California energy

45.9%
of our Chicago energy

*This disclosure was not subject to Deloitte & Touche LLP's review or examination and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.

30 Sustainability Report 2024

Case Study: Building Decarbonization Tool*

In 2024, we completed the design of a new Decarbonization Calculator for our portfolio. The tool enables modeling of various capital energy efficiency projects alongside operational reductions to illustrate the impact on utility costs and emissions, two very important goalposts that are not always in alignment. The tool enables us to quickly determine cash flow from capital upgrades and the impact on the break-even year by unknown variables, such as increases in utility rates or the speed with which the electric and steam grids are able to decarbonize. Ultimately, the tool serves as a way to determine the lowest cost path to carbon neutrality, including Vision 2030 and Building Performance Standards. For buildings that do not have a financially viable way of accomplishing this goal — e.g., negative IRRs — we even have a way to estimate the cost of procuring RECs and offsets until the grid decarbonizes. These costs are a useful metric when determining each asset's compliance with Building Performance Standards and contribution to Vornado's sustainability goals.


Vision 2030 Cash Flow
LL97 Compliance and Penalty Exposure
Scope 1+2 Annual Carbon Emissions

*This disclosure was not subject to Deloitte & Touche LLP's review or examination and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.

Sustainability Report 2024 31

Environmental

Environmental Management System (EMS)

GRI 3-3, SASB IF-RE-130a.5


Plan
Act
Do
Check

VORNADO STRIVES to improve upon our environmental objectives and minimize our environmental footprint by applying the Plan-Do-Check-Act principles of (2015) ISO 14001 Environmental Management System (EMS) across our organization. Following a cyclical pattern of continuous improvement, we identify topics and develop/modify company-wide Environmental Commitments & Policies that are material to our business; plan and implement initiatives; evaluate and correct actions; and ultimately communicate material results throughout the organization, both to management and external stakeholders.

Plan

Org Level: *The Board, Executive Team, and Corporate Sustainability Team*

- Leveraging outcomes from **Act** stage, stakeholder feedback, regulation, and market trends to develop our commitment and policies:
  - Materiality assessment
  - Steering committee and Board presentations
  - Involvement/leadership in industry-relevant organizations, speaking engagements, educational events
  - Regulation
  - Stakeholder feedback (investors, tenants, employees)

Do

Org Level: *Sustainability Team and Sustainability Strategy Business Units*

- Implementation of **Plan** stage deliverables are established, championed, and infused throughout the company:
  - Establish and update policies and processes, including EMS
  - Audits and retro commissioning reports
  - Assess and pilot technologies
  - Submetering
  - Green leasing
  - Budgets
  - Energy and Water Efficiency projects, both operating and capital driven
  - Tenant engagement
  - EV charging installations
  - Building certifications and energy ratings
  - Renewable procurement strategy
  - Workforce development training

Check

Org Level: *Executive Team, Corporate Sustainability Team, Sustainability Team, and Sustainability Strategy Business Units*

- Assessment of **Do** stage deliverables are completed, communicated, and reviewed. Feedback is iterated and integrated:
  - Benchmark operational performance
  - Measurement and verification for efficiency projects
  - Annual asset-level sustainability meetings with asset management and engineering
  - Corrective/preventive action is incorporated
  - Financial returns are assessed
  - External assurance engagement and internal audit
  - Data collection, reporting, and disclosure
  - Presentations to investors

Act

Org Level: *The Board, Executive Team, and Corporate Sustainability Team*

- Management reviews and communication of **Check** stage, and the iterative process restarts:
  - Steering committee meetings
  - Presentations to the Board

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Sustainability Report 2024 33

Sustainability Report 2024  3534  Sustainability Report 2024 Environmental VORNADO REALTY TRUST (NYSE: VNO) is a fully integrated real estate investment trust (REIT). In New York, we have 56 Manhattan operating properties consisting of the following: We have a 32.4% interest in Alexander’s, Inc. (NYSE: ALX), which owns five properties in the New York metropolitan area, including 731 Lexington Avenue, the 1.1-million-square-foot Bloomberg L.P. headquarters building; signage throughout Times Square and THE PENN DISTRICT; and BMS, our wholly owned subsidiary, which provides cleaning and security services for our buildings and third parties. We have one property in Chicago, the 3.7-million-square-foot THE MART; and in San Francisco, we have a 70% controlling interest in 555 California Street, a three-building office campus in San Francisco’s financial district aggregating 1.8 million SF. Results by Region square feet of office space in 30 properties 20.1 MILLION square feet of street retail space in 49 properties 2.4 MILLION residential units in two Manhattan properties 1,330  On the southern side of THE MART is River Park, a 13,000 SF outdoor space situated directly on the Chicago River, providing space for our tenants and community to enjoy. THE MART

Environmental

Certifications & Ratings

GRI 2-24, 3-2, 3-3, SASB IF-RE130a.5

LEED-Certified Properties*

100%
Vornado's In-Service Office Portfolio is LEED Certified

96%
Vornado's In-Service Office Portfolio is LEED Gold or higher

Totaling over 24 million SF of LEED Gold or Platinum

100%
Vornado's In-Service Office Portfolio is ENERGY STAR rated

The total SF of ES-rated office properties is 28.3 million, and the total SF of ES-certified office properties is 7.5 million

▸ Vornado upholds energy ratings, benchmarking, and certifications as an important recognition tool and performance indicator. We understand that our tenants prefer buildings that have earned green building certifications and demonstrate competitive energy ratings, such as a high ENERGY STAR score. We believe that certifications based on ongoing performance are more relevant to us than those based on performance-modeled design objectives. These efforts are further demonstrated through our programs and commitments.

Legend

- LEED Silver
- LEED Gold
- LEED Platinum
- BOMA 360
- Fitwel
- ActiveScore
- ENERGY STAR Certified
- LEED Certified
- ModeScore



New York City*

#	Building	Certifications
1.	100 West 33rd Street	LEED Gold, BOMA 360, ENERGY STAR Certified, ModeScore
2.	1290 Avenue of the Americas	LEED Gold, BOMA 360
3.	150 East 58th Street	LEED Gold, BOMA 360
4.	770 Broadway	LEED Platinum, BOMA 360, ENERGY STAR Certified
5.	909 Third Avenue	LEED Gold, BOMA 360, ENERGY STAR Certified
6.	PENN 11	LEED Gold, BOMA 360, ModeScore
7.	One Park Avenue	LEED Gold, BOMA 360
8.	330 West 34th Street	LEED Platinum, BOMA 360, ENERGY STAR Certified, ModeScore
9.	650 Madison Avenue	LEED Gold, BOMA 360
10.	731 Lexington Avenue	LEED Gold, BOMA 360, Fitwel
11.	888 Seventh Avenue	LEED Gold, BOMA 360
12.	90 Park Avenue	LEED Gold, BOMA 360, ENERGY STAR Certified
13.	PENN 1	LEED Gold, BOMA 360, Fitwel, ModeScore
14.	350 Park Avenue	LEED Gold, BOMA 360
15.	595 Madison Avenue	LEED Gold, BOMA 360, ENERGY STAR Certified
16.	640 Fifth Avenue	LEED Gold, BOMA 360
17.	689 Fifth Avenue	LEED Gold, BOMA 360
18.	7 West 34th Street	LEED Gold, BOMA 360, ENERGY STAR Certified, ModeScore
19.	50 West 57th Street	LEED Gold, BOMA 360
20.	FARLEY	LEED Gold, BOMA 360, ActiveScore, ModeScore
21.	PENN 2**	LEED Gold, BOMA 360, ModeScore
22.	512 West 22nd Street	LEED Gold, BOMA 360
23.	61 Ninth Avenue	LEED Gold, BOMA 360
24.	280 Park Avenue	LEED Gold, BOMA 360
25.	606 Broadway	BOMA 360, LEED Silver
26.	260 Eleventh Avenue	ENERGY STAR Certified, LEED Gold
27.	825 Seventh Avenue	LEED Gold
28.	85 Tenth Avenue	LEED Certified

Chicago*

#	Building	Certifications
1.	THE MART	LEED Gold, Fitwel

San Francisco*

#	Building	Certifications
1.	315 Montgomery Street	LEED Silver, Fitwel
2.	555 California Street Campus	LEED Gold, Fitwel

*This disclosure was not subject to Deloitte & Touche LLP's review or examination and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.

** PENN 2 was last certified in 2020 and upon meeting LEED O+M occupancy requirements, we anticipate recertification at LEED Gold again.

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Environmental

Certifications

ModeScore

THE PENN DISTRICT achieved ModeScore Platinum certification, the first in the U.S., recognizing excellence in sustainable transportation infrastructure. ModeScore employs rigorous scientific methodology to evaluate properties based on their transportation ecosystem, analyzing key factors including public transit integration, eco-friendly vehicle accommodations, active transportation options, accessibility features, and sustainable logistics operations. This certification is particularly significant for THE PENN DISTRICT development, which stands as a premier transportation-centered project.

100% LEED Certification

Vornado Realty Trust has achieved a groundbreaking milestone by being the first major real estate owner in the nation to earn LEED certification across 100% of its in-service office portfolio, marking an unprecedented commitment to sustainability in commercial real estate. This certification of over 26 million square feet of office space across New York City, Chicago, and San Francisco demonstrates Vornado's leadership in environmental stewardship and sustainable building operations. Through rigorous adherence to LEED standards in energy efficiency, water conservation, waste management, and indoor environmental quality, Vornado has set a new industry benchmark while creating healthier workspaces for tenants and reducing operational costs.

Maintaining Fitwel VRM in Our Portfolio

Vornado Realty Trust demonstrates its dedication to occupant health and well-being through its extensive implementation of Fitwel Viral Response Module (VRM) across its premier assets in New York City, San Francisco, and Chicago. As an industry leader in healthy building practices, this specialized certification validates Vornado's commitment to evidence-based strategies specifically designed to mitigate viral transmission, enhance indoor air quality, and create resilient environments that safeguard occupants' physical, mental, and social health outcomes in response to emerging health challenges.

PENN 1 BOMA Pinnacle Award

PENN 1 has achieved remarkable recognition by winning the 2024 BOMA Pinnacle Award, one of the highest honors bestowed by the Building Owners and Managers Association. This distinguished accolade celebrates PENN 1's exceptional achievements in commercial building operations, sustainability, and tenant experience. The honor particularly acknowledges the building's innovative PENN 1 amenity spaces, state-of-the-art technology infrastructure, and industry-leading sustainability initiatives.

TRUE Certification

555 California Street achieved the prestigious TRUE certification for its exceptional waste diversion practices, demonstrating Vornado's commitment to sustainable operations and circular economy principles. This certification from Green Business Certification Inc. (GBCI) recognizes the property's comprehensive zero-waste strategies, which consistently achieve a waste diversion rate exceeding 90%. Through innovative recycling programs, tenant engagement initiatives, and rigorous waste management protocols, 555 California Street has established itself as a leader in responsible resource management.

Green Lease Leaders

Vornado Realty Trust's commitment to sustainability is further exemplified by its prestigious Green Lease Leaders certification at the Platinum level from the Institute for Market Transformation (IMT) and the U.S. Department of Energy's Better Buildings Alliance. This recognition highlights Vornado's success in incorporating sustainable practices directly into lease agreements, fostering collaborative landlord-tenant relationships that advance environmental goals. Vornado effectively aligns tenant and landlord interests to promote energy efficiency, resource conservation, and sustainable operations across its portfolio.


PENN 11

PENN 11 is a fully electric-cooled building that has achieved ENERGY STAR certification 7 times.

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Environmental / Results by Region


PRIME

▸ 34th and 33rd Streets are the main corridors for 650,000 daily commuters and 36,000+ residents that connect Penn Station and Hudson Yards.

330 WEST 34TH STREET


PLAZA33

▸ In THE PENN DISTRICT, Vornado put in 85,000 pavers and planted 200 trees to help create a sense of place and tie the area together.

Plaza33
THE PENN DISTRICT

New York City

Waste by Region
(metric tons)


Non-Hazardous Recycling (3,825)
Organic Waste Diversion (2,059)
Electronic & Universal Waste Recycling (46)
Energy Recovery (5,781)
Landfill (0)
Diversion Rate (57%)

Transportation Survey Results (percentage of tenants)*


Bus (16%)
Car: Solo (2%)
Carpool/ Alternative Fuel (0%)
Heavy Rail (60%)
Light Rail (2%)
Walk/Bike/ Telecommute (20%)

Grid Electricity Mix
(% of energy supply)


Natural Gas
98.06%
Other Fossil
0.81%
Biomass
0.58%
Oil
0.47%
Solar
0.08%

Source: EPA eGRID 2023, NYCW Resource Power Mix

2024 GHG Emissions (MTCO2e)

Scope 1 *Oil & Natural Gas, Heating and Cooling, Cogeneration*		Scope 2 *District Steam, Base Building Electricity*		Scope 3 *Direct Metered & Submetered Tenant Utilities*		Total
18,463	+	55,604	+	86,569	=	160,636

*This disclosure was not subject to Deloitte & Touche LLP's review and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.

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Environmental / Results by Region

Chicago

Waste by Region
(metric tons)


Non-Hazardous Recycling (280)
Organic Waste Diversion (15)
Electronic & Universal Waste Recycling (19)
Energy Recovery (1,045)
Landfill (0)
Diversion Rate (59%)

Transportation Survey Results (percentage of tenants)*


Bus (8%)
Car: Solo (16%)
Carpool/ Alternative Fuel (3%)
Heavy Rail (37%)
Light Rail (3%)
Walk/Bike/ Telecommute (33%)

Grid Electricity Mix
(% of energy supply)


Natural Gas: 44%
Nuclear Power: 33%
Coal-Fired Power: 15%
Wind Power: 4%
Hydro Power: 1%
Solar Power: 2%
Other Resources: 1%

Source: Com Edison Environmental Disclosure Report, 12 months ending September 30, 2024

2024 GHG Emissions (MTCO2e)

Scope 1 *Oil and Natural Gas, Heating and Cooling, Cogeneration*		**Scope 2** *District Steam, Base Building Electricity*		**Scope 3** *Direct Metered, Tenant Utilities*		**Total**
3,610	+	5,959	+	6,546	=	16,115

San Francisco

Waste by Region
(metric tons)


Non-Hazardous Recycling (267)
Organic Waste Diversion (217)
Electronic & Universal Waste Recycling (4)
Energy Recovery (0)
Landfill (135)
Diversion Rate (78%)

Transportation Survey Results (percentage of tenants)*


Bus (15%)
Car: Solo (24%)
Carpool/ Alternative Fuel (3%)
Heavy Rail (28%)
Light Rail (13%)
Walk/Bike/ Telecommute (17%)

Grid Electricity Mix
(% of energy supply)


Nuclear: 53%
Renewable: 33%
Large Hydro: 14%

Source: PG&E, 2024 Power Mix

2024 GHG Emissions (MTCO2e)

Scope 1 *Oil and Natural Gas, Heating and Cooling, Cogeneration*		**Scope 2** *District Steam, Base Building Electricity*		**Scope 3** *Direct Metered, Submetered Tenant Utilities*		**Total**
77	+	6,894	+	1,815	=	8,786

*This disclosure was not subject to Deloitte & Touche LLP's review and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.

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Sustainability Report 2024  4544  Sustainability Report 2024 Case Study: Energy Efficiency Programs GRI 2-24, 3-2, 3-3, SASB IF-RE-130a.5 ENERGY MANAGEMENT is incorporated into our investment oversight process across all our property subsectors. We tour the properties and review capital and operating budgets, including utility bills, to determine opportunities to reduce energy consumption and decarbonize. We assess energy performance through quantifiable methods of consumption and cost on a per square foot basis, and we consider energy labels and benchmark values provided through ENERGY STAR. We gain an understanding of the building’s energy inventory and current energy initiatives implemented at the property. Our programs are a phased hybrid of both data-driven and qualitative analyses, wherein we prioritize energy efficiency through building upgrades and retrofits, recover discarded waste heat when possible, and integrate renewable energy sources to support grid modernization. Our building managers and operators in all our property subsectors are trained and supported by our centralized energy management team to employ sound and responsible energy management across the portfolio. Building Chief Engineers perform in-house technical assessments, akin to a walkthrough energy audit, per guidance from the American Society of Heating, Refrigerating, and Air-Conditioning Engineers (ASHRAE), as part of ongoing preventative maintenance. We employ third- party engineering firms to complete technical assessments, such as ASHRAE Level II Energy Audits and retro-commissioning at all NYC, Chicago, and San Francisco properties over 50,000 square feet, and aim to update these assessments every five years. In our NYC market, the Audits and Retro-commissioning reports are part of Local Law 87 and are subject to City review to ensure that all landlord-controlled inventory is included, all low- and no-cost recommended repairs are completed, and that the assessments were completed by licensed professionals. Such technical assessments are the basis for our energy efficiency capital work. Vornado staff aims to complete all low- and no-cost repairs and recommended measures, and considers more capital-intensive measures, in each annual budget cycle, if they help us to achieve our carbon neutrality goals or coincide with a building need to replace equipment that has reached the end of its useful life. Throughout 2024, the Sustainability Team worked closely with each building’s engineering and facilities teams to identify operational optimization opportunities that would facilitate permanent, portfolio- wide energy use reductions. The four measures below were broadly adopted in combination with a bespoke menu of interventions throughout the portfolio, contributing to a 4% overall reduction in base building electricity consumption.  Limiting chiller demand   Staging headered pumps   Scheduling equipment start-up  Reducing fan and pump speeds One building that has focused on after-hours or "idle" usage responded by installing additional sensors and implementing HVAC setbacks and realized consistent reductions of 11% between 2022 and 2023, and an additional 19% from 2023 to 2024. Occasionally, attempts at improving day-to-day operations reveal the need for deeper capital improvements. For example, one building that was exhibiting a net increase in consumption between 2023 and 2024 was discovered as having very low differential temperatures throughout the HVAC system, which could indicate valves or heat exchangers that are in poor condition. These discoveries allow our team to scope necessary equipment replacements with measures like air balancing and controls upgrades, which frequently trigger incentive eligibility and allow the entire project to save energy and operating costs. Operational Optimization* In 2024, we kicked off our Building Operations and Maintenance Training Program, coached by Smith Engineering and funded entirely by NYSERDA. The program intends to provide every level of building operations with the education to run equipment optimally for energy savings and equipment longevity, and to also prepare for upcoming transitions to the grid. Our engineering teams are learning about new technologies such as heat pumps and concepts like condenser water heat recovery as electrification proliferates. While a Chief Engineer’s primary responsibilities are still to have mastery over building systems and maintain thermal comfort, they are adding programming skills on more advanced controls systems to their knowledge base. With ever increasing utility costs, our engineers are also getting a primer on utility tariffs and billing. Financial dispatch is becoming a greater priority than simply delaying chiller start-up times, and decisions must be made on whether to run electric or steam-driven chillers while being mindful of avoiding the respective peak demand windows. Building Operator Training* We recognize the importance of visibility into our real-time electricity usage so we can make proactive decisions about how and when we operate building equipment. After meeting with numerous energy management software providers, we opted to have one of our existing providers add additional features onto an existing platform. We worked with Blueprint Power, a bp Company, as our demand response (DR) aggregator, as they already have access to our whole building usage in real time. To leverage a platform that’s typically utilized only a few hours each year, we requested that the dashboard include both kWh and kW as well as an indicator of historic peak demand to become a useful daily tool. This dashboard is now prominently displayed in each control room alongside the building management system. This allows the Chief Engineer to periodically monitor usage and take proactive steps to reduce usage if we approach the maximum threshold. Data Visualization* Environmental *This disclosure was not subject to Deloitte & Touche LLP’s review and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.

Sustainability Report 2024  4746  Sustainability Report 2024 Environmental / Energy Programs Energy Progress GRI 2-24, 3-2, 3-3 The Empire Technology Prize was created to help tackle New York’s biggest climate challenge: buildings. Heating is the largest single source of buildings’ GHG emissions — over 30%. Heat pumps are a great solution for decarbonizing building heat; however, existing technologies can be difficult to integrate into New York’s buildings. New York needs new solutions: a new class of heat pumps that work with the existing steam or high-temperature hot water infrastructure and new distribution solutions that make it easier to adopt existing centralized low-temperature heat pumps. “Vornado is thrilled to be a Demonstration Partner in the Empire Technology Prize, working side by side with NYSERDA, The Clean Fight, and the solution providers to decarbonize buildings like those in our portfolio. Vornado’s commitment to carbon neutrality includes implementing new solutions that support our reduction goals along with the transition to clean energy. We appreciate the opportunity to be a part of the team developing new solutions focused on large commercial buildings that will further support our carbon neutrality goal and maintain our first-class building operations.” — Lauren Moss, SVP, Chief Sustainability Officer Empire Technology Prize In the 2021 Phase 1 Empire Building Challenge award, we developed a road map to 100% carbon neutrality by 2030 at PENN 1, a 2.5-million- square-foot commercial building. In 2023, we were selected to move on to Phase 2, which is the construction of the cornerstone project. In 2024, we completed the basis of design, and product selections will be made in 2025. This deep carbon retrofit design details advanced waterside heat recovery, wherein waste heat from the building’s condenser water loop will be recaptured and reused to reduce heating loads instead of rejecting waste heat into the atmosphere. This measure is predicted to reduce steam usage by 15% and carbon emissions by 3%. Implementing advanced waterside heat recovery at PENN 1 will showcase the thermal dispatch model, which highlights how carbon-free energy sources can be optimally deployed to meet large commercial buildings’ heating and cooling loads. By utilizing available technologies in innovative ways, this project sets a replicable decarboniza- tion precedent we hope will be seen throughout the New York City building sector and beyond in years to come. NYSERDA Empire Building Challenge Policy & Decarbonization The Sustainability Team at Vornado is involved with organizations, panels, and conferences, playing a critical role in educating policymakers and stakeholders on developing and implementing responsible strategies that balance return on investment (ROI) with sustainability goals. Our involvement supports the broader industry and communities in several ways by helping to shape industry-wide sustainability standards and best practices, which can inform policymakers on feasible, market-driven solutions. Through panel discussions and public speaking, our team shares real-world data on the financial and environmental benefits of sustainable building practices. By demonstrating how energy efficiency, green building retrofits, and carbon reduction strategies enhance long-term ROI, we provide a compelling case for policies that incentivize developers and support policymakers. By working with government agencies and legislative bodies, Vornado helps shape policies that promote sustainability without stifling economic growth. This includes advocating for incentives for energy efficiency and decarbonization upgrades, streamlined permitting for energy-efficient buildings, and public-private partnerships to accelerate carbon reduction. When major real estate firms like Vornado publicly champion sustainability, it signals to both the market and policymakers that sustainable investment is viable and beneficial. This can lead to broader acceptance of policies that drive responsible urban development. By leveraging our platform, Vornado works to bridge the gap between government policy and real estate market realities, ensuring that sustainability regulations are both effective and economically sound. 90 PARK AVENUE PENN 11 recently achieved its 100th birthday. Despite its vintage, it continues to be one of our highest performing buildings. This is due to a Chief Engineer who has made energy efficiency a priority. He installed variable frequency drives on all large fans between 2012 and 2014 and retrofitted all back-of- house lighting with LEDs between 2018 and 2019. In 2020, the building replaced outside air dampers and upgraded air compressors with a variable speed model. With baseline electricity usage already at significantly reduced levels, we kicked off chiller electrification in 2022. Two 1,200-ton steam absorption chillers were replaced with four 600-ton magnetic drive electric chillers. To ensure that building controls would optimize the use of ultra-efficient chillers, we also migrated the controls from pneumatic to electronic, upgraded the controllers, and installed indoor air quality (IAQ) sensors to enable demand control ventilation. This carefully packaged project was eligible for rebates that completely offset the cost of the controls improvement and fully went into service in 2024. We are now realizing 11,215 Mlbs in permanent steam reduction, and despite going electric, the overall efficiency improvement yielded a 500,000 kWh net reduction in electric consumption. PENN 11 ENERGY STAR Celebration On June 17, 2024, we celebrated the properties that received Energy Star certification in 2024. Building Managers and Chief Engineers at nine of our properties were the proud recipients of a team lunch and each received a plaque to recognize their efforts. PENN 11 and 1 Park Avenue were first-time recipients; 595 Madison Avenue has been certified for five consecutive years; and 330 W. 34th Street, 7 W. 34th Street, 260 11th Avenue, 909 Third Avenue, 770 Broadway, and 100 W. 33rd Street have all been recertified for nine or more consecutive years. 90 PARK AVENUE We are currently piloting PingCx, an innovative automated monitoring solution that is designed to enhance the performance of building systems. Although our engineering teams maintain high oversight standards, the complexity of modern building operations means that system adjustments, device malfunctions, or settings changes can vary throughout daily operations, resulting in reduced efficiencies. PingCx addresses this challenge by providing continuous automated verification of our building systems. The platform conducts systematic performance verification to ensure all components function according to specifications. When deviations are detected, our service providers receive immediate notifications and can implement corrective measures, maintaining optimal building performance and operational efficiency. This proactive approach significantly reduces downtime, increases efficiencies, and helps preserve asset value.  90 Park Avenue has achieved LEED Gold O&M certification through energy, water, and waste conservation improvements.

Sustainability Report 2024  4948  Sustainability Report 2024 Environmental / Energy Progress 888 SEVENTH AVENUE  888 Seventh Avenue serves as Vornado’s headquarters with views of Central Park and the Manhattan skyline, and it has a LEED Gold O&M certification. ULI Net Zero By 2050 Vornado continues to reduce its greenhouse gas emissions through its existing commitment to carbon neutrality and has also committed to ULI Greenprint's Net Zero by 2050 goal. We have committed to the Whole Building, Operational Carbon Track, which includes reducing operational carbon to net-zero in landlord and tenant spaces. EP100* As a member of EP100, Vornado has committed to implementing an energy management system (EnMS) aligned with ISO 50001 standards across all in-service office operations by 2029 and to improving energy productivity by 50% by 2030 relative to a 2009 baseline. 100% Current Facilities Managed by an EnMS 47% Improvement of Energy Productivity Vornado joined this initiative in 2023 with a 2019 base year and will leverage its extensive resources in technology, engineering, and consulting experience to further decarbonize the portfolio. “Leading businesses, manufacturers, cities, states, universities, and school districts commit to improving energy efficiency throughout their building portfolio by at least 20% over 10 years and share their strategies and results.” — Better Buildings Challenge Better Buildings Challenge *This disclosure was not subject to Deloitte & Touche LLP’s review and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information. * Vornado’s Science based target commitment was approved using the financial control method from the World Resource Institute’s Greenhouse Gas Protocol: A Corporate Accounting and Reporting Standard: Revised Edition. We report all consolidated entities, and unconsolidated joint ventures with over 20% Vornado ownership, as of 12/31/2024. Buildings not included are those where 90% or more of the building’s office or residential square footage is under development as of 12/31/2024. For buildings that have a pro rata share ownership percentage, RECs are subtracted from total energy usage prior to emission calculations and residual values are then prorated. ** GHG emissions data was subject to to Deloitte & Touche LLP’s Limited Assurance, see page 127 for Independent Accountant's Report. SBTi/GHG Emissions Vornado’s commitment to emissions reductions targets has been approved by the Science Based Targets initiative as consistent with a 1.5°C climate scenario. As of 2024, we have achieved reductions of 61% in our market-based emissions and 5% in our location-based emissions. Vornado evaluates its carbon emissions from both location- and market-based approaches. Location-based carbon reflects portfolio emissions based on relative grid average emission factors; market-based carbon reflects emissions that we are responsible for due to our purchasing decisions. On January 17, 2025, the EPA released the updated 2023 eGRID factors that we have applied to our GHG emissions reporting. In the NYC region, the largest region Vornado operates within, the regional grid’s dependence on nonrenewable energy sources has escalated again, resulting in a significant coefficient increase as compared to the 2020 eGRID factors. Although this reliance is temporary, these large-scale changes will continue to impact our location-based emission progress until the regional grid implements long-term renewable solutions. We continue to exercise portfolio-wide optimization strategies and make necessary adjustments to improve our existing buildings emissions performance while executing high-performance sustainable design strategies in all new development. Beginning in 2021, our location-based Scope 2 emissions differed significantly from our market-based Scope 2 emissions due to our investment in renewable energy certificates. We will continue to report our Scope 2 emissions on both a location- and market- basis, as per our SBTi commitment. We will continue to report our Scope 2 emissions on both a location and market basis, as per our SBTi commitment. Location-Based Emissions (MTCO2e per square foot) Market-Based Emissions (MTCO2e per square foot) 2019 2020 2021 2022 2023 2024 Scope 1 28,577 29,190 29,864 31,311 30,231 30,130 Scope 2 Location-based 177,977 133,997 131,405 166,129 159,056 159,952 Subtotal emissions (Scope 1 + 2 location-based) 206,554 163,187 161,269 197,441 189,287 190,082 Market-based 177,977 133,997 83,295 61,472 46,665 47,865 Subtotal emissions (Scope 1 + 2 market-based) 206,554 163,187 113,159 92,784 76,896 77,995 Financial Control Method* Greenhouse Gas (GHG) emissions inventory** GHG emissions by scope (MTCO2e) A 61% reduction from 2019 A 5% reduction from 2019 Scope 1 Scope 2 0.0060 0.0040 0.0060 0.0040 0.0020 0 2020 2021 2022 2023 2024 Scope 1 Scope 2 2019 0.0050 0.0008 0.0047 0.0009 0.0020 0 2020 2021 2022 2023 20242019 0.0050 0.0008 0.0014 0.0009

Sustainability Report 2024  5150  Sustainability Report 2024 Vornado has recently committed to a target to reduce embodied carbon intensity for our new development projects by 10%. We will continue to evaluate every project for additional targets and lower carbon opportunities, depending upon the project scope, project type, and construction approach. To support our commitment, we will complete a life-cycle assessment on each new development and redevelopment project to determine how best to meet and/ or exceed our target. We will use the LEED v4 guidance and methodology for MRc Building Life-cycle Impact Reduction as our starting point to evaluate opportunities to incorporate reductions in our design and construction. Vornado has committed to developing and managing environmentally healthy buildings and is seeking to improve the decarbonization of its new construction and existing real estate portfolio. Our Embodied Carbon Framework, released in April 2024, was created to establish embodied carbon tracking, create embodied carbon reduction goals, and implement Whole Building Life Cycle Assessments (WBLCA) for new development projects. Vornado, in partnership with Atelier Ten, developed a framework for establishing embodied carbon performance on future development projects. The Framework is intended to be a “living document” that is updated periodically to best fit the needs of current projects and future goals. The Framework is intended to shape Vornado’s design strategy and will be used on a project-by-project basis. The effort was initiated after Atelier Ten completed WBLCA reports for FARLEY Moynihan Train Hall, PENN 1, and PENN 2 redevelopment projects. These embodied carbon studies facilitated discussions about overall embodied carbon goals for Vornado and how to establish embodied reporting for Vornado developments in the future. The embodied carbon framework is divided into four sections: corporate policy, implementation, tools for project teams, and assessment methods. This framework will help assess the portfolio, define goals, provide an embodied carbon assessment methodology, and develop a pathway to achieve embodied carbon reductions for new construction and the entire development portfolio. The framework identifies embodied carbon policy tools to shape Vornado’s procurement strategy for low embodied carbon materials and help refine its process for tracking the results to compare against goals and across projects in a common format. The framework identifies viable best practices in carbon-focused design features to inform new construction projects, major renovation, and interior fit-out projects to meet company-wide carbon reduction ambitions. At Vornado, sustainability and resilience are important lenses through which we view all development projects at any scale. Our strategy focuses on sustainable development inclusive of carbon neutrality, operational efficiencies, human health, minimizing material resources, and climate change adaptation. GRI 2-24, 3-2, 3-3, SASB IF-RE130a.5 Sustainable Development As our development queue evolves and expands, Vornado commenced tracking GHG emissions for this key function of our business. Greenhouse Gas (GHG) Emissions* GHG emissions for properties under development 2024 Scope 1 216 Scope 2 Location-based 276 Scope 3  Category 13 - Downstream leased assets 26 Total emissions (Scope 1 + 2 + 3) 518 Embodied Carbon 1290 AVENUE OF THE AMERICAS  There is an ongoing building- wide transformation that integrates Vornado's WorkLife amenities, hospitality, and comfort programming for all tenants. Environmental GHG emissions by scope (MTCO2e) *This disclosure was not subject to Deloitte & Touche LLP’s review and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.

Sustainability Report 2024  5352  Sustainability Report 2024 SUNSET PIER 94 STUDIOS  The studios are targeting LEED Gold and Fitwel Two Star certifications, with a sustainable vision that includes plans for operations to be fully electric and powered by 100% renewable energy. Pier 94 The Sunset Pier 94 Studios, currently under construction, will be the first purpose-built studio in Manhattan opening in 2025. It is being constructed in partnership with Hudson Pacific Properties, Blackstone, Inc., the City of New York, and the New York City Economic Development Corporation. The 266,000 SF project will be all-electric and include a 720 kW rooftop solar array, which will reduce the site’s reliance on grid power during peak times of the day, and the parking garage will house electric vehicle charging stations. By reusing part of the existing pier in the design and purchasing decisions, total emissions are lowered substantially meeting LEED V4’s criteria for at least three points in MRc1 with an overall reduction of 22% compared to if Pier 94 was fully rebuilt. In 2024, Vornado made updates to its high-performance fit-out guidelines to ensure that tenant offices not only meet but exceed minimum energy standards to drive efficiency and reduce operating costs. The requirements span electrical systems, HVAC equipment, plumbing, IT, and occupant health for holistic improvements to the tenant’s experience. In the latest iteration of the document, there are stricter requirements for shutting off supplemental equipment outside of business hours, and there is a request for tenant controls systems to interface with landlord controls to further reduce excess usage. Tenant Fit-Outs 1290 AVENUE OF THE AMERICAS  1290 AoA's infrastructure has been fully modernized, achieving LEED Gold certification as well as a total lobby and triple-height glass curtain- wall entrance redevelopment.

Sustainability Report 2024  5554  Sustainability Report 2024 Environmental / Sustainable Development Resilience and Adaptation SASB IF-RE-130a.5 Mechanical Equipment  When a new building is in a flood zone or when feasible, we place all critical mechanical equipment and electrical switchgear above grade to avoid flood damage. Green Roofs & Stormwater Retention  Our new roof landscape systems are designed to absorb and retain stormwater and to slow runoff into the urban landscape and surrounding infrastructure. Green and white roofs also insulate our buildings; reduce current and future demand for heating and cooling; and contribute to heat island reduction, which provides local relief to surface temperature. Glazing & Envelope Our new glazing and envelope systems are designed to withstand heavy wind and ice conditions. They also are designed to reduce solar heat gains and improve insulation values to minimize heating and cooling demand. Flood Barriers When a new building is located in a flood zone, we anchor temporary walls and venting systems inside our building lobbies to accommodate storm surges and floods and their associated water pressure buildup without damaging the building. At our existing buildings, we install temporary exterior barriers to prevent floodwater from touching the building envelope. Backup Generation We install backup generation to support, at minimum, fire and life safety systems as well as critical infrastructure. Energy Management & Smart Building Technology  Our buildings have the ability to reduce demand during climate events that cause the local grids to operate close to capacity while continuing to provide comfortable conditions at buildings. On-Site Renewables We assess opportunities to install on-site renewables at buildings that have the appropriate layout. This positions the building to accommodate on-site renewables, equipping it to operate cleanly and continue to operate if the local grid experiences interruption. PENN 2  THE PENN DISTRICT revitalization, resulted in a fresh lineup of restaurants and eateries and 300,000sf of new landscaped plazas and sidewalks. VORNADO has recently completed the redevelopment of PENN 2, the cornerstone of THE PENN DISTRICT, located directly above Penn Station and situated on one of the unique double-wide blocks in New York City. The transformation of the 1968 office building into a carbon-neutral, high-performance, mixed-use building was achieved by reskinning the entire building with a new curtain wall, adding corner loggias to every floor, and extending the base floors toward Seventh Avenue, creating a 430-foot-long blockfront podium that comprises over 100,000 SF of double-height, column-free space. The new triple-height office lobby was relocated to 33rd Street at 7th Avenue, adjacent to Plaza33. This architectural icon continues Vornado's WorkLife amenity ethos by featuring over an acre of outdoor terraces and various flexible tenant spaces for working or socializing as well as private events, including the Town Hall, Office Hours, and The Perch — a rooftop lounge that opens to 17,000 SF of outdoor green space and 360-degree NYC views. PENN 2 Reduce   Efficient electric chillers.   Smart building technology that leverages occupancy data and optimizes HVAC control.   High-performance triple-glazed windows.   Destination dispatch elevator innovation.   Low-carbon tenant fit-out design. Renew   100% of the building’s electricity is sourced from renewable facilities.   Carbon offsets purchased for residual district steam energy consumed at the building.

Environmental

Nature

Vornado Open Space

599,255 SF
Green Terrace

289,313 SF
Plaza

6,960 SF
Loggias

895,528 SF
Total

Ecological Impacts & Strategies

Vornado Realty Trust operates a diverse urban real estate portfolio across New York City, Chicago, and San Francisco characterized by complex ecosystem interfaces and strategic land-use approaches. The company's properties are predominantly located in high-density metropolitan areas, representing intensive commercial developments with environmental implications.

In New York City, Vornado's properties in districts like THE PENN DISTRICT demonstrate high-density urban development, prioritizing vertical expansion and adaptive reuse of existing infrastructure. The Merchandise Mart, a Vornado property in Chicago, represents a dense urban commercial structure located along the Chicago River with biodiversity risks, including urban heat island effects that necessitate strategic ecological mitigation. San Francisco locations present unique challenges positioned in seismically sensitive areas with proximity to coastal ecosystems.

Biodiversity risks in these urban environments include limited habitat connectivity, disruption of ecological corridors, and potential impacts on local species diversity. Vornado mitigates these challenges through various approaches, such as green roof implementations, native plant landscaping, and adaptive reuse.

Vornado's land-use strategy balances commercial functionality with environmental management, emphasizing infrastructure optimization, energy efficiency, and minimal ecological disruption. The portfolio requires continuous environmental monitoring and adaptive management to address emerging urban ecological challenges while maintaining optimal real estate performance and sustainability standards.

Central Park Conservancy Partnership

Central Park is an essential natural space, and the Central Park Conservancy is responsible for its day-to-day care and ensuring this green space is accessible to all.

Twice annually, Vornado participates in "Day in the Dirt," providing 15 to 20 volunteers dedicated to painting benches, planting ground cover, raking leaves, and clearing plant beds. These services help maintain a welcoming space for both wildlife and New Yorkers.



Innovative sustainable features include daylight pouring into the tower, reaching deep in the interior spaces while high-performance glass minimizes solar gain and cooling demand.

731 LEXINGTON AVENUE

Public Green Space

Privately Owned Public Spaces (POPS) in American cities offer significant benefits to tenants and surrounding communities, enhancing urban experiences in densely populated areas. These partnerships between private developers and municipalities create valuable public amenities where space is at a premium. Plaza33 in New York exemplifies this approach, transforming 17,700 square feet of former roadway into a thoughtfully designed pedestrian haven with October Glory red maples in marble planters that create both "slow" meandering spaces and a "fast lane" for efficient transit — all while overcoming significant constraints from the Penn Station infrastructure below.

Similar examples across the country demonstrate the versatility of these spaces. Chicago's River Park at THE MART offers a lush riverside venue with abundant alfresco seating and unique water access via its boat dock. San Francisco's Plaza at 555 California creates a cohesive urban oasis with red granite matching the adjacent "Triple Five" building, featuring bamboo, olive trees, and the renowned "Bankers Heart" sculpture. For office tenants, these spaces serve as extensions of working environments, providing informal meeting areas and break spaces that boost productivity and satisfaction while communities gain crucial green spaces, gathering spots, and cultural enrichment through thoughtful design and public art installations. As cities continue to evolve, these privately owned public spaces play an increasingly important role in shaping vibrant, livable urban environments for all.

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Sustainability Report 2024 57

Sustainability Report 2024  5958  Sustainability Report 2024 Path to Zero Waste* VORNADO HAS LED waste management best practices across our portfolio by implementing comprehensive organic waste collection programs throughout our in- service office properties. This initiative has achieved outstanding results, with a 59% waste diversion rate that has prevented 2,311 metric tons of food waste from entering landfills and avoided 14,140 MTCO2e. Beyond our tenants' successful adoption of food waste diversion programs, we foster company-wide participation in the journey to zero waste. Our corporate offices across all three operational regions — New York, Chicago, and San Francisco — have established internal composting programs and participate in annual zero-waste training sessions alongside our tenants, demonstrating our commitment to environmental stewardship at every level of our organization. Vornado maintains a comprehensive waste data tracking system, including annual waste audits across our commercial office portfolio and detailed monthly diversion reporting. Through rigorous data collection and analysis, we develop targeted programs that drive continuous improvement in our waste reduction initiatives. This data-driven approach enables us to measure progress, identify opportunities, and implement strategic solutions that advance our progress toward zero waste. 100% 10.9 97% access to our organics collection program, representing 27.1 million SF of our in-service office portfolio. million SF of tenant space participating in our organic waste diversion program. waste stream audits performed in our in-service office portfolio. Data Tracking** Vornado has established an ambitious target of 75% waste diversion from landfill and incineration by 2030. Our strategic approach to achieving this goal encompasses multiple tenant-facing initiatives, with particular emphasis on organic waste management. The cornerstone of our strategy focuses on increasing tenant participation in our organics program. We recognize that redirecting food waste — 40% of our waste stream — from trash to organics represents our greatest opportunity for impact. To further support this effort, Vornado continues to evaluate cutting-edge composting technologies designed to make workplace composting efficient and intuitive. Our data-driven approach leverages annual waste audits and comprehensive data collection to inform targeted tenant education and identify specific areas for improvement. This systematic analysis allows us to develop tailored strategies for our operations and tenant practices. Vornado’s engagement strategy includes multiple touchpoints throughout the year, featuring structured tenant roundtables, hands-on waste sorting demonstrations ("sort-a-thons"), and dedicated support during tenant onboarding. Our enthusiastic zero- waste consultants work directly with tenants to optimize their spaces for maximum waste diversion, resulting in measurable improvements across our portfolio. Through this coordinated approach that combines increased access to office composting, data analytics, and strategic tenant partnerships, we have established a clear pathway toward achieving our 2030 goal. Achieving 75% Diversion: Our Road Map to 2030 Our steadfast commitment to sustainability, amplified through strategic retailer partnerships, demonstrates the transformative impact of coordinated environmental action. In 2024, Office Hours at PENN 1 and PENN 2, alongside The Irish Exit at Moynihan Train Hall, achieved Oceanic Global's prestigious Blue 1-Star Seal certification. This distinguished recognition validates our comprehensive approach to environmental stewardship, which encompasses the systematic elimination of single-use plastics and the implementation of advanced waste management protocols. Certification Highlight: The Blue Standard GRI 2-24, 3-2, 306-1, 306-2, 306-3, 306-4, 306-5 Environmental  555 California Street has achieved TRUE Certification for Zero Waste by diverting more than 90% of the building waste from landfill. *Any information relating to forward-looking statements, targets, goals, progress against goals, and linked information was not subject to Deloitte & Touche LLP’s review or examination and, accordingly, Deloitte & Touche LLP does not express a conclusion or any form of assurance on such information. **This disclosure was not subject to Deloitte & Touche LLP’s review and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information. 555 CALIFORNIA STREET CAMPUS

Sustainability Report 2024  6160  Sustainability Report 2024 GRI 2-24, 3-2, 3-3, 303-1, 303-3, SASB IF-RE-140a.4 Water* VORNADO UNDERSTANDS the importance of conserving water and commits to reducing water consumption wherever possible. Our primary method of mitigating water risk is to reduce our water withdrawals and consumption. In 2020, Vornado committed to a 10% absolute reduction by 2030 below a 2019 baseline year, and for the year ending 2024, we increased that target to 30% while measuring a 36% reduction. Through advancing efficiency efforts, we have exceeded the goal every year starting in 2020. We will continue to measure our water consumption. Environmental Water Use Vornado’s real estate portfolio is concentrated in the urban centers of New York City, Chicago, and San Francisco. Our water consumption primarily stems from four key sources across our properties: potable drinking water, general plumbing facilities, HVAC systems, and specialized business operations, including food service establishments and fitness center amenities. We source water exclusively from municipal water systems and discharge through municipal sewer infrastructure. Agricultural water usage falls outside the reporting scope as it represents an insignificant portion of our overall consumption. The primary challenge in achieving our water reduction targets stems from limited control over end-user behavior. Several factors can drive increased consumption, including rising occupancy rates and extended operating hours, increased density of existing spaces, and expansion of water-intensive operations, particularly in retail spaces dedicated to food service or fitness facilities. Despite these challenges, we remain committed to our water conservation objectives and continue to implement strategic measures to reduce consumption while maintaining service quality for our tenants. Water Regulation Vornado faces increasing water-related regulatory obligations and associated costs across our operations. Our water expenses are driven by several key regulation factors: Infrastructure Requirements Municipal water and sewer infrastructure development and maintenance costs are regularly passed through to users, resulting in ongoing increases to our base water expenses. These infrastructure investments are essential to maintain service reliability and meet regulatory standards. Discharge Management We incur significant costs related to water discharge, including standard sewage treatment fees and specialized expenses for thermal management of discharged water to meet temperature requirements. These discharge standards help protect municipal infrastructure and support environmental compliance. Future Regulatory Considerations We anticipate additional regulatory requirements, particularly in stormwater management, across our operating regions. These emerging regulations may necessitate new infrastructure investments and operational modifications to ensure compliance. Financial Impact The combination of infrastructure costs, discharge requirements, and evolving regulations indicates a clear trend toward higher water-related operating expenses for the foreseeable future. This cost trajectory requires proactive management strategies to maintain operational efficiency while meeting all regulatory obligations. Building Infrastructure Plumbing Infrastructure Enhancement As part of our annual capital improvement process, we systematically upgrade restroom plumbing fixtures with low-flow alternatives during scheduled renovations. This ongoing modernization program ensures consistent progress in reducing water consumption across our portfolio. Leak Detection: These monitoring systems are strategically installed across critical water access points, including working pantries, cold water supply lines to hot water tanks, engine rooms, and all sprinkler systems. Local controls complement these detection systems to enable rapid response to potential leaks. HVAC System Optimization Our HVAC water efficiency program incorporates multiple water reduction and reuse initiatives. Key components include the following: Redirecting excess steam condensate to cooling towers to minimize sewer discharge Implementing more efficient mechanical systems in cooling tower operations Maintaining rigorous service schedules for chiller systems to ensure optimal performance Stormwater Management Innovation For new construction and redevelopment projects, we employ advanced stormwater management solutions. These include the following: Installing stormwater retention tanks that capture and repurpose water for irrigation and cooling tower operations Developing green roofs and terraces that naturally capture and filter stormwater Integrating sustainable design principles that minimize runoff impact Lease-Driven Provisions Vornado's lease structure promotes environmental stewardship through a dual approach: establishing high-performance, sustainably designed tenant spaces and creating an operational framework that empowers tenants to measure and manage their environmental impact. Our updated tenant fit-out guidelines incorporate enhanced standards for water- efficient plumbing fixtures, reflecting our commitment to resource conservation. These high-performance design requirements are formally codified in our leases and building regulations, ensuring consistent implementation across our portfolio. This structured approach helps maintain environmental standards while providing tenants with clear guidance for sustainable space development. Leak Detection To promote efficient resource allocation and ensure sustainable water management, Vornado implements comprehensive leak detection systems throughout our tenant spaces and building infrastructure. These monitoring systems are strategically installed across critical water access points, including working pantries, cold water supply lines to hot water tanks, engine rooms, and all sprinkler systems. Local controls complement these detection systems to enable rapid response to potential leaks. This proactive approach helps minimize water waste, reduce operational costs, and maintain the integrity of our water infrastructure while supporting our broader sustainability objectives. Water Stress Our properties face water-related environmental challenges typical of major urban centers. To assess and monitor these risks, we utilize authoritative resources, including FEMA's Flood Map Service Center and the World Resources Institute's (WRI) Aqueduct Water Risk Atlas. Our analysis reveals that approximately 16% of our portfolio operates in regions classified by WRI as having high or extremely high baseline water stress. This classification reflects areas where annual water withdrawals for agricultural, domestic, and industrial use approach or exceed sustainable levels. Geographic risk assessment indicates varying degrees of water variability across our markets. Our New York and San Francisco properties experience medium to high levels of interannual variability in water availability. Additionally, our San Francisco assets face medium to high seasonal fluctuations in water resources, requiring enhanced monitoring and management strategies. This comprehensive understanding of water- related risks enables us to implement targeted mitigation strategies and maintain operational resilience across our portfolio. *Any information relating to forward-looking statements, targets, goals, progress against goals, and linked information was not subject to Deloitte & Touche LLP’s review or examination and, accordingly, Deloitte & Touche LLP does not express a conclusion or any form of assurance on such information.

62  Sustainability Report 2024 People & Places As an employer, building owner, and landlord to thousands of business tenants, we are responsible for maintaining and improving the health of our indoor environments as well as communicating the value of our health and wellness programs with consistency and clarity to our stakeholders. Healthy buildings contribute to a healthy society and continue to be an important criterion for prospective tenants. We believe that consistent health programming and communications protocols create a responsible behavior framework for our employees, our tenants, and our visitors to consider elsewhere in their daily lives. 64 Tenant Engagement 68 Health & Wellness 69 Partnerships & Participation 70 Occupational Health & Safety 71 BMS & Green Cleaning 72 Community Development 74 Professional Development & Engagement 75 Learning & Development 76 Engagement at Vornado 78 Vornado Volunteers 80 Vornado Honors Sustainability Report 2024  63

People & Places

Tenant Engagement

GRI 2-6, 2-24, 2-29, 3-2, 3-3, 201-2, 306-1

CENTRAL TO OUR SUCCESS is our partnership-driven tenant engagement strategy. By fostering strong relationships with our tenants, we create opportunities for transformative projects that enhance building performance while promoting occupant health and wellness. This collaborative approach ensures that our sustainability initiatives deliver tangible benefits to our tenants, employees, and the broader communities we serve.

Our commitment to implementing consistent, portfolio-wide sustainability policies demonstrates our leadership in responsible property management and our dedication to creating lasting value for all stakeholders. Through this integrated approach, we continue to advance our sustainability objectives while maintaining the highest standards of operational excellence.


▸ More than 95% of Vornado tenants are submetered and have access to their space's electricity consumption in 15-minute intervals via an energy information portal.
THE PENN DISTRICT
VORNADO

Tenant Sustainability Roundtable
PENN 2 Town Hall

*This disclosure was not subject to Deloitte & Touche LLP's review and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.

14.5 Million
SF of direct tenant engagement in 2024*

8.8 Million
SF of Vornado's tenancy introduced to ENERGY STAR programs*

Fitwel Metrics*

36%
of buildings are certified under Fitwel programs

6 Million
SF certified under Fitwel MTWB

2.5 Million
SF certified under Fitwel MTBB

1.3 Million
SF certified under Fitwel STWB

Tenant Programming

Town Halls

▸ Hosted both virtually and in person, these forums allow the Vornado Sustainability Team and tenants to connect, discussing topics concentrated on waste diversion and recycling in addition to broader corporate Sustainability trends, regulatory updates, and best practices.

Annual Waste Audits

▸ By auditing a building's waste stream, we aim to identify key areas for waste diversion improvement. The results of the audit exercise are shared with our building managers and janitorial teams to drive positive change at the building level.

Sort-a-Thons

▸ Vornado Sustainability and our zero-waste partners host interactive on-site demonstrations to help tenants properly sort their waste and answer questions about zero-waste initiatives.

Energy Reduction Workshops

▸ Supported through the ENERGY STAR Treasure Hunt Program, workshops are used to identify tenant Energy Conservation Measures (ECMs) to reduce long-term energy use.

One-on-One Meetings

▸ All tenants are able to request one-on-one meetings with the Vornado Sustainability Team to discuss potential sustainable solutions in their space. Meetings are focused on waste, energy, and areas of interest specific to the tenant.

Tenant Roundtables

▸ Vornado enhanced its Tenant Roundtable events for 2024 to better serve tenant needs, offering two key sessions in New York City and one session each in Chicago and San Francisco. The spring session featured an interactive format where tenants engaged directly with Vornado's Sustainability Team. This event included an overview of sustainability goals; focused breakout sessions covering waste diversion, energy and carbon reduction; and reporting strategies, followed by a networking reception.

The fall Tenant Forum took a different approach, offering a self-guided experience where tenants could connect with industry experts from Con Edison, Common Ground Compost, Energy Spectrum, Veolia, and other vendors working in Vornado buildings to support current sustainability goals. This forum focused on practical sustainable solutions, covering topics such as retrofit incentives, HVAC optimization, air quality improvement, waste management, zero-waste initiatives, sustainable marketing, and energy and carbon data resources.

These events provide tenants with valuable opportunities to enhance their sustainability practices and reduce operational costs. Participants gain direct access to industry expertise and resources.

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Sustainability Report 2024  6766  Sustainability Report 2024 Digital Resources and Engagement LIVE. WORK. DO. app and Tenant Portal serve as comprehensive digital hubs for sustainability initiatives, providing access to essential contact information, ENERGY STAR performance metrics, organics collection protocols, and energy conservation strategies. These platforms facilitate engagement with environmental programs and upcoming events while delivering in-building communications and tenant feedback mechanisms. Space Design and Operations Tenant Fit-Out Guidelines emphasize sustainability requirements that deliver measurable environmental and economic benefits. These specifications incorporate advanced standards for energy-efficient lighting systems, HVAC equipment, and water conservation fixtures. This approach promotes sustainably designed tenant spaces while encouraging proactive carbon footprint management. Sustainability Contact Identification in Lease: Designated sustainability contacts are identified in leases when possible to establish clear accountability and communication channels between landlords and tenants. This requirement ensures direct pathways for implementing environmental initiatives, sharing performance data, and addressing sustainability concerns while streamlining the coordination of energy efficiency improvements and waste reduction programs. Performance Monitoring and Engagement Submetering infrastructure requires dedicated measurement for electricity consumption in office spaces exceeding 5,000 square feet, with additional water monitoring for high-usage tenants. This system enables transparent consumption- based billing and provides detailed monthly usage data through our digital platforms. Annual tenant comfort surveys, conducted as part of our LEED Certification program, establish direct dialogue regarding building performance metrics, with particular attention to thermal comfort and air quality standards. NYSERDA Real-Time Energy Management with Tenants NYSERDA qualifies vendors who are experts in delivering the highest-quality RTEM service for commercial office spaces. Vornado’s Sustainability Team became a registered service provider to identify tenant spaces and projects and provide support throughout the project — from incentive support to installation to continued monitoring and optimization. ENERGY STAR Tenant Space Recognition Vornado was the first to achieve ENERGY STAR Tenant Space Recognition and we recommend the program for tenants to acknowledge and communicate their sustainability efforts. Through the Vornado-hosted tenant roundtable presentations, we champion and present ENERGY STAR programs. Subsequently, we have engaged with some of our largest tenants by supporting their pursuit and eventual achievement of ENERGY STAR Tenant Space Recognition, aligning their office space to be energy efficient and sustainably operated, including separately submetered electricity with online access to their real-time data through a dynamic platform, efficient lighting and equipment, and establishment of their office procurement protocol to ensure sustainable attributes in their purchasing decisions. Environmental Programs and Events Vornado implements a strategic calendar of sustainability initiatives throughout the year: ENERGY MANAGEMENT PROGRAMS Tenant energy competitions in New York City and San Francisco promote efficient operational practices through structured challenges. Earth Hour raises awareness of energy consumption impacts through coordinated participation. Daylight Hour encourages natural light utilization and nonessential lighting reduction during peak daylight periods. WASTE AND RECYCLING INITIATIVES America Recycles Day features comprehensive zero-waste education and tenant engagement programs. Earth Day programming delivers targeted information on carbon footprint reduction strategies, including ENERGY STAR recommendations and waste management protocols. Tenant waste competitions in Chicago promote best practices and tenant education to improve diversion rates through structured challenges. CLIMATE ACTION Climate Week, established in 2009, serves as a premier sustainability summit. Vornado leverages this platform to deliver specialized energy, climate, and waste education programs in partnership with tenant organizations. Tenant Sustainability Roundtable Tenant Sustainability Roundtable People & Places / Tenant Engagement Tenant Outreach  Vornado participated in the 2024 NYSE Sustainability Leaders Summit to discuss our tenant engagement programs.  Vornado's Sustainability Team, and our partners, provide on-site training to tenants supporting the integration of composting practices, among other best sustainability practices.

People & Places

Health & Wellness

GRI 2-24, 3-2, 3-3



Tenant Sustainability Roundtable

Vornado performs annual IAQ testing and waste audits across our portfolio, helping to ensure healthy spaces for our tenants.

VORNADO'S COMMITMENT to occupant health and wellness extends beyond standard building operations through our comprehensive, multifaceted approach. Building upon our individual Fitwel certifications, we implemented and maintained the Fitwel Viral Response Module (VRM) certification to ensure superior health protocols across our properties. Our dedication to occupant well-being is demonstrated through regular tenant satisfaction and transportation surveys, which inform continuous improvements to our wellness programs.

Throughout our portfolio, we offer an extensive array of wellness amenities, including yoga sessions, community gatherings, subsidized fitness programs, organized walking groups, and strategic partnerships with local wellness providers. These initiatives are designed to promote both physical and mental well-being among our occupants.

Our rigorous environmental monitoring program includes biannual Indoor Air Quality (IAQ) testing that measures critical parameters, including carbon dioxide, carbon monoxide, Volatile Organic Compounds (VOCs), Particulate Matter, Temperature, and Relative Humidity. When measurements exceed acceptable thresholds, our specialists conduct thorough analyses, implement corrective measures, and perform follow-up testing to verify successful remediation. We are expanding our monitoring capabilities through the strategic deployment of IAQ monitoring systems across our properties.

To maintain superior air quality, all buildings are equipped with MERV 13 or higher filtration systems, sophisticated entryway control systems, and walk-off mats. Our commitment to environmental health extends to our cleaning protocols, exclusively utilizing certified green cleaning products. The entire portfolio maintains a strict smoke- and tobacco-free policy. Additionally, we implement a Comprehensive Water Management Plan that includes annual Legionella and domestic water testing to ensure water safety and quality throughout our properties.

Office Portfolio Accessibility Metrics*

Average Weighted Transit Score
99.7

Average Weighted Bike Score
85.6

Average Weighted Walk Score
98.3

*This disclosure was not subject to Deloitte & Touche LLP's review and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.

68 Sustainability Report 2024

Partnerships & Participation

GRI 2-24, 2-28, 3-2, 3-3

Our employees serve as members of and/or hold Board positions in organizations where we make meaningful contributions to sustainability issues in real estate. Our partnerships strategically address topics that include energy and water efficiency, climate policy, green building certifications, building electrification, zero-waste strategies and recycling, reporting frameworks, and sustainable operations and maintenance.

National

- ENERGY STAR Better Climate Challenge Partner
- EPA ENERGY STAR Partner
- Green Building Certification Inc. Board of Directors
- ActiveScore + ModeScore Steering Committee
- Urban Land Institute, Greenprint Center for Building Performance and Product Council
- NAREIT Real Estate Sustainability Council
- Real Estate Roundtable Sustainability Policy Advisory Committee
- Center for Active Design, Leadership Advisory Board

Regional

- New York Energy Consumer Council (Co-President of the Board of Directors and member of the Board of Directors)
- Real Estate Board of New York Sustainability Committee
- Building Energy Exchange — Board of Directors
- Urban Green Council (Program Committee)
- Retrofit Chicago
- Building Owners and Managers Association (BOMA) New York (Board of Directors), Chicago, and San Francisco
- Regional Plan Association (Board)
- Young Men's/Women's Real Estate Association (Board)
- AIA Committee on the Environment (COTE) Zero-Waste Design Guidelines Advisory Board
- NYC EDC Green Economy Advisory Council
- NYC DoB LL97 Mobilization Task Force for Building Owners and Managers
- ULI NY Climate & Sustainability Council
- ULI NY Advisory Board

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Sustainability Report 2024  7170  Sustainability Report 2024 People & Places BMS, Vornado's cleaning services provider, demonstrates a strong commitment to environmental stewardship through sustainable operations and resource management. Our industry- leading green cleaning program has maintained prestigious CIMS-GB with honors and GS-42 certifications since 2014, ensuring a healthy indoor environment for all tenants. This commitment extends throughout our supply chain, where BMS and Vornado's janitorial partners achieved 79% sustainable purchases in 2024. Through focused initiatives, we continuously work to increase the use of recycled materials, improve operational efficiency, and reduce waste across all aspects of our business. Certification Highlight: Cleaning Industry Management Standard (CIMS) - Green Building Certification CIMS-GB certification represents a prestigious achievement in the cleaning industry, demonstrating excellence in both operational performance and environmental stewardship. By earning this certification, BMS has proven its mastery of rigorous cleaning management standards while embracing sustainable practices. The initial certification process required BMS to implement comprehensive green cleaning protocols, from the careful selection of eco-friendly products to the development of precise chemical handling procedures. Our staff undergoes extensive training in sustainable cleaning techniques, ensuring these environmentally responsible practices are executed with consistency and precision. BMS has been CIMS-GB certified since 2014. GRI 2-6, 2-8, 2-24, 3-2, 3-3, 303-1, 306-1, 404-1, 413-1, 416-1 Occupational Health & Safety BMS AND VORNADO have implemented a comprehensive workplace health and safety program to proactively identify, assess, and mitigate potential hazards. This multifaceted approach reflects our understanding that effective safety management directly correlates with employee well-being, operational efficiency, and organizational success. Through systematic risk assessment and prevention strategies, we maintain a workplace environment that promotes safety awareness and productivity. Our commitment to occupational health and safety has demonstrated clear business value through reduced absenteeism, enhanced employee engagement, and sustained operational excellence. Safety Training Our accident prevention training adheres to OSHA guidelines and encompasses critical areas, including slip-and-fall prevention, chemical handling, electrical safety, fire protocols, and environmental hazard management. This training ensures our workforce maintains the highest safety awareness and preparedness standards. Personal Protective Equipment (PPE) To protect our frontline personnel, we provide extensive Personal Protective Equipment (PPE) suitable for various operational scenarios, from routine chemical handling to pathogen exposure prevention, including COVID-19 protocols. Annual training sessions ensure proper PPE usage, emphasizing correct donning and doffing procedures. Safety Stations Our strategically placed safety stations serve as centralized access points for essential safety resources. These stations house personal protective equipment, comprehensive Safety Data Sheet (SDS) documentation, procedural guidelines, emergency response equipment, and regulatory-compliant disposal systems for sharps and blood-borne pathogens. This consolidated approach ensures immediate access to critical safety materials when needed. Pathogen Safety Our pathogen safety protocols reflect a thorough prevention-focused approach. Staff receive comprehensive pathogen training covering epidemiology, transmission vectors, exposure prevention strategies, and emergency response procedures. This training emphasizes practical application across various operational scenarios, ensuring our team can respond effectively to potential exposure situations. Job Hazard Analysis (JHA) The Job Hazard Analysis (JHA) process represents our systematic approach to risk management. Through detailed assessments of engineering and janitorial operations, we identify potential hazards and implement appropriate control measures. This analysis integrates engineering controls, workplace modifications, and administrative procedures to minimize risks and establish appropriate PPE requirements for safe task execution.BMS Employee Health & Safety Program 70 100% 12 78 BMS supervisors and senior- level staff trained in GS-42 green cleaning standards. of active BMS employees trained monthly in compliance with OSHA standards. hours of training, per employee, annually. hours of safety checks in 2024. 2024 Supply Purchase Impact Chemical-Use Reduction = 2,422 gal from chemical-free floor scrubbers Water-Use Reduction = 600,158 gal from chemical-free floor scrubbers Packaging Reduction = 226 tons from chemical concentrates Janitorial Products = 100% are assessed for health and safety improvement Purchased 38,476 cases of paper products, including 626,287 pounds of recycled paper products, which represents 1,033 cubic yards of landfill space saved. By purchasing liners with post- consumer recycled content, BMS reduced emissions by 81.2 tons of CO2e in 2024. BMS & Green Cleaning GRI 416-1

Sustainability Report 2024  7372  Sustainability Report 2024 5 Sustainability as a Key Driver GRI 2-24, 3-2, 3-3 Community Development The 555 California Street campus in San Francisco, California, is a three- building complex that includes a 52-story skyscraper and a glass pavilion known as “The Cube.” The complex is located in the Financial District and is one of the most recognizable towers on the West Coast. An interconnected complex of distinct buildings — 555 California Street, 315 and 345 Montgomery Street — is seamlessly joined by a newly modernized concourse and vast outdoor space. Vornado has expanded our Live. Work. Do. and tenant amenity program to the campus, which includes activated outdoor space, a redesigned and leased Concourse, and an auditorium to host tenant events. The Institute of Contemporary Art San Francisco recently moved into the Modernist building known as “The Cube,” part of the 555 California Campus. The museum has breathed new life into the five- story building and expanded the intentional community building and commitment that Vornado has to San Francisco and the campus. The museum, which offers free admission and keeps no permanent collection, has a reputation for showcasing both Bay Area-based and internationally renowned artists. ART on THE MART —  Illuminating Public Art  Founded in 2018, the program is a result of a 30-year commitment by THE MART owner, Vornado Realty Trust, in close collaboration with the City of Chicago, with a shared goal to provide public access to innovative contemporary art to the thousands of visitors traversing the Riverwalk each day. ART on THE MART brings cutting-edge video mapping techniques to Chicago’s Riverwalk, displaying projections of contemporary art across the 2.5-acre facade of THE MART, the largest privately held commercial building in the United States, internationally recognized as a global innovator in culture, design, and technology. ART on THE MART presents pioneering moving image work by renowned local, national, and international interdisciplinary artists. The program has commissioned work by celebrated names like Derrick Adams, Charles Atlas, Nick Cave, Barbara Kruger, and more, alongside projections by Chicago-based artists and local partner organizations, from the Art Institute of Chicago and the Adler Planetarium to the Chicago Black Dance Legacy Project and Chicago Public Schools. ART on THE MART amplifies the expressions of the broadest range of artists and partners to realize the power of public art and inspire positive community engagement along the river, throughout Chicago, and beyond. Projections are visible from Wacker Drive and along the Riverwalk. The platform is free and open to the public nightly, nine months per year, from April through December. 555 California Street Campus People & Places  Vornado is providing the ICA at "The Cube" with free rent and utilities for two years to promote and activate the community. THE PENN DISTRICT, the most accessible New York City neighborhood in the heart of Manhattan, has been transformed into a sustainable campus of best-in-class office, retail, food and beverage, and open spaces. Vornado has completed a $2.4 billion transformation of the neighborhood to include over a half mile of new sidewalk paving, over two acres of green space and open-air plazas, and 73,000 SF of outdoor tenant space. The Farley Building, PENN 1, and PENN 2 have undergone significant renovations resulting in a cohesive and collaborative destination focused on health, wellness, hospitality, and accessibility. The entire district has 100% zero-carbon electricity. PENN 1 underwent a full-building window replacement with triple-pane glazing and new amenities offerings to include community space, a fitness center, restaurants, and conference areas, while PENN 2 was completely reclad with a high-efficiency modern curtain wall and new mechanical equipment, as well as new tenant amenities to be shared in concert with PENN 1. PENN 2 was delivered as a carbon-neutral property. Tenants seek community, amenities, culture, and flexibility in their workspaces. Vornado has a distinct advantage to share in THE PENN DISTRICT alongside the infrastructure and technology advancements that will exceed these evolving expectations. A robust curriculum of engaging programming across physical and digital spaces alike provides access to topics in health and wellness, education, entertainment, and culinary industries. We engage audiences to participate and collaborate through curated content and activations, and we encourage tenants to share their interests. Full live streaming capabilities allow for connectivity across the campus, and our retail partners offer opportunities for tenants to partake in special events. THE PENN DISTRICT The Institute of Contemporary Art San Francisco

People & Places

Professional Development & Engagement

GRI 2-24, 2-25, 3-2, 401-2

Workforce


Volunteering at Breaking Ground

▸ Volunteering at Breaking Ground is an annual activity, with participation from all Vornado departments.

OUR EMPLOYEES are the foundation of our business. We provide training and education, promote career and personal development, and encourage innovation and engagement to foster their talent and growth. Vornado upholds strict policies against bribery and corruption, child labor, and forced or compulsory labor. Any trustee, officer, or employee who becomes aware of any existing or potential violation of Vornado's Code of Ethics is required to notify their Code of Ethics contact person promptly. Violations may be reported anonymously, and all communications will be kept confidential. Our Code of Business Conduct and Ethics is found on our website at www.vno.com/governance/conduct-and-ethics. Our policies, including our Grievance policy, are found in our employee handbook, which our employees must review and acknowledge.

Employee Health & Benefits

Financial

- 401(k) and Employer Match
- Tuition Reimbursement
- Employee Referral Bonus
- Commuter Benefits
- Cellular Discounts

Parental Benefits

- Dependent Care Flexible Spending Account
- Maternity and Parental Leave
- Adoption/Surrogacy/IVF Stipend

Work/Life Balance

- Employee Assistance Program
- Paid Time Off & Elective Holiday
- Summer Fridays
- Vornado Day of Service
- Flexibility to encourage employees to find better balance while supporting the critical need for in-person collaboration in the office

Health and Wellness

- Medical, Dental, and Vision Coverage, including Telemedicine
- Health Savings Account
- Life Insurance
- Short-Term and Long-Term Disability Insurance
- Health-Care Flexible Spending Account
- Subsidized Gym Memberships
- Health and Wellness Fairs
- In-Workplace Vaccinations
- CPR Trainings
- Wellness Incentives
- Workplace Walking Challenge Program via WalkingSpree
- Pet Insurance

Employee Training

- Anti-Harassment
- Cybersecurity
- Excel Training
- Continuing Education Through Building Owners and Managers Association (BOMA), IUOE Local 94, Local 32BJ, and the NYU Schack School of Real Estate
- Green Professionals (GPRO) Training, Administered by Urban Green Council

Events

- JP Morgan Corporate Challenge
- Various Employee Appreciation Gatherings and Events
- Holiday Parties
- Climate Week
- Earth Day
- ALA Stair Climb Career Day
- School Supply Drive
- Food Drive
- Toys for Tots

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Learning & Development

Continuing Education

▸ Vornado has a strong commitment to creating an environment in which employees can develop their strongest potential. Employees are encouraged to seek opportunities — both inside and outside the organization — that provide experiences that allow them to build on existing skills and explore new job-related areas of interest. This includes attending conferences, professional seminars, and meetings, and participation in professional associations. Employees are also eligible for yearly tuition reimbursement to pursue studies related to their role.

Mentoring & Internships

▸ As a business leader in one of the most diverse markets in the world, Vornado has a responsibility to enhance opportunities within our organization. Every year, we work with the Partnership of New York City to host high school students at PENN 1 for Career Discovery Week. This program provides the students with meaningful exposure to both the diverse career opportunities available within the city and the skills and knowledge required to prepare for them.

Along with offering robust summer internship opportunities to students, Vornado partners with the Department of Youth and Community Development through the Ladders for Leaders Program to give interns a unique opportunity to explore their career and educational interests.

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Sustainability Report 2024  7776  Sustainability Report 2024 Diane Fraticelli Paralegal I grew up in New York City. Vornado has now also been my home for 25 years. Over the course of my time here, I have been encouraged to grow and to explore any opportunities that have been presented to me. It is the commitment of our team members to excellence along with the other people within Vornado that help us to achieve the vision that is set before us. I am so very grateful that I work with such a supportive, talented, and hardworking team. And one of the best parts is that the tangible legacy of Vornado is all around us. Just take a walk and you’ll see. Engagement at Vornado Our employees are our greatest asset. In their own words, here’s what they had to say about their journeys working at Vornado. Diane Fagan Property Manager I always knew I wanted a career in property management and was fortunate to start my career at Vornado. The ability to obtain my Master of Science from NYU coupled with learning from the depth and breadth of our in-house teams have provided exactly what I was looking for to grow and develop. One truly memorable and special moment was during a holiday party when Mr. Roth introduced me to the entire organization to say what a wonderful job I had done in taking over as Property Manager at 888 7th Avenue when we bought the building. Lily Chen Tax Supervisor I’ve built my career at Vornado because of the incredible learning opportunities and the supportive team I get to work with every day. I was honored to be recognized as Employee of the Year in 2024. It was incredibly rewarding to have my hard work and dedication acknowledged. This recognition reinforced my passion for what I do and my appreciation for the supportive and collaborative environment at Vornado. I’m grateful to be part of such an incredible team. Vornado’s commitment to excellence and innovation, along with its strong leadership, makes it a place where I continue to thrive and develop my expertise. Daniel Martinez Vice President, Hospitality Choosing to work at Vornado was a strategic decision that aligns with both my professional aspirations and personal values. As an industry leader in real estate and hospitality, Vornado offers unparalleled opportunities for growth, innovation, and impact. It’s their commitment to community development and enhancing the city’s infrastructure means that my work has a direct positive impact on the place that my family has always called home. Working at Vornado is more than just a career move, it’s an opportunity to be part of something bigger, benefiting not just myself but my family and the future of the world’s greatest city. Megan Yusko Property Manager I began my career with Vornado right out of college as an intern and have been provided incredible opportunities to advance my career since then. Something that I think is unique to Vornado is that the culture really encourages collaboration with colleagues at all levels, and Senior Managers are always willing to take the time to help and teach, which is something I really value and appreciate. And in my time here, I have been able to watch THE PENN DISTRICT come to life. Being a part of the transformation of both PENN 1 and the DISTRICT has been an incredible experience. Patti Jaglinski Tenant Relations Manager, The MART THE MART is such an iconic building, and I quickly realized the immense square footage was not the only larger-than-life thing about THE MART; it was also the community within. One of my favorite memories of working at THE MART/ Vornado is our first Breakthrough T1D Real Estate Games. As a Type 1 Diabetic, it meant a lot to me personally to have my company involved. Everyone got involved, which led to over $23,000 raised, and our team won top fundraiser. I am making my career at THE MART/Vornado because it’s a community I enjoy being part of and feel that I can have a positive impact. People & Places GRI 3-2

People & Places

Vornado Volunteers

GRI 2-24, 3-2, 3-3, 413-1

Vornado supports volunteerism that enhances and serves the communities in which we live and work. Through employee engagement and social impact assessment, Vornado Volunteers identify local community organizations focused on economically and socially disadvantaged populations, environmental restoration and protection, and health and wellness. Some of those efforts include the following:



▸ For the first time in 2024, Vornado staff participated in 9/11 Day.

Volunteering at 9/11 Day

Breaking Ground

▸ We have partnered with Breaking Ground to provide intervention and support services for the homeless population around THE PENN DISTRICT. Michael Franco, Vornado's President and CFO, has been a Breaking Ground Director since 2012 and its Chairman since 2015. Breaking Ground professionals work on-site to provide those in need with access to benefits, medical care, mental health care, substance abuse support, and other resources to bring them onto a path toward stability.

Project Cicero

▸ Project Cicero is a nonprofit annual book drive to help under-resourced New York City public schools create and enhance classroom and school libraries. We store the accumulated books at Penn 11 throughout the year and host the book fair with employee volunteers.

9/11

▸ The mission of 9/11 Day is to inspire millions of Americans and others to rekindle the remarkable spirit of unity and compassion that arose in the immediate aftermath of 9/11 and to perform good deeds and other acts of service in tribute to the 9/11 victims, survivors, first responders, and members of our military who bravely rose in service in response to the attacks. In New York City, 6,000 volunteers come together to pack 2 million meals for individuals and families facing food insecurity in the local community. The meals are donated to and distributed by City Harvest and the Food Bank For New York City.

Sharebite

▸ We have partnered with Sharebite, a minority-founded and minority-owned business that acts as a meal benefit platform. For each meal purchased, Sharebite donates a meal through organizations such as Feeding America and City Harvest. Since 2021, 20,008 meals were donated based on meals purchased by Vornado employees.

Jersey Cares

▸ We continue to support Jersey Cares, a nonprofit that partners with local organizations to address community needs. This year our employees volunteered at a community food bank packing meal kits for families in need, led a cleanup effort at Branch Brook Park, and put together "giggle bags" for children admitted for long-term hospital stays.

Central Park Conservancy

▸ Vornado donates to, and our employees volunteer for, the Central Park Conservancy, which relies on its volunteers to help keep the park beautiful for all to enjoy. Volunteers paint benches, plant ground cover, rake leaves, and clear plant beds.

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People & Places

Vornado Honors

GRI 2-24, 3-2



2024 Metamorphosis Awards, 1st Place Mixed Use
THE MART

THE MART, constructed in 1930, has been known and recognized internationally as an icon of innovation and design for nearly 100 years. As one of Chicago's most significant and iconic historic buildings, THE MART has been brought into the 21st century with revitalized amenity spaces, circulation and public areas, gathering and workspaces, and an impressive exterior plaza space. The resulting destination is a hub for community engagement that attracts and retains a new ethos of how we work. This renovation ensured that THE MART will enter its second century of existence as an active, viable part of the urban fabric.

Better Practice Award

In 2024, Vornado received a Better Practice Award from the U.S. Department of Energy's Better Buildings Initiative. These annual awards celebrate groundbreaking and industry-leading achievements in advancing and promoting sustainable management practices, principles, and procedures. Vornado earned this distinction by achieving a 64% waste diversion rate across our portfolio and subsequently setting an ambitious goal to expand composting programs to 85% of our office portfolio by 2025. By September 2023, we had already exceeded this target, implementing organics programs across 100% of our office spaces covering over 34 million square feet.

2024 Health Workforce Designation
Silver Recipient

Vornado is the recipient of Cigna's Healthy Workforce Designation at the Silver level. This was awarded based on senior leadership that is supportive of the Cigna well-being program, communications around the well-being program, and implementing worksite policies and accommodations to create a safe and healthy workspace.

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BOMA Mid-Atlantic Conference 2024
Historic Building PENN 11



REBNY Security Professional of the Year
Maurice (Mo) Campbell

Recognizes a union security professional who works at the building level and has demonstrated a commitment to building safety during a variety of challenging circumstances.



REBNY Rising Star Award
Jeff Kurtz

Recognizes a REBNY member new to the industry who has already made an impact as a great commercial manager.



BOMA New York Renovated Building of the Year
PENN 1



BOMA International Emerging Leadership Scholarship
David Schachter

The J. Michael Coleman Scholarship from BOMA International supports emerging professionals in commercial real estate. The scholarship includes registration and travel costs for the BOMA International Conference & Expo.



BOMA Scholarship
Kyle Supran

Established in 1988, the BOMA New York Scholarship Program provides financial assistance toward a BOMI designation to students enrolled in BOMA NY educational programs.

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82  Sustainability Report 2024 Governance 84 Governance 85 Supply Chain 86 Climate-Related Strategy & Analysis 90 Materiality Assessment 92 Risk Management 94 Technology & Cybersecurity 97 Board of Trustees Sustainability Report 2024  83

Governance

Governance

GRI 2-9, 2-10, 2-12, 2-13, 2-14, 2-24, 3-2, 3-3

OUR LEADERSHIP IS COMMITTED to evaluating and disclosing climate-related risks material to our business. We institute a top-down approach for the ongoing assessment and management of climate-related risks, which includes the execution of tasks throughout all levels and divisions of our business. Our Board receives regular updates on sustainability topics from the Vornado Executive team. Our Corporate Governance and Nominating Committee oversees sustainabilty matters, including climate-related risks and opportunities.

The Corporate Sustainability Team helps to set company-wide priorities and serves as the liaison to the Board on climate-related risks and opportunities. While responsibilities are integrated throughout the company, the Chief Sustainability Officer and team oversee the management of climate risks along our properties' acquisition, development, operation, and disposition stages. Through direct interaction within various divisions, the Sustainability Team continually evaluates transitional, physical, financial, and legal risks and opportunities.

Corporate Policies

Vornado has placed many of our policies on our human capital programming and policy commitments as well as sustainability resources on our website. These can all be found at www.vno.com/sustainability. The following are some of the posted policies and resources:

- Environmental Sustainability Policies & Procedures
- Vendor Code of Conduct
- Philanthropy
- Human Capital Management
- Human Rights
- Occupational Health & Safety Policy and Program
- Retail Tenant Waste Best Practices
- Sustainability Tenant Organics Guidelines
- Sustainability Tenant Best Practices


In 2024, Vornado became the first owner and operator in the U.S. to achieve 100% LEED certification across our portfolio.
100% LEED Certified Celebration

(Left to Right) Michael Franco, President & CFO, Vornado Realty Trust; Lauren Moss, SVP & Chief Sustainability Officer, Vornado Realty Trust; Elijah Hutchinson, Executive Director, Mayor's Office Climate and Environmental Justice; and Peter Templeton, President & CEO, U.S. Green Building Council and GBCI

Supply Chain

GRI 2-6, 2-23, 2-24, 3-2, 3-3, 306-2

AS A COMPANY that values sustainability, it is important that we encourage our vendors to value the same standards we hold ourselves to. Vornado's purchasing policy dictates that we aim to only buy environmentally safe and certified products for cleaning and maintenance. It is important to Vornado that we ensure we get the materials we are looking for while also improving the communities we work in.

Vendor Code of Conduct

We require that our suppliers comply with Vornado's Vendor Code of Conduct. In addition to conveying our requirements on business ethics, integrity, and antibribery, we require our suppliers to comply with applicable laws and regulations. Our full Vendor Code of Conduct can be found at www.vno.com/sustainability.

Vendor Integrity Program

We actively monitor our suppliers' compliance with our Vendor Code of Conduct and perform audits of our supply chain through our Vendor Integrity Program (VIP). Vendors are subject to review every three years. More information can be found at www.vno.com/sustainability.

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Governance

Climate-Related Strategy & Analysis*

GRI 2-23, 2-24, 3-2, 3-3, 201-2

In 2024, to better understand the impact of climate-related risks and opportunities, we conducted a qualitative scenario analysis of our assets and operations. Quantitative impacts of these risks and opportunities may be considered in the future. A comprehensive list of 192 climate-related risks and opportunities was initially compiled, informed by Vornado's previous climate scenario analysis, industry research, peer benchmarking, and guidance from external technical consultants. Internal stakeholder input from executive management across all our teams prioritized risks and opportunities into a list of six for further qualitative scenario analysis.

Task Force on Climate-Related Financial Disclosures (TCFD) Index**

Vornado's TCFD Report can be found at https://www.vno.com/vornado-tcfd-report/2024

Sustainability Governance .... pg. 10-11
Risk Management .... pg. 92-93
Goals & Progress .... pg. 18

THE ANALYSIS EXAMINED two potential future scenarios: a "low-carbon economy" (LCE) based on the Intergovernmental Panel on Climate Change (IPCC) Representative Concentration Pathway (RCP) 2.6 and a "high-carbon economy" (HCE) based on RCP 8.5.

The analysis was conducted over three time horizons to align with the selected scenarios and to inform different types of decision-making across the company. We assessed the following risks and opportunities through a broad lens, leveraging data and research unique to Vornado and available to the public through widely used climate scenario data providers.

Physical Risks and Opportunities: Scenario Analysis

Risk/Opportunity	Scenario	Description
Acute Physical Risk: Increasing frequency of extreme weather events could lead to increased insurance costs and reduced availability of insurance.	HCE	In the medium- and long-term, increasing frequency of extreme flooding events in New York, Chicago, and California could lead to higher insurance premiums, reduced availability of insurance, and therefore potentially higher out-of-pocket costs. In the short-term, impacts are more limited.
	LCE	Under all time horizons, extreme weather events may cause occasional flooding and damage. Insurance coverage will likely prevent significant financial losses and/or disruption to operations.

We began using the Risk Factor™ tool in 2023 to assess physical climate risk scenarios of our in-service office building stock. Results include event type, risk level, timeframe, and cost, all of which are generated through scientific-based models using validated, peer-reviewed resources. Scores are based on a scale ranging from 1 to 10, where 1 is minimal and 10 is extreme.

Vornado's office portfolio risk scenarios as evaluated by Risk Factor™

Risk Factor	Score	Description
Heat Factor®	6	A nationwide spatial temperature model that shows a specific location's exposure to extreme heat events based on the surface temperature, topography, land cover, and humidity in the surrounding area.
Fire Factor®	1	A nationwide fire-behavior-based wildfire model that shows a specific location's probabilistic risk of wildfire based on vegetation, topography, and likely weather.
Flood Factor®	3	A nationwide model that allows us to determine the potential flood risk from rain, streamflow, sea level rise, tide, and storm surge for any location.
Wind Factor™	5	Focused on how climate change is impacting wind risk to structures within the U.S. Changes to hurricanes' intensities and their distribution are forecast to be the largest impacts of climate change on wind risk.

Environmental risk data is provided by Risk Factor™, a product of First Street Foundation®. The Risk Factor models are designed to approximate risk and not intended to include all possible scenarios.

*Any information relating to forward-looking statements, targets, goals, progress against goals, and linked information was not subject to Deloitte & Touche LLP's review or examination and, accordingly, Deloitte & Touche LLP does not express a conclusion or any form of assurance on such information.

**For more information on our climate-related strategy & analysis program, please reference the TCFD Index, as well as, Sustainable Development, including Resilience and Adaption sections and the SASB Disclosure on climate change risk, all within this 2024 Sustainability Report and our 2024 proxy statement.

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Governance / Climate Risk & Adaptation

Transitional Risks and Opportunities: Scenario Analysis*

Risk/Opportunity	Scenario	Description
Policy and Legal Risk: New and emerging regulations relating to climate and building performance standards and disclosure (e.g., NY LL97, CA SB-261, CA AB-802 and US SEC Climate Rule) could lead to potential increases in compliance costs.	HCE	Under all time horizons, gradual increases in regulatory requirements may lead to minor compliance costs and operational disruptions.
	LCE	Under all time horizons, moderate compliance costs and operational disruptions may be incurred from stringent disclosure of regulatory requirements and enforcement.
Market/Technology Risk: Grid decarbonization could lead to increased utility costs.	HCE	In the short-term, prices of electricity and steam may rise as a result of minor grid decarbonization measures or general rate increases from utility companies. Minor increases in prices resulting from decarbonization investments in the medium- and long-term may be limited to only projects currently being implemented.
	LCE	In the short- and medium-term, grid decarbonization investment costs by utility companies or the government may be passed on to Vornado through minor increased costs of electricity and steam. In the long-term, decarbonization may lead to significantly higher steam and electric generation costs.
Market/Technology Risk: Grid decarbonization could lead to increased utility costs.	HCE	Under all time horizons, minor energy efficiency measures may have associated capital expenditure requirements and a positive return on investment from associated costs.
	LCE	In the short- and medium-term, building upgrades and retrofits may result in additional capital expenditure, with a positive return on investment from associated costs. Long-term impacts are expected to be lower given the majority of the grid's decarbonization should have occurred by 2040.

Risk/Opportunity	Scenario	Description
Market/Products and Services Opportunity: Responsible and green (re)development practices could lead to increased tenant attractiveness and/or confidence from stakeholders (e.g., investors).	HCE	Under all time horizons, potential tenants may indicate a slight preference toward green development and may choose Vornado properties under an "all-else-equal" scenario.
	LCE	In the short-term, green buildings may continue to factor into some tenants and investors preferences. In the medium- and long-term, green buildings will likely become an increasingly important factor in tenant and investor decisions, making green development a competitive advantage for Vornado.
Energy Source/Resource Efficiency Opportunity: Increasing building energy efficiency and energy storage could lead to improved tenant retention, lower utility costs, increased resilience against extreme weather events, and increased regulatory compliance.	HCE	Under all time horizons, building energy efficiency and energy storage may lead to slight increases in tenant retention, resilience, and lower utility costs.
	LCE	In the short-term, investors and tenants may display potential interest toward energy efficiency and storage. In the medium- and long-term, tenants may demonstrate that efficiency is a key concern, utility costs may decrease, buildings may demonstrate slightly better resilience during flooding events, and Vornado may be able to better comply with emerging regulations. There may be incentives across all time horizons associated with green energy purchasing from utility companies and government.

*Any information relating to forward-looking statements, targets, goals, progress against goals, and linked information was not subject to Deloitte & Touche LLP's review or examination and, accordingly, Deloitte & Touche LLP does not express a conclusion or any form of assurance on such information.

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Governance

Materiality Assessment

GRI 2-29, 3-1, 3-2, 3-3

At Vornado, sustainability and resilience are important lenses through which we view all projects at any scale. Our strategy focuses on sustainable development, carbon neutrality, operational efficiencies, human health, minimizing resources, and climate change adaptation.


Succession Planning
Energy, Water, and Waste Management
Sustainable Development and Embodied Carbon
Climate Change Risk and Mitigation
Regulation and Disclosure
Health and Wellness
Board Engagement on Sustainability
Net-Zero Transition and Scope 3 Emissions
Community Impact
Importance to Stakeholders
Impact on Business Success

Stakeholder Group	Nature of Engagement	Frequency of Engagement	Key Topics and Concerns in 2024	2025 Plans
Our Tenants	Active relationship through our property management teams; meetings and discussions on tenant environmental performance; Climate Week and Earth Day campaigns; sustainability roundtables and on-site waste training and webinars.	Daily (property management); as needed (in-person meetings, trainings, and engagement for climate events); quarterly (roundtable/ webinars).	Emissions Calculations; Energy, Water, and Waste Management; Local Laws; Community Impact; Health and Wellness.	Continue to engage regularly with tenant roundtables; increased one-on-one tenant engagement to align sustainability goals through operational improvements.
Our Investors	Conference calls to discuss corporate governance and sustainability issues. Discussions include Vornado's Lead Trustee; President and Chief Financial Officer; Chief Administrative Officer; Corporation Counsel; and heads of Investor Relations, Human Resources, and Sustainability. Conducted calls with investors representing ownership of at least 40% of all outstanding shares.	Annually or more frequently as requested. Total investors reached represent over 40% of all Vornado's outstanding shares.	Succession Planning; Long-term Net-Zero Transition; Embodied Carbon Targets; Climate Risk and Local Law Exposure.	Respond to investor topics and concerns, including TCFD and net-zero planning, local law exposure, and SEC requirements.
Our Board	Sustainability updates to the Board by the President and Chief Financial Officer; presentation from the Chief Sustainability Officer.	Quarterly (from Chief Financial Officer); annually (from Chief Sustainability Officer).	Operational Optimization and Local Law Exposure; Financial Performance; Net-Zero Transition.	Continue to review our progress and goals with Board to ensure targets are met.
Our Employees	Informal and frequent check-ins on environmental performance; in-person or virtual meetings; support for community involvement and volunteering; employee surveys.	Weekly (informal engagement); annually (in-person meetings).	Health & Wellness, Community Service, Professional Development, Engagement & Work/ Life Enhancements	Continue to develop employee-focused and employee-led programs.
Our Communities	Active membership and partnerships in community and government organizations focused on civic and environmental issues.	Monthly or more frequently (per meeting schedule).	Benefits & Development; Net-Zero Transition; Energy, Water, and Waste Management; Community Impact; Biodiversity, Climate Change Risk, and Mitigation; Sustainable Development.	Continue to develop sustainability programs for PENN DISTRICT, and continue to expand throughout Vornado, inclusive of net-zero program focused on impact, nature, and climate change risk.

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Governance

Risk Management

GRI 2-24, 3-1, 3-2, 3-3

RESULTS of the climate-related scenario analysis are integrated into Vornado's Enterprise Risk Management framework and inform the risk profiles of our properties and investment strategy. The Risk Committee works with input from leadership and each of Vornado's divisions annually to review risk management procedures.

An Internal Audit Risk Assessment ("Risk Assessment"), which highlights future changes in the risk profile of the business that need to be addressed, is conducted as needed. The results of the Risk Assessment are incorporated into an Internal Audit Plan that assigns each identified risk a high, medium, or low score across various risk factors and topics. Risk Assessments are presented to the Board Audit Committee in the beginning of the year. If approved, the plan is then executed, the risks are monitored, and assessments are performed at the direction of the Risk Committee.

The Sustainability Team and other business units actively manage and monitor topics, leveraging the internal audit plan, metrics and targets, and management and stakeholder feedback throughout the year. Risk is factored into decision-making at every level of our operations, from the acquisition of new assets to the design of renovations that improve the experiences of Vornado tenants. Vornado is responsive to the risks and opportunities considered in the scenario analysis given Vornado has the capacity to adapt our strategy and capital allocation across each time horizon and include the consideration of climate risk and the opportunity at each stage of the property life cycle.

> "The Corporate Governance and Nominating Committee of Vornado's Board of Trustees is assigned **with oversight of sustainability** matters, which includes climate change risk."

Risk Identification

Inputs

- Conduct risk workshop with the Risk Committee to discuss risk landscape of the business and how it relates to strategic initiatives, emerging risks, and corresponding mitigating activities
- Interviews with stakeholders
- Business objectives, organizational goals, and strategic initiatives
- External perspectives, industry trends

Strategic

Financial

Operational

Technology

Legal/Regulatory/Compliance

Assessment & Prioritization

Risk Factors

Potential Impact

Probability of Occurrence

Management & Monitoring

Internal Audit Plan

Focus Areas

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Sustainability Report 2024  9594  Sustainability Report 2024 Technology & Cybersecurity Cybersecurity VORNADO IS COMMITTED to rigorous cybersecurity standards with a comprehensive strategy to safeguard our data and computing environment. We collaborate with third-party services for continuous 24/7 network monitoring and vulnerability scans, ensuring our cybersecurity is consistently updated and prepared for emerging threats. In addition, we support and supplement our cybersecurity efforts with physical security to further protect and maintain the network and computing equipment that allow us to operate our assets efficiently. We believe strongly in educating our employees by utilizing both online cybersecurity education and performing phishing campaigns to understand areas of additional educational need. Our distinct IoT and corporate networks enhance data and access segregation. Furthermore, our loT network is highly segmented for additional security and to minimize vendor access. External firms conduct audits on our networks, reinforcing our dedication to maintaining the highest level of security. Our Executive Vice President, Chief Information Officer, provides formal reports to both the Audit Committee and Board of Trustees, outlining our current cybersecurity program and future enhancements, and assists them in overseeing the company. Our Objective Vornado's core information security goal is safeguarding information assets by actively monitoring networks, conducting tests, and implementing robust management of applications, infrastructure, and physical access. Vulnerability Management Workstations and servers undergo a rigorous patch management procedure, coupled with continuous automated security validation to proactively identify and remediate vulnerabilities. Our security measures encompass a multilayered approach, including real-time attack surface management, automated penetration testing, URL filtering, advanced email security, application allowlisting, and data encryption. Disaster Recovery/ Business Continuity We confirm the daily replication of our vital financial systems at our disaster recovery site. All corporate employees possess secure remote capabilities, ensuring uninterrupted performance of critical tasks for the enterprise. Regular drills and simulations validate the effectiveness of our recovery protocols, ensuring swift operational transition in case of disruptions. Additionally, we have an automated Active Directory recovery solution in place, enabling rapid restoration of directory services to minimize downtime and mitigate the impact of cyber incidents to the backup site in case of any unforeseen disruptions. CENTRALLY LOCATED IN  the heart of Manhattan, Guard Management Services Co (GMSC), our wholly owned subsidiary and our Internet of Things (IoT) and security team, is dedicated to providing reliable and efficient security integration solutions for our portfolio and tenants. With our expertise in access control, camera systems, and intelligent networks, we can help ensure the safety and security of our tenants, staff, and guests. As a New York State licensed provider, the GMSC team is certified by many of the largest security technology companies. To remain at the forefront of technology, GMSC operates a Research & Development lab to identify and evaluate emerging security technologies, execute proof of concepts, and test new hardware and software integrations. Governance and adaptive enforcement to mitigate unauthorized access risks. Additionally, an employee verification system is in place to authenticate identity for critical requests, such as password and MFA resets, reducing the risk of social engineering attacks. Incident Response To ensure organizational readiness for cyber events, we have a well- crafted Cybersecurity Incident Response Plan (CSIRP). Regular validation and enhancement of the CSIRP take place through multidisciplinary tabletop exercises, ensuring its effectiveness and relevance in dynamic cyber- threat landscapes. Third-Party Risk Management A risk management process is in place for third-party service providers, suppliers, and vendors. This includes a thorough vetting process and ongoing monitoring mechanisms designed to ensure their compliance with cybersecurity standards. Third parties needing network access adhere to the same security protocols, including MFA, and undergo periodic audits to confirm the ongoing necessity of their access. Security Assessments Annually, we engage external cybersecurity experts to conduct comprehensive penetration tests and red team exercises to assess the strength of our security infrastructure. Through these initiatives, we proactively identify potential vulnerabilities and weaknesses in our systems. Any findings are promptly addressed and rectified, reinforcing our commitment to maintaining a resilient and secure environment for our operations. Employee Training and Outreach Our corporate workforce undergoes cybersecurity awareness training and participates in regular email phishing simulations to assess their vigilance. Ongoing communication through newsletters serves as a consistent reminder, fostering active involvement of our employees in our cyber defense efforts. Identity and Access Management We enforce strict identity and access controls to safeguard our systems and data. Our Identity & Access Management (IAM) system monitors application-level activities, detects suspicious behavior, and enforces mandatory Multi- Factor Authentication (MFA) for remote and sensitive access. To further enhance security, we implement a Privileged Access Management (PAM) system for sensitive accounts, utilizing an advanced authentication platform that enables strict monitoring, risk-based authentication,

Governance



▸ GMSC, our IoT and security team, operates a Research & Development lab to understand new technologies that will benefit our tenants and facilities.

Security Ops Center

Technology

Access Control

- Installation and configuration of access control systems
- Integration with existing security infrastructure
- User management and access-level customization
- Facial recognition/ biometrics
- Mobile access, including Apple Wallet and Google Wallet integrations
- Visitor management, including industry-first NFC enabled visitor passes in Apple Wallet
- Turnstiles installation
- Destination dispatch integrations
- Intercom systems
- Multibuilding access

Video Surveillance Systems

- Installation and setup of high-quality surveillance cameras
- Integration with access control systems
- Video management systems providing live monitoring and recording
- Partnership with NYPD for CCTV monitoring
- Behavioral analytics with industry-leading partners
- Video management systems
- Panoramic cameras, low-light cameras, specialty cameras

Additional Services:

- Security system design and consultation
- Training and education for staff on security systems

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Governance: Board of Trustees

GRI 2-9, 2-10, 2-12, 3-2

Board and Committee Refreshment

- Continued focus on Board composition, refreshment, and rotation

Board Diversity

- 30% of the Board is comprised of female Trustees, including the Lead Trustee and the Audit Committee Chair, and 30% is racially/ ethnically diverse
- The Board is comprised of Trustees with diverse skill sets, including operational, sustainability, technology, and real estate expertise

Corporate Governance and Nominating Committee Oversight

- The Corporate Governance and Nominating Committee assumed direct oversight to monitor the effects of climate change on the company, in addition to its responsibilities for sustainability matters and oversight of company political contributions
- No direct company contributions to political candidate campaigns in 2020-2024

Competency/Attribute	Steven Roth	Candace K. Beinecke*	Michael D. Fascitelli	Beatrice Hamza Bassey	William W. Helman IV	David Mandelbaum	Raymond J. McGuire	Mandakini Puri	Daniel R. Tisch	Russell B. Wight, Jr.
Operational	●	●	●	●		●	●		●	●
Public Company Experience	●	●	●	●	●	●	●	●	●	●
Industry Expertise	●		●			●	●		●	●
Financial Literacy	●	●	●	●	●	●	●	●	●	●
Experience over Several Business Cycles	●	●	●	●	●	●	●	●	●	●
Capital Markets Expertise	●	●	●	●	●	●	●	●	●	●
Investment Management	●	●	●	●	●	●	●	●	●	●
Risk/Crisis Management	●	●	●	●	●	●	●	●	●	●
Accounting Expertise	●							●	●	
Government/Business Conduct/Legal	●	●	●	●		●	●	●		●
Sustainability	●	●	●	●	●		●	●		

*Lead Independent Trustee

Sustainability Report 2024 97

98  Sustainability Report 2024 Appendix 100 Human Capital Management Metrics 102 Global Reporting Initiative (GRI) Content Index 116 Assurance Statement — GRI Content Index 118 Sustainability Accounting Standards Board (SASB) Index 126 Assurance Statement — SASB Index 127 Assurance Statement — Financial Control GHG Emissions 128 UN Sustainable Development Goals 130 Glossary Sustainability Report 2024  99

Appendix

Human Capital Management Metrics

Social Demographics: Vornado 2024

All Employees

Gender		Total Employees	% All Employees	Racial Minorities* (%)
All Employees	Male	215	47%	28%
	Female	241	53%	37%
Age				
All Employees	< 30 Years Old	83	18%	30%
	30-50 Years Old	204	44%	40%
	> 50 Years Old	169	37%	25%
Region				
New York		194	43%	26%
New Jersey		203	44%	40%
Chicago		54	12%	26%
San Francisco		5	1%	60%

AVP or Above

Gender		Total Employees	% Total	Racial Minorities* (%)
AVP or Above	Male	70	63%	16%
	Female	41	37%	22%
Age				
AVP or Above	< 30 Years Old	0	0%	0%
	30-50 Years Old	65	59%	23%
	> 50 Years Old	46	41%	43%

2024 Employee Turnover Rate	9%
2024 Average Tenure (Years)	12

Social Demographics: BMS 2024

All Employees

Gender		Total Employees	% All Employees	Racial Minorities* (%)
All Employees	Male	1,737	66%	74%
	Female	893	34%	74%
Age				
All Employees	< 30 Years Old	299	11%	83%
	30-50 Years Old	1,075	41%	77%
	> 50 Years Old	1,236	48%	70%
Region				
New York		1,888	72%	67%
New Jersey		29	1%	100%
Chicago		243	9%	79%
San Francisco		8	0%	100%
Mid-Atlantic		462	18%	98%

2024 Employee Turnover Rate	17%
2024 Average Tenure (Years)	7

*These figures represent the diversity of our organization and are inclusive of the following racial minority groups: Black/African American, Hispanic/Latina, Asian/Pacific Islander and American Indian/Alaskan Native.


Eat.
Sleep.
Climb.
Repeat.




VORNADO VOLUNTEERS










MEMORIAL DAY

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Appendix / Global Reporting Initiative

Global Reporting Initiative (GRI) Content Index

MANAGEMENT OF VORNADO REALTY Trust is responsible for the completeness, accuracy, and validity of the disclosures in the GRI Content Index included within the accompanying Sustainability Report of Vornado Realty Trust as of and for the year ended December 31, 2024. Management is responsible for the collection, quantification, and presentation of the disclosures and for the selection of the criteria, which management believes provide an objective basis for measuring and reporting on the disclosures. Measurement of certain disclosures may include estimates and assumptions that are subject to substantial inherent measurement uncertainty, including, for example, the accuracy and precision of GHG conversion factors or estimation methodologies used by management.

The selection by management of a different but acceptable measurement method, input data, or model assumptions, or a different point value within the range of reasonable values produced by the model, may have resulted in materially different disclosures being reported. Management asserts that the disclosures in the GRI Content Index included within the accompanying Sustainability Report of Vornado Realty Trust as of and for the year ended December 31, 2024, are presented in accordance with the GRI Sustainability Reporting Standards.

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GRI Content Index	Response
Statement of Use	Vornado Realty Trust has reported the information cited in this GRI content index for the period January 2024 - December 2024 with reference to the GRI Standards.
GRI 1 used	GRI 1: Foundation 2021

GRI 2: General Disclosures

Disclosure	Description	Response
The organization and its reporting practices		
2-1	Organizational details	Vornado Realty Trust
		Vornado is a fully-integrated REIT and conducts its business through, and substantially all of its interests in properties are held by, the Operating Partnership, a Delaware limited partnership. Accordingly, Vornado's cash flow and ability to pay dividends to its shareholders are dependent upon the cash flow of the Operating Partnership and the ability of its direct and indirect subsidiaries to first satisfy their obligations to creditors. Vornado is the sole general partner of, and owned approximately 91.4% of the, common limited partnership interest in the Operating Partnership as of December 31, 2024.
		888 Seventh Avenue, New York, NY
		United States of America
2-2	Entities included in the organization's sustainability reporting	The entities included in this 2024 Sustainability Report include Vornado Realty Trust (VNO); BMS; and Alexander's, Inc. Vornado's Sustainability reporting includes all consolidated entities, and unconsolidated joint ventures where Vornado asserts Operational Control according to the World Resource Institue's Greenhouse Gas Protocol: A Corporate Accounting and Reporting Standard: Revised Edition definition. Buildings not included are those where 90% or more of the building's office or residential square footage is under development, as of 12/31/2024. This approach does not differ across the disclosures in this standard and across material topics.
2-3	Reporting period, frequency, and contact point	January 1, 2024 - December 31, 2024 is for both the Sustainability 2024 Report and financial reporting. Annual April 8, 2025 Steven Borenstein, EVP & Corporation Counsel, sborenstein@vno.com
2-4	Restatements of information	Vornado updated its organizational boundary to align with the Operational Control Approach and restated GHG emission amounts by scope, from 2019 through 2024. This approach more accurately illustrates what environmental metrics Vornado is able to directly influence, allowing us to better communicate and represent our programs and progress against goals. Vornado also changed its FTE methodology to align with its financial reporting as of 12/31/2024.
2-5	External assurance	Our Board is committed to sound governance practices designed to promote the long-term interests of shareholders and to strengthen Board and management accountability. The Board and the Corporate Sustainability Team, which includes the Lead Trustee of the Board, are the highest positions that seek external assurance for the organization's Sustainability report. The Audit Committee authorizes the external assurance engagement, is involved and contributes to the messaging of the report, and reviews the Sustainability Report before issuance. For a description of our relationship and independence of the assurance provider, as well as information on assurance standards and scope, refer to the Independent Accountant's Review Report on pp. 116-117 of this report.

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Appendix / Global Reporting Initiative

GRI 2: General Disclosures

Disclosure	Description	Response
Activities and workers		
2-6	Activities, value chain, and other business relationships	Our primary property types are office and retail with geographic locations in New York, Chicago, and San Francisco. Also see Tenant Engagement pp. 64-67. We currently own all or portions of: New York: 20.1 million square feet of Manhattan office in 30 properties; 2.4 million square feet of Manhattan street retail space in 49 properties; 1,330 units in 2 residential Manhattan properties; multiple development sites, including 350 Park Avenue, Sunset Pier 94 Studios, the Hotel Pennsylvania site (PENN 15) and other PENN district sites; a 32.4% interest in Alexander's, Inc. ("Alexander's") (NYSE: ALX), which owns five properties in the greater New York metropolitan area, including 731 Lexington Avenue, the 1.1-million-square-foot Bloomberg, L.P. headquarters building, and The Alexander, a 312-unit apartment tower in Queens and; signage throughout THE PENN DISTRICT and Times Square. Other real estate and investments: the 3.7-million-square-foot THE MART in Chicago; a 70% controlling interest in 555 California Street, a three-building office complex in San Francisco's financial district aggregating 1.8 million square feet; and other real estate and investments. 30+ office properties in New York, Chicago, and San Francisco: 50+ retail properties in New York and surrounding regions and Annapolis, Maryland, 1,330 residential apartments in New York City, $1.788 billion total revenues. Sustainability Governance pp. 10-11 of this report. Vornado engages BMS LLC as a supplier of janitorial supplies and equipment for our properties, Supply Chain pp. 85, and Occupational Health & Safety pp. 70-71. No significant changes to the organization's sector, the entire value chain, and other relevant business relationships.
2-7	Employees	In 2024, Vornado in conjunction with BMS employed 3,086 employees, 456 of which are employed by Vornado and 2,630 of which are employed by BMS. Vornado employees are responsible for operations, management, development, cash flow, and ownership of its real estate assets and fiduciary duty to its stakeholders. Vornado does not employ non-guaranteed hours employees. There are no significant variations in the number of employees during the reporting period or between reporting periods. Vornado uses full-time employee (FTE) methodology to track its employee counts and tracks all employees during the GRI reporting period. See the below schedule.

Social Demographics: Vornado 2024

GENDER		Total Employees	% All Employees	Permanent	Temporary	Full-Time	Part-Time
All Employees	Male	215	47%	215	0	215	0
	Female	241	53%	241	0	239	2
REGION		**Total**	**% All**	**Permanent**	**Temporary**	**Full-Time**	**Part-Time**
New York		194	43%	194	0	193	1
New Jersey		203	44%	203	0	202	1
Chicago		54	12%	54	0	54	0
San Francisco		5	1%	5	0	5	0

Social Demographics: BMS 2024

GENDER		Total Employees	% All Employees	Permanent	Temporary	Full-Time	Part-Time
All Employees	Male	1,737	66%	1,643	94	1,565	172
	Female	893	34%	850	43	748	145
REGION		**Total**	**% All**	**Permanent**	**Temporary**	**Full-Time**	**Part-Time**
New York		1,888	72%	1,870	18	1,873	15
New Jersey		29	1%	20	9	6	23
Chicago		243	9%	133	110	139	104
San Francisco		8	0%	8	0	8	0
Mid-Atlantic		462	18%	462	0	287	175

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GRI 2: General Disclosures

Disclosure	Description	Response
Governance		
2-8	Workers who are not employees	The significant portion of Vornado's activities are performed by workers employed by Vornado. Approximately 29 and 2 interns were hired by Vornado and BMS, respectively, in 2024. Vornado considers BMS workers who are not employees and whose work is controlled by the organization, the number of workers is approximately 2,630 in 2024. There are not any significant fluctuations in the number of workers during or between work periods. The information included in this Sustainability Report has been supplied and created by Vornado's & BMS's Human Resources departments, respectively. Vornado uses FTE methodology to track its worker counts for anyone who worked at any point during the year. Occupational Health & Safety pp. 70-71 and GRI 2-7 of this disclosure.
2-9	Governance structure and composition	Sustainability Governance pp. 10-11, Governance p. 84, and Governance: Board of Trustees p. 97 of this report.
2-10	Nomination and selection of the highest governance body	Our Board believes that the Board should be composed of members who encompass a broad range of skills, expertise, industry knowledge, and diversity of opinion, experience, perspective, and contacts relevant to our business. Our Board is deeply involved in the business and strategy of our Company, and the great depth of experience and insight that our Board members bring to meetings continues to be invaluable. The Corporate Governance and Nominating Committee and the Board believe that considering a Board candidate involves various objective and subjective assessments, many of which are difficult to quantify or categorize. However, the Corporate Governance and Nominating Committee and the Board do consider various characteristics, competencies, and attributes when considering candidates for inclusion on our Board. Sustainability Governance, pp. 10-11, Governance p. 84 and Governance: Board of Trustees p. 97 of this report. See pp. 13-21 of 2024 Proxy issued April 9, 2024. https://materials.proxyvote.com/Approved/929042/20240325/NPS_567724/INDEX.HTML?page=32.
2-11	Chair of the highest governance body	Mr. Roth has been the Chairman of our Board of Trustees since May 1989 and Chairman of the Executive Committee of the Board since April 1980. From May 1989 until May 2009, Mr. Roth served as our Chief Executive Officer. Since April 15, 2013, Mr. Roth has again been serving in that position. Since 1968, he has been a general partner of Interstate Properties (an owner of shopping centers and investor in securities and partnerships, "Interstate") and he currently serves as its Managing General Partner. He is the Chairman of the Board of Directors and Chief Executive Officer of our affiliate, Alexander's, Inc. (a New York Stock Exchange-listed real estate investment trust, 32.4% of which is owned by the Company, "Alexander's"). From January 2015 to May 2023, Mr. Roth was a member of the Board of Trustees of Urban Edge Properties (a New York Stock Exchange-listed real estate investment trust, that we spun off and which holds the Company's former shopping center business "Urban Edge"). From July 18, 2017 until May 15, 2021, Mr. Roth was the Chairman of the Board of Trustees of JBG SMITH Properties (a New York Stock Exchange-listed real estate investment trust, and the spun off successor to our former Washington D.C. business, "JBG SMITH"). Our Board believes the presence of Mr. Roth on the Alexander's Board is beneficial to the Company and/or the broadly overlapping shareholder base of the Company and Alexander's. Also, refer to GRI 2-15 regarding Conflicts of Interest. See p. 5 of 2024 Proxy issued April 9, 2024. https://materials.proxyvote.com/Approved/929042/20240325/NPS567724/INDEX.HTML?page=24

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Appendix / Global Reporting Initiative

GRI 2: General Disclosures

Disclosure	Description	Response
Governance (continued)		
2-12	Role of the highest governance body in overseeing the management of impacts	While day-to-day risk management is primarily the responsibility of the Company's senior management team, the Board is responsible for the overall supervision of the Company's risk management activities. The Board's oversight of the material risks faced by our Company occurs at both the full Board level and at the committee level. The Board's role in the Company's risk oversight process includes receiving reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, strategic, reputational, cybersecurity, environmental, social, governance, and climate change risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate "risk owner" within our organization or in connection with other management-prepared presentations of risk to enable the Board (or committee, as applicable) to understand our risk identification, risk management, and risk mitigation strategies. By "risk owner," we mean that person or group of persons who is or are primarily responsible for overseeing a particular risk. As part of its charter, the Audit Committee discusses our guidelines and policies with respect to which our management assesses and manages the Company's exposure to risk and reports to the full Board its conclusions as a partial basis for further discussion by the full Board. This enables the Board and the applicable committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. In addition to the Board's review of risks applicable to the Company generally, the Board conducts regular strategic and personnel reviews. Sustainability Governance pp. 10-11, Governance pp. 84, and Governance: Board of Trustees pp. 97 of this report. See p. 22 of 2024 Proxy Statement issued April 9, 2024. https://materials.proxyvote.com/Approved/929042/20240325/NPS_567724/INDEX.HTML?page=41.
2-13	Delegation of responsibility for managing impacts	Responsibilities of managing the organization's impacts on the economy are appointed to the Corporate Sustainability Team, including the Lead Trustee, President & CFO, the Chief Administrative Officer, Corporation Counsel, SVP of Human Resources, and Chief Sustainability Officer. These executives meet on a regular basis for sustainability strategy implementation and report back to the Board on a quarterly frequency and to investors on an annual frequency. Sustainability Governance pp. 10-11 and Governance pp. 84 of this report.
2-14	Role of the highest governance body in sustainability reporting	Board of Trustees - Corporate Governance and Nominating Committee is the highest position in the governance structure. The Lead Trustee is part of the Corporate Sustainability Team, which is responsible for initiating, reviewing, and approving the reported information, including the organization's material topics. Sustainability Governance pp. 10-11 and Governance pp. 84 of this report. See pp. 18 of 2024 Proxy Statement issued April 9, 2024. https://materials.proxyvote.com/Approved/929042/20240325/NPS_567724/INDEX.HTML?page=37.
2-15	Conflicts of Interest	Conflicts of interest should, wherever possible, be avoided. However, the Company recognizes that its corporate structure and business investments do not make it practicable or desirable to avoid all relationships that could give rise to conflicts of interest. Accordingly, conflicts of interest, potential conflicts of interest, or relationships that are identified as giving rise to potential conflicts of interest that are approved by, or at the direction of, the Board of Trustees or the Corporate Governance and Nominating Committee or that have been previously disclosed in the Trust's Annual Report on Form 10-K are permitted. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the appropriate Code of Ethics Contact Person if not previously approved by, or at the direction of, the Board of Trustees or the Corporate Governance and Nominating Committee or previously disclosed in Vornado Realty Trust's Annual Report on Form 10-K. See Vornado's website, https://www.vno.com/governance/conduct-and-ethics.

GRI 2: General Disclosures

Disclosure	Description	Response
Governance (continued)		
2-19	Remuneration Policies	See pp. 28-74 of 2024 Proxy Statement issued April 9, 2024. See https://materials.proxyvote.com/Approved/929042/20240325/NPS_567724/INDEX.HTML?page=47.
Strategy, policies and practices		
2-22	Statement on sustainable development	From Our Chairman, pp. 6 of this Report.
2-23	Policy commitments	Policy commitments are approved at the Board level and are implemented by the VNO Executive Team, VNO Corporate Sustainability Team, and Sustainability Team. Policies are found on VNO's website and within this Sustainability report. Our Code of Business Conduct and Ethics promotes honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest; promotes full, fair, accurate, timely, and understandable disclosure; promotes compliance with applicable laws and governmental rules and regulations; ensures the protection of the Trust's legitimate business interests, including corporate opportunities, assets, and confidential information; and deters wrongdoing.Our expanded policy can be found on our Conduct and Ethics VNO Web page at https://www.vno.com/governance/conductandethics. While Vornado has not formally adopted the Precautionary Principle, we apply a precautionary approach in our operational planning or when introducing new products to our buildings. GHG emissions and indoor air pollutants are among many of the environmental risks that we seek to avoid and mitigate. Our policies regarding Vornado's commitment to Human Rights and to conduct Due Diligence can be found in further detail in Vornado's Vendor Code of Conduct, Vendor Integrity Program, and Responsible Supply Chain Program policy documentation. Supply Chain pp. 85 & Climate-Related Strategy & Analysis pp. 86-89. https://books.vno.com/books/qzso/#p=5 https://books.vno.com/books/rkrk/#p=1
2-24	Embedding policy commitments	Sustainability strategy implementation within respective areas of focus. Daily discussions and active collaboration on specific projects as well as ongoing operations and maintenance. Integration of Sustainability strategy across entire spectrum of business units and stakeholder groups. Frequent communication with respective heads of management. Our policies regarding Vornado's commitment to Human Rights can be found in further detail in Vornado's Vendor Code of Conduct, Vendor Integrity Program, and Responsible Supply Chain Program policy documentation. Also see https://www.vno.com/sustainability/overview for additional Vornado policies. Goals & Progress pp. 18-23, Environmental Results 2024 pp. 24-29, Certifications and Ratings pp. 36-38, Energy Efficiency Programs pp. 44-46, Energy Progress pp. 47-49, Sustainable Development pp. 50-55, Climate-Related Strategy & Analysis pp. 86-89, Path to Zero Waste pp. 58-59, Water Management pp. 60-61, Professional Development & Engagement pp. 74-75, Health & Wellness p. 68, Tenant Engagement pp. 64-67, Occupational Health & Safety pp. 70-71, Community Development pp. 72-73, Vornado Volunteers pp. 78-79, Partnerships & Participation pp. 69, Vornado Honors pp. 80-81, Sustainability Governance pp. 10-11, Governance pp. 84, Risk Management pp. 92-93, Technology & Cybersecurity pp. 94-96, and Supply Chain pp. 85.
2-25	Processes to remediate negative impacts	Vornado offers a number of trainings through third-party service providers that educate employees on the appropriate steps to report grievances. Incidents are tracked by Human Resources and are followed up on. Professional Development & Engagement pp. 74-75 and in the Employee Handbook.

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Appendix / Global Reporting Initiative

GRI 2: General Disclosures

Disclosure	Description	Response
Strategy, policies, and practices		
2-27	Compliance with laws and regulations	No significant instances of noncompliance. We consider "significant instances of noncompliance with laws and regulation" as those listed in Vornado Form 10-K for the fiscal year ended December 31, 2024, "Note 20: Commitments and Contingencies" on pp. 109-110.
2-28	Membership associations	Our Partnerships & Participation pp. 69 of this report.
Stakeholder Engagement		
2-29	Approach to stakeholder engagement	The Corporate Stakeholder Engagement strategy is applied consistently across all operations. We have a robust and ongoing shareholder engagement program and demonstrated responsiveness to feedback. We review our Sustainability Materiality Assessment each year with our stakeholders in preparation of our overall sustainability strategy and the annual Sustainability Report, reconfirming and expanding our topics of materiality. Stakeholders were identified and selected through our materiality assessment & stakeholder engagement efforts that were formed back in 2017, aligning stakeholders with key sustainability topics of concern and an approach to act on and address these topics. We renew this process each year with our stakeholders, reconfirming and expanding our topics of materiality. This engagement was considered and incorporated into the 2024 report as appropriate. Tenant Engagement pp. 64-67 & Materiality Assessment pp. 90-91.
2-30	Collective bargaining agreements	81% of employees are covered by collective bargaining agreements. For employees not covered by collective bargaining agreements, the working conditions and terms of employment of these employees are not influenced or determined based on other collective bargaining agreements.

GRI 3: Material Topics

Disclosure	Description	Response
3-1	Process to determine material topics	Our material topics are identified through a robust governance structure and processes along with an annual risk assessment, including identification, prioritization, monitoring, and engagement discussions with stakeholders. Vornado conducts a risk workshop and market research effort as a part of its process to identify material topics, described in our EMS process and in our Risk Management section of this report. Our analysis includes, among other things: • Evaluation of Sustainability frameworks and standards, ratings and rankings, asessments, regional building performance standards and regulations, to general and industry specific external research reports. • Interviewing members of the Executive Team who have direct responsibility of executing all company strategy. • Gathering feedback from stakeholders, including but not limited to - tenants, investors, regulators, utilities, community boards, and industry-relevant trade organizations. We evaluated a list of topics from the GRI framework and examined these issues in depth, including areas with actual and potential negative and positive impact, as well as broader sustainability trends. Each issue's relative importance was evaluated based on an assessment of feedback and was considered in determining material topics listed on GRI indicator 3-2. Sustainability Governance pp. 10-11, Risk Management pp. 92-93, and Materiality Assessment pp. 90-91 of this report. Pages 21-22 of the 2024 Proxy issued April 9, 2024.

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Appendix / Global Reporting Initiative

GRI 3: Material Topics

Disclosure	Description		Response
3-2	Material Topics	Board Engagement on Sustainability; Energy, Water, and Waste Management; Climate Change Risk and Mitigation; Professional Development; Engagement & Work/Life Enhancement; Regulation & Disclosure; Net Zero Transition and Scope 3 Emissions; Management Succession Plan; Health and Wellness; Sustainable Development and Embodied Carbon; Community Service. Changes to material key topics include (1) Separating Human Capital Management into two topics, Professional Development and Engagement & Work/Life Enhancements; (2) Changing Community Impact to Community Service; (3) Removing Executive Compensation. All topics are found on Materiality Assessment pp. 90-91.	
		Material Topics	**Ref # (s)**
		Energy, Water, and Waste Management	Goals & Progress pp. 18-23, Environmental Results 2024 pp. 24-29, Certifications and Ratings pp. 36-38, Energy Progress pp. 47-49, Path to Zero Waste pp. 58-59, Water pp. 60-61
		Climate Change Risk and Mitigation	Climate-Related Strategy & Analysis pp. 86-89, Supply Chain pp. 85
		Net-Zero Transition and Scope 3 Emissions	Climate-Related Strategy & Analysis pp. 86-89, Supply Chain pp. 85
		Regulation and Disclosure	Sustainability Governance pp. 10-11, Goals & Progress pp. 18-23, Environmental Results 2024 pp. 24-29, Energy Efficiency Programs pp. 44-46, SASB IF-RE-450a.2 Discussion of Climate Change Adaptation pp. 124-125
		Board Engagement on Sustainability	Sustainability Governance pp. 10-11, Governance pp. 84, Materiality Assessment pp. 90-91, Risk Management pp. 92-93, Board Planning pp. 97
		Management Succession Plan	See pp. 14 of 2023 Proxy issued April 9, 2024.
		Health and Wellness	Health & Wellness pp. 68, Occupational Health & Safety pp. 70-71
		Sustainable Development and Embodied Carbon	Sustainable Development pp. 50-55, Climate-Related Strategy & Analysis pp. 86-89
		Professional Development	Partnerships & Participation pp. 69, Partnerships & Participation pp. 69, Professional Development & Engagement pp. 74-75, Vornado Honors pp. 80-81
		Engagement & Work/ Life Enhancement	Professional Development & Engagement pp. 74-75, Engagement at Vornado pp. 76-77, Vornado Honors pp. 80-81
		Community Service	Tenant Engagement pp. 64-67, Community Development pp. 72-73, Vornado Volunteers pp. 78-79, Partnerships & Participation pp. 69

GRI 3: Material Topics

Disclosure	Description	Response
3-3	Management of material topics	Our approach to management of materials topics is cyclical and begins with feedback from our stakeholders to inform our commitment and policies; implementation is established throughout the organization; results are assessed and communicated; and then management discusses each topic to determine forward strategy. While Vornado has not formally adopted the Precautionary Principle, we apply a precautionary approach in our operational planning or when introducing new products to our buildings. GHG emissions and indoor air pollutants are among many of the environmental risks that we seek to avoid and mitigate. All material topics are guided by standards set forth in Vornado's policies; see Governance pp. 84 of this report and visit https://www.vno.com/sustainability/overview and scroll to "Policies" section. **Impact:** "Globally, the building sector contributes more than one-third of energy consumption and GHG emissions" (https://www.iea.org/energy-system/buildings). At Vornado, sustainability and resilience are important lenses through which we view all development projects at any scale. Our strategy focuses on sustainable development inclusive of carbon neutrality, operational efficiencies, human health, minimizing material resources, and climate change adaptation. We collaborate with our community partners, vendors, and our company's stakeholders to support driving down our carbon footprint in the regions we operate. See Sustainability Governance pp. 10-11, Governance pp. 84, Materiality Assessment pp. 90-91, Risk Management pp. 92-93. **Resilience and Adaptation:** Our climate risk assessment informs the risk profiles of our properties and is a component of our Enterprise Risk Management (ERM) assessment during all stages of a building cycle. Understanding climate-related risks enables us to better assess potential acquisitions through the due diligence process, impacts within our (re)development efforts, and exposure of our operational assets. See Goals & Progress pp. 18-23, Environmental Results pp. 24-29, Energy Efficiency Programs pp. 44-46, Energy Progress pp. 47-49, Sustainable Development and Embodied Carbon pp. 50-55, Energy Management System pp. 32-33, Water pp. 60-61, Climate-Related Strategy & Analysis pp. 86-89, Risk Management pp. 92-93, Technology and Cybersecurity pp. 94-96 of this report for more details. **Societal Benefits of Business Activities:** Vornado supports volunteerism and local community organizations through charitable contributions that enhance and serve the communities in which we live and work. Through employee engagement and social impact assessment, Vornado Volunteers identifies local community organizations focused on economically and socially disadvantaged populations, environmental restoration and protection, and health and wellness. See Health & Wellness p. 68, Occupational Health & Safety pp. 70-71, Community Development pp. 72-73, Vornado Volunteers pp. 78-79, Supply Chain pp. 85. **Sustainable Stakeholder Solutions:** We offer our tenants solutions to support minimizing environmental impacts associated with their supply chains. This includes, but is not limited to, introduction and support of EPA-backed ENERGY STAR programs, submetering, tenant fit-out solutions, renewable procurement, locations with access to public transportation, waste programming and resources, tenant surveys, green leasing, vendor purchasing policies, and standards. See Certifications & Ratings pp. 36-38, Tenant Engagement pp. 64-67 and Partnerships and Participation pp. 69, Technology and Cybersecurity pp. 94-96 of this report for more details. Vornado further describes its impacts, impacts from its business relationships, actions taken to manage topics and related impacts, tracking effectiveness of actions taken, and how engagement with stakeholders has informed actions taken on the Annual Report Form 10-K issued February 10, 2025, pp. 12-25, the separate TCFD report found at https://www.vno.com/vornado-tcfd-report/2024, and on Materiality Assessment pp. 90-91.

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Appendix / Global Reporting Initiative

GRI 200-400: Topic-Specific Disclosures

GRI Topics	Disclosure	Description	Response
Economic			
GRI 201: Economic Performance 2016	201-2	Financial implications and other risks and opportunities due to climate change	Vornado assesses the financial implications and the other risks and opportunities due to climate change. Vornado's approach is stated in Climate-Related Strategy & Analysis pp. 86-89 of this report, Tenant Engagement pp. 64-67 and SASB Disclosure on Climate Change Adaptation pp. 124-125 of this report, and in the separate TCFD report found on pages 8-11 at https://www.vno.com/vornado-tcfd-report/2024.
Environmental			
GRI 302: Energy 2016	302-1	Energy consumption within the organization	Energy Consumption (MWh) p. 29 of this report. We utilized the Thermal Energy Conversion factors from ENERGY STAR Portfolio Manager Technical Reference Guide published by EPA. Our energy is converted to GJ using generic conversion factors. Our total energy reported within the organization is 37,117 GJ of chilled water, 437,592 GJ of district steam, 363,200 GJ of electricity, and 442,707 GJ of fuels. The total energy within the organization is 1,280,616 GJ. The majority of Vornado's heating consumption is from district steam sources, which are reported on p. 29. Vornado does not sell electricity, heating, cooling, or steam. All fuel consumption reported is nonrenewable.
	302-2	Energy consumption outside of the organization	Energy Consumption (MWh) pp. 29 of this report. We utilized the Thermal Energy Conversion factors from ENERGY STAR Portfolio Manager Technical Reference Guide published by EPA. Total energy outside the organization is 953,602 GJ.
	302-3	Building energy intensity	Intensity Measures pp. 26 of this report. Our denominator is the square footage as outlined in the boundaries found in the endnotes of this index. Building energy intensity reported includes all energy reported in 302-1 & 302-2 reported amounts. We utilized the latest available emission factors for each energy type and Global Warming Potential factors from the Sixth Assessment Report (SAR) published by Intergovernmental Panel on Climate Change and EPA ENERGY STAR Portfolio Manager GHG Technical Reference to calculate our GHG inventory. No significant recalculations occurred. Consolidation approach as defined in the reporting boundary endnotes in this index. Biogenic emissions of CO2 that occur in the life cycle of biomass other than from combustion or biodegradation are not applicable.
GRI 303: Water and Effluents 2018	303-1	Interactions with water as a shared resource	Water Withdrawal, p. 27 of this report. All water listed is municipal water supply. No other sources of consumed water are of material quantities. Water converted from source unit of measure to cubic meters. Occupational Health & Safety pp. 70-71; Water Management, p. 60-61 of this report.
	303-3	Water withdrawal	Water Withdrawal pp. 27, SASB Disclosure on Water Management pp. 60-61 of this report. All water listed is municipal water supply converted from source unit of measure to cubic meters or 1,487.91 megaliters. No other sources of consumed water are of material quantities. Water listed is municipal and is converted fresh water. Our baseline water stress is 143.69 megaliters. Data regarding third-party water sources for water stress areas is not available.

GRI 200-400: Topic-Specific Disclosures

GRI Topics	Disclosure	Description	Response
Environmental			
GRI 305: Emissions 2016	305-1	Scope 1 GHG emissions	Greenhouse gas (GHG) emissions inventory pp. 25 of this report. Gases included are CO2, CH4, and N2O. We utilized the latest available emission factors for each energy type and Global Warming Potential factors from the Sixth Assessment Report (SAR) published by Intergovernmental Panel on Climate Change and EPA ENERGY STAR Portfolio Manager GHG Technical Reference to calculate our GHG inventory. No significant recalculations occurred. Consolidation approach as defined in the reporting boundary endnotes in this index. All GHG emission Scopes have base years of 2019, which is aligned with our Vision 2030 Carbon Neutrality plan. Biogenic emissions of CO2 that occur in the life cycle of biomass other than from combustion or biodegradation are not applicable.
	305-2	Scope 2 GHG emissions	Greenhouse gas (GHG) emissions inventory pp. 25 of this report. Gases included are CO2, CH4, and N2O. We utilized the latest available emission factors for each energy type and Global Warming Potential factors from the Sixth Assessment Report (SAR) published by Intergovernmental Panel on Climate Change and the eGRID 2023 to calculate our GHG inventory. Market-based Scope 2 emissions are calculated per the GHG Protocol's data hierarchy, applying purchased and retired Renewable Energy Certificates (RECs), then applying 2023 Green-e residual mix emissions rates (based on 2022 eGRID data) to the remaining MWh not covered by RECs. No significant recalculations occurred. Consolidation approach as defined in the reporting boundary endnotes in this index. All GHG emission Scopes have base years of 2019, which is aligned with our Vision 2030 Carbon Neutrality plan.
	305-3	Scope 3 GHG emissions	Greenhouse gas (GHG) emissions inventory, pp. 25 of this report. Gases included are CO2, CH4, and N2O. We utilized the latest available emission factors for each energy type and Global Warming Potential factors from the Sixth Assessment Report (SAR) published by Intergovernmental Panel on Climate Change, EPA ENERGY STAR Portfolio Manager GHG Technical Reference guide, and the eGRID 2023 to calculate our GHG inventory. No significant recalculations occurred. Consolidation approach as defined in the reporting boundary endnotes in this index. All GHG emission Scopes have base years of 2019, which is aligned with our Vision 2030 Carbon Neutrality plan. Biogenic emissions of CO2 that occur in the life cycle of biomass other than from combustion or biodegradation are not applicable.
	305-4	GHG emissions intensity	Intensity Measures pp. 26 of this report. Our numerator includes Scope 1, 2, & 3 emissions, and our denominator is the square footage as outlined in the boundaries found in the endnotes of this index. Intensities by are reported in MTCO2e per square foot; Scope 1 emissions are 0.0008, Scope 2 Location-based emissions are 0.0025, and Scope 2 Market-based emissions are 0.0010.

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Appendix / Global Reporting Initiative

GRI 200-400: Topic-Specific Disclosures

GRI Topics	Disclosure	Description	Response
Environmental			
GRI 306: Waste 2020	306-1	Waste generation and significant waste-related impacts	Reported amounts represent waste impact within the organization, its activities, and its tenants' activities. Waste disposal method has been directly confirmed by the organization through annual on-site visits to the off-site facilities. Information is provided by waste disposal contractor on a monthly basis. Path to Zero Waste pp. 58-59 Tenant Engagement pp. 64-67 Occupational Health & Safety pp. 70-71
	306-2	Management of significant waste-related impacts	
	306-3	Waste generated	Waste disposal method and waste management practices have been directly confirmed by the organization through annual on-site visits to the off-site facilities. Information is provided by waste disposal contractor on a monthly basis. The only diversion methods applicable to our operations are donations, recycling, and composting. We track C&D waste, and amounts fluctuate significantly; therefore, we report it separately. C&D for FY24 was 4,367 metric tons, of which 3,722 metric tons were recycled and 645 metric tons were landfilled. All C&D waste was nonhazardous. In 2024, we generated 13,692 metric tons of waste, 6,731 metric tons were diverted from disposal, and 6,961 metric tons were directed to disposal. No disposal of hazardous waste outside of diversion methods. Nonhazardous Waste pp. 27, Path to Zero Waste pp. 58-59, Supply Chain pp. 85 of this report.
	306-4	Waste diverted from disposal	
	306-5	Waste directed to disposal	
Social			
GRI 401: Employment 2016	401-1	New employee hires and employee turnover	Vornado's and BMS's 2024 turnover rates are 9% and 17%, respectively. Turnover rate demographics were not collected for employees who left employment in 2024.

Social Demographics: Vornado 2024

2024 Number of New Hires

By Age			By Gender			By Region		
< 30 Years Old	26	61%	Male	25	58%	New York	19	44%
30-50 Years Old	13	30%	Female	18	42%	New Jersey	20	47%
> 50 Years Old	4	9%				Chicago	1	2%
						San Francisco	3	7%
Total	43	100%	Total	43	100%	Total	43	100%

Social Demographics: BMS 2024

2024 Number of New Hires

By Age			By Gender			By Region		
< 30 Years Old	320	33%	Male	653	68%	New York	562	59%
30-50 Years Old	418	44%	Female	305	32%	New Jersey	11	1%
> 50 Years Old	220	23%				Chicago	297	31%
						San Francisco	3	0%
						Mid-Atlantic	85	9%
Total	958	100%	Total	958	100%	Total	958	100%

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GRI 200-400: Topic-Specific Disclosures

GRI Topics	Disclosure	Description	Response
Social			
GRI 401: Employment 2016	401-2	Full-time benefits not provided to temporary/ part-time employees	These benefits are provided to employees across all property subsectors of operation, including New York, NY; Chicago, IL; San Francisco, CA; and other regions Vornado operates in. Benefits listed are available to all full-time employees, and certain benefits are extended to part-time and temporary employees. Professional Development & Engagement pp. 74-75: • Medical and prescription plan at low employee cost • Dental plan at no employee cost • Tax deferred 401(k) plan, available to both employees and interns • Flexible spending accounts for medical and dependent care • Life insurance at two times an employee's annual compensation and at no employee cost • Paid time off for vacations, holidays, and personal days • Employee Assistance Program • Tuition reimbursement and professional reimbursement development plan
GRI 404: Training and Education 2016	404-1	Average hours of training per year per employee	Occupational Health & Safety pp. 70-71 of this report. Every employee undergoes mandatory compliance training; however, training hours are not currently tracked to report on average hours of training per employee reported by gender and by employee category (level), respectively.
GRI 413: Local Communities 2016	413-1	Operations with local community engagement, impact assessments, and development programs	Our locations of operations are defined in GRI 2-6 and include New York; Chicago; San Francisco; and Annapolis, Maryland. We have implemented local community engagement, impact assessments, or development programs across 98% of our total operations. We calculate this percentage by identifying regional locations that participate in community events, sum each region's total and apply as the numerator, and divide by our total portfolio's square footage as of year-end December 31, 2024. Occupational Health & Safety pp. 70-71 and Vornado Volunteers pp. 78-79 of this report.
GRI 416: Customer Health and Safety 2016	416-1	Assessment of the health and safety impacts of product and service categories	Occupational Health & Safety pp. 70-71 of this report. We consider our properties and maintenance of the buildings to be our services provided to customers. The products purchased to maintain and clean the properties are purchased by Building Maintenance Service (BMS) in NY, NJ, IL, and Metro Services in CA. The responsible purchasing agents, BMS & Metro Services, review monthly supply reports from all vendors and identify areas of improvement to address health and safety across products' life cycle. Therefore, 100% of the products purchased by our janitorial service providers are evaluated monthly for health and safety impacts. 79% of the annual purchasing adheres to third-party certifications for janitorial supplies, while the remaining 21% is evaluated for product replacement and improvement when feasible. The applicable third-party certifications are as follows: ECOLOGO, Green Seal, EPA Safer Choice Standard, USDA Certified Biobased, EPA's Design for Environment, and EPA's Comprehensive Procurement Guidelines.

*Reporting boundaries:
Intensities: 2024 intensities were calculated by dividing the energy consumption, water consumption, and GHG emissions from the properties owned by Vornado at December 31, 2024, by the total square footage of that same list of properties.
Energy and Water: All consolidated entities and unconsolidated joint ventures where Vornado influences control of operations, as of 12/31/2024. Buildings not included are those where 90% or more of the building's office or residential square footage is under development, as of 12/31/2024. Q4 2024 energy and water data was estimated at properties where actual consumption data was not available in time for the publication of this report. Energy and water were estimated by applying the same month consumption from prior year. Approximately 1% of total energy consumption and 2% of total water consumption was estimated. One property has full-year estimations for energy and water. The estimation consumption for this property accounts for an additional 4% of total energy consumption and 5% of total water consumption.
Waste: Approximately 91% of all in-service square footage as of 12/31/2024, not listed as under development. Waste generation in 2023 and 2024 is represented by actual data from waste haulers. Excluded from waste data are properties where waste hauling is not directly managed by Vornado, such as high-street retail and residential properties. Construction & Demolition waste is excluded from the reporting boundary as it is considered extraordinary waste, which is in line with industry standards. C&D for FY24 was 4,367 metric tons, of which 3,722 metric tons were recycled and 645 metric tons were landfilled. All C&D waste was nonhazardous."

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Sustainability Report 2024  117116  Sustainability Report 2024 computations, compared the disclosures to underlying records, or observed the data collection process. The preparation of the disclosures in the GRI Content Index included within the accompanying Sustainability Report requires management to interpret the criteria, make determinations as to the relevancy of information to be included, and make estimates and assumptions that affect reported information. Measurement of certain disclosures may include estimates and assumptions that are subject to substantial inherent measurement uncertainty, including, for example, the accuracy and precision of GHG conversion factors, or estimation methodologies used by management. Obtaining sufficient, appropriate review evidence to support our conclusion does not reduce the inherent uncertainty in the disclosures. The selection by management of a different but acceptable measurement method, input data, or model assumptions, or a different point value within the range of reasonable values produced by the model, may have resulted in materially different disclosures being reported. Our review was limited to the disclosures in the GRI Content Index as of and for the year ended December 31, 2024. All other information presented within the Sustainability Report, including any recalculated information relating to periods prior to the year- ended December 31, 2024, information relating to forward looking statements, targets, goals, progress against goals, linked information, and denoted by an asterisk (*) of the Sustainability Report was not subject to our review and, accordingly, we do not express a conclusion or any form of assurance on such information. Based on our review, we are not aware of any material modifications that should be made to the disclosures in the GRI Content Index in order for it to be presented in accordance with the GRI Standards. Deloitte & Touche LLP 30 Rockefeller Plaza 41st Floor New York, NY 10112 USA Tel: +1 212 492 4000 Fax:+1 212 489 1687 www.deloitte.com WE HAVE REVIEWED MANAGEMENT of Vornado Realty Trust’s (the "Company") assertion that the disclosures in the Global Reporting Initiative (GRI) Content Index included within the accompanying Sustainability Report of Vornado Realty Trust as of and for the year ended December 31, 2024 (the “Sustainability Report”) are presented in accordance with the Global Reporting Initiative Sustainability Reporting Standards (the “GRI Standards”). The Company’s management is responsible for its assertion. Our responsibility is to express a conclusion on the disclosures in the GRI Content Index based on our review. Our review was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants (AICPA) in AT-C Section 105, Concepts Common to All Attestation Engagements, and AT-C Section 210, Review Engagements. Those standards require that we plan and perform the review to obtain limited assurance about whether any material modifications should be made to the disclosures in the GRI Content Index in order for it to be presented in accordance with the criteria. The procedures performed in a review vary in nature and timing from, and are substantially less in extent than, an examination, the objective of which is to obtain reasonable assurance about whether the disclosures in the GRI Content Index are presented in accordance with the criteria, in all material respects, in order to express an opinion. Accordingly, we do not express such an opinion. Because of the limited nature of the engagement, the level of assurance obtained in a review is substantially lower than the assurance that would have been obtained had an examination been performed. We believe that the review evidence obtained is sufficient and appropriate to provide a reasonable basis for our conclusion. We are required to be independent and to meet our other ethical requirements in accordance with relevant ethical requirements in accordance with the AICPA Code of Professional Conduct. We applied the Statements on Quality Control Standards established by the AICPA and, accordingly, maintain a comprehensive system of quality control. The procedures we performed were based on our professional judgment. In performing our review, we performed analytical procedures, inquiries, and other procedures as we considered necessary in the circumstances. For a selection of the disclosures in the GRI Content Index, we performed tests of mathematical accuracy of Independent Accountant’s Report Board of Trustees Vornado Realty Trust Appendix APRIL 8, 2025

Appendix / SASB Index

Sustainability Accounting Standards Board (SASB) Index

MANAGEMENT OF VORNADO Realty Trust is responsible for the completeness, accuracy, and validity of the metrics in the SASB Index included within the accompanying Sustainability Report of Vornado Realty Trust as of and for the year ended December 31, 2024. Management is responsible for the collection, quantification, and presentation of the metrics and for the selection of the criteria, which management believes provide an objective basis for measuring and reporting on the metrics. Measurement of certain metrics may include estimates and assumptions that are subject to substantial inherent measurement uncertainty, including, for example, the accuracy and precision of conversion factors or estimation methodologies used by management. The selection by management of a different but acceptable measurement method, input data, or model assumptions, or a different point value within the range of reasonable values produced by model, may have resulted in materially different metrics being reported. Management asserts that the metrics in the SASB Index included within the accompanying Sustainability Report of Vornado Realty Trust as of and for the year ended December 31, 2024, are presented in accordance with the Sustainability Accounting Standards Board (SASB) Real Estate Sustainability Accounting Standard. The number of assets includes the number of distinct building assets. In the SASB disclosures, each asset is counted as a single asset, even in cases where portions of an asset are classified into separate subsectors that are aligned with the FTSE NAREIT Classification Structure. The SASB disclosure instead categorizes assets into the four categories of "New York," "THE MART," "555 California," and "Other," which aligns with the entity's financial reporting. All disclosures are representative of the whole building approach defined on page 121.

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Activity Metrics

Code	Activity Metric	Total	New York	THE MART	555 California	Other	Unit of Measure
IF-RE-000.A	Number of assets, by property subsector	48	42	1	3	2	Number
IF-RE-000.B[1]	Leasable floor area, by property subsector	28,329,000	22,005,000	3,684,000	1,821,000	819,000	Square Feet
IF-RE-000.C[2]	Percentage of indirectly managed assets, by property subsector	0.00%	0.00%	0.00%	0.00%	0.00%	Percentage (%) by Floor Area (SF)
IF-RE-000.D[3]	Average occupancy rate, by property subsector	81.60%	80.50%	78.55%	93.97%	97.40%	Percentage (%) by Floor Area (SF)

[1] Leasable floor area for the properties in which Vornado influences control of operations as of 12/31/24 is disclosed separately into the four categories of "New York," "THE MART," "555 California," and "Other." These categories align with the entity's financial reporting, and the properties are grouped into subsectors based on their geographical location. Leasable floor area is reported in square feet, which is consistent with our financial reporting, and is a more relevant unit measure to users of this report.

[2] The definition of "indirectly managed assets" is solely based on the landlord/tenant relationship and is aligned with the 2024 GRESB Real Estate Assessment Reference Guide: "In the past, GRESB used to classify assets as Managed or Indirectly Managed," based on, "Where a single tenant has the sole authority to introduce and implement operating and/or environmental policies and measures, the tenant should be assumed to have operational control, the asset should be considered to be an Indirectly Managed Asset." In 2020, this concept was replaced by "Landlord Controlled" and "Tenant Controlled" areas, where the same notion of operational control applies to differentiate one from the other. However, while the rationale remains unchanged compared to previous years, if both the landlord and tenant have the authority to introduce and implement any or all of the policies mentioned above, the area should be reported as landlord controlled. Percentage of indirectly managed assets shall be disclosed separately into the four categories of "New York," "THE MART," "555 California," and "Other," which aligns with the entity's financial reporting.

[3] Average occupancy rate is an average of the reported occupancy for each of the four quarters in the reporting period and is disclosed separately for each portion of the entity's portfolio into the four categories of "New York," "THE MART," "555 California," and "Other," which aligns with the entity's financial reporting.

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Appendix / SASB Index

Energy Management

Code	Activity Metric	Total	New York	THE MART	555 California	Other	Unit of Measure
IF-RE-130a.1	Energy consumption data coverage as a percentage of floor area, by property subsector.	100.00%	100.00%	100.00%	100.00%	100.00%	Percentage (%) by floor area (SF)
IF-RE-130a.2[1]	Total energy consumed by portfolio area with data coverage, by property subsector.	2,234,218	1,768,736	201,114	150,539	113,829	Gigajoules (GJ)
IF-RE-130a.2	Percentage of total energy that is grid electricity, by property subsector.	51.86%	51.26%	45.89%	57.51%	64.29%	Percentage (%) by Gigajoule (GJ)
IF-RE-130a.2	Percentage of total energy that is renewable, by property subsector.	40.71%	40.50%	45.89%	57.51%	12.63%	Percentage (%) by Gigajoule (GJ)
IF-RE-130a.3[2]	Like-for-like change in energy consumption of portfolio area with data coverage, by property subsector.	-2.25%	-0.28%	-13.43%	-7.51%	-3.84%	Percentage (%)
IF-RE-130a.4	Percentage of eligible portfolio that has obtained an energy rating, by property subsector.	100.00%	100.00%	100.00%	100.00%	100.00%	Percentage (%) by floor area (SF)
IF-RE-130a.4	Percentage of eligible portfolio that is certified to ENERGY STAR, by property subsector.	26.43%	34.03%	0.00%	0.00%	0.00%	Percentage (%) by floor area (SF)
IF-RE-130a.5	Description of how building energy management considerations are integrated into property investment analysis and operational strategy.			See pages 24, 30, 32-33, 36, 44-46, 50-51, 55.			

[1] 5.3 Whole Building is defined as "Energy used by tenants and Base Building services to lettable/leasable and common spaces. This should include all energy supplied to the building for the operation of the building and the tenant space."

[2] While considering our like-for-like boundary for SASB reporting, we include properties that are in-service for the entire current and prior year, consistent with our financial statement approach to like-for-like. We omit energy from buildings that are out of service or under development during any part of the current or prior year. Percentage changes without applying normalization adjustments are 1.77% at New York, -4.47% at THE MART, -4.89% at 555 California, 8.67% at Other, or 1.03% for our total portfolio. See page 125 for normalization note.

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Water Management

Code	Activity Metric	Total	New York	THE MART	555 California	Other	Unit of Measure
IF-RE-140a.1	Water withdrawal data coverage as a percentage of total floor area, by property subsector.	100.00%	100.00%	100.00%	100.00%	100.00%	Percentage (%) by floor area (SF)
IF-RE-140a.1	Percentage of floor area in regions with High or Extremely High Baseline Water Stress, each by property subsector.	16.37%	4.33%	100.00%	0.00%	0.00%	Percentage (%) by floor area (SF)
IF-RE-140a.2[1]	Total water withdrawn, (1) by portfolio area with data coverage and (2) percentage in regions with High or Extremely High Baseline Water Stress, each by property subsector.	(1) 1,487.91 (2) 9.66%	(1) 1,278.84 (2) 5.35%	(1) 75.29 (2) 100.00%	(1) 53.79 (2) 0.00%	(1) 79.98 (2) 0.00%	Thousand Cubic Meters (m^3); Percentage (%)
IF-RE-140a.3[2,3]	Like-for-like change in water withdrawn for portfolio area with data coverage, by property subsector.	8.00%	9.15%	-5.57%	2.88%	6.02%	Percentage (%)
IF-RE-140a.4	Discussion of water management risks and description of risks and practices to mitigate those risks.			See pages 60-61.			

[1] 5.1 Base Building is defined as "Water consumed in supplying central building services to lettable/leasable areas and common areas."
5.2 Tenant Space is defined as "Lettable floor area (both vacant and let/leased areas) that is or can be occupied by tenants."
5.3 Whole Building is defined as "Energy used by tenants and Base Building services to lettable/leasable and common spaces. This should include all energy supplied to the building for the operation of the building and the tenant space."

[2] No divergences between the scope of assets and/or floor area used in financial reporting and its like-for-like change in water withdrawn.

[3] While considering our like-for-like boundary for SASB reporting, we include properties that are in-service for the entire current and prior year, consistent with our financial statement approach to like-for-like. We omit energy from buildings that are out of service or under development during any part of the current or prior year. Percentage changes with applying normalization adjustments are 7.42% at New York, 9.68% at THE MART, 6.41% at 555 California, 15.79% at Other, or 7.91% for our total portfolio. See page 125 for normalization note.

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Appendix / SASB Index

Management of Tenant Sustainability Impacts

Code	Activity Metric	Total		New York		THE MART		555 California		Other		Unit of Measure
IF-RE-410a.1	(1) Percentage of new leases that contain a cost recovery clause for resource efficiency-related capital improvements and (2) associated leased floor area, by property subsector.	(1)	(2)	(1)	(2)	(1)	(2)	(1)	(2)	(1)	(2)	Percentage (%) by floor area (SF), '000s of SF
		76.60%	2,219	71.51%	1,642	93.88%	362	100.00%	215	0.00%	-	
IF-RE-410a.2	Percentage of tenants that are separately metered or submetered for grid electricity consumption, by property subsector.	98.04%		98.06%		100%		99.93%		84.38%		Percentage (%) by floor area (SF)
IF-RE-410a.2	Percentage of tenants that are separately metered or submetered for water withdrawals, by property subsector.	18.79%		20.50%		3.32%		0.00%		84.25%		Percentage (%) by floor area (SF)
IF-RE-410a.3	Description of approach to measuring, incentivizing, and improving sustainability impacts of tenants.											

At Vornado, tenants consume the majority of the electricity consumed in our properties, as is evidenced by the submetered or separately metered electricity we record throughout our portfolio. Because so much of our energy consumption is under tenant control, it is essential to engage with the tenants as a partner in reducing our carbon footprint. There is clear value to be realized in communicating to and working with our tenants on their energy and water consumption and to encourage their participation in best practices in resource conservation.

We memorialized our commitment to green lease initiatives through our Platinum level certification by the Green Lease Leaders initiative developed by the Institute for Market Transformation (IMT) with support from the U.S. Department of Energy. Our standard lease agreement includes several components that encourage tenant energy conservation. Across our office portfolio, we require submetered or separately metered electricity consumption for all tenants over 5,000 square feet and promote submeters in smaller spaces. We also require submetered or separately metered water consumption for all tenants whose predicted use is expected to exceed normal business practice. The submetered arrangement enables Vornado to share energy and water consumption with our tenants monthly, at a minimum, through the generation of the submeter bill. Tenants are billed transparently based on their actual and exclusive consumption as recorded on the submeter. Included on the submeter bill are Vornado's energy reduction targets and links to Vornado's corporate sustainability page, where our broader strategy on energy and water management is found. Elsewhere in the lease, we include a clause to recover capital costs that reduce operating expenses — whether utility costs or another cost reduction benefit — and we may amortize that recovery over the useful life of the project. Because we have been applying this practice for several years and now have an extensive coverage of this clause across our entire leased portfolio, we have chosen to also report on the percentage of total leases containing this cost recovery clause, as opposed to new leases only. In 2024, leases containing a cost recovery clause for energy efficiency improvements are 63.11% of our New York leases, 67.97% of THE MART leases, 83.00% of our California leases, and 1.88% of our Other leases, or 63.25% of our company's total leases in place. The percentage of our in-service office new leases containing a cost recovery clause for energy efficiency improvements is higher than retail leases.

Where there is an economic or environmental benefit, our company will prioritize sustainability requirements in a tenant fit-out. Our revised tenant high-performance fit-out guidelines include enhanced requirements for energy-efficient lighting and controls, HVAC equipment, and water efficient plumbing fixtures. These high-performance design requirements are also included in our rules and regulations, which are also referenced in the lease. We believe that our lease fosters a sustainably designed tenant space and an ongoing environment that encourages tenants to actively manage and measure their own consumption and carbon footprint.

Beyond the lease, we distinguish ourselves with one-on-one, group, in-person, and virtual engagement with our tenants on sustainability. In 2024, our team became a Real-Time Energy Manager + Tenant program provider through NYSERDA in order to better support our tenant engagement and reduction efforts. We hosted four in-person sustainability roundtables in all our major regions of operations. Other in-person and virtual town halls concentrated on waste diversion and recycling. During these roundtables, we discuss broader corporate sustainability trends and regulatory updates, in addition to best practices. We collect information from our tenants that contributes to mandatory energy rating schemes, such as the ENERGY STAR Portfolio Manager profiles we submit for compliance with local laws in New York, New Jersey, San Francisco, and Chicago.

We encourage tenants to consider ENERGY STAR Tenant Space recognition and leverage ENERGY STAR Treasure Hunt programs to identify low- and no-cost measures to reduce consumption. We meet with tenants on-site to survey opportunities to save energy and water. We train our tenants on recycling programs. We host energy and waste reduction competitions with tenants to promote awareness and foster their participation. Our tenants have also expressed support for renewable energy procurement, which we completed on their behalf in New York, San Francisco, and Chicago properties where tenants are submetered and Vornado has purchased Renewable Energy Certificates.

Vornado is committed to providing a comfortable, efficient, and technologically advanced work environment for each of our tenants, constantly striving to add value for our tenants through responsive service and programs. To that end, Vornado developed an app (LIVE.WORK. DO.) for all our tenants that allows building access, announces building events and information, and provides benefits and promotions to tenants. The Sustainability section of the app and tenant portal provide guidance to our tenants about sustainability initiatives in each building. The Sustainability section of the app explains to the user our goals, our progress toward our sustainability goals, and links to more information, as well as detailed guidance on how to become more involved in Vornado's sustainability programming, including ENERGY STAR. We provide contact information, updated information on ENERGY STAR scores, organics collection, energy-saving tips, and upcoming events, like Climate Week, for participation and engagement. Our app usage continues to increase with the ability to enter buildings using the functionality provided. This, in turn, has increased engagement with our tenants who now know where to look for information on events, initiatives, and contacts. We also publicize our events, challenges, and initiatives through the Captivate elevator screens in each building.

We hold ourselves accountable and measure the success of our engagement. Success is measured in the observed reduction of energy from submetered tenant spaces, the integration of organics throughout our portfolio, the waste diversion rate, and the square footage of space that our team reaches through our engagement programs.

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Appendix / SASB Index

Climate Change Adaptation

Code	Activity Metric	Total	New York	THE MART	555 California	Other	Unit of Measure
IF-RE-450a.1	Area of properties located in 100-year flood zones, by property subsector.	863,000	173,000	0	0	690,000	Square Feet
IF-RE-450a.2	Description of climate change risk exposure analysis, degree of systematic portfolio exposure, and strategies for mitigating risks.						

We identify and assess our exposure to climate change risk on a "low-carbon economy" (LCE) scenario based on the October 2018 Special Report by the Intergovernmental Panel on Climate Change (IPCC) Representative Concentration Pathway (RCP) 2.6 and a "high-carbon economy" (HCE) based on RCP 8.5. We find these scenarios to be relevant to our properties for two reasons. The first is that they provide potential future status on the physical risks each scenario presents between the present time and beyond 2040. The second is that they provide a shorter-term view of transitional risks related to climate-related policy change that our properties could be subject to. Each of our principal markets of New York, Chicago, and San Francisco has existing or pending legislation that would limit carbon emissions to align with a 1.5°C scenario. We consider the costs for compliance with such legislation to be a financial impact attributable to the transition to a lower-carbon environment. The risks and opportunities for Vornado do not differ substantially across subsectors and regions, and our approach described below takes the risks and opportunities in each subsector and region into consideration.

Our buildings are located in regions that have a recent history of physical risks, such as extreme weather events, including but not limited to hurricanes and superstorms, nor'easters and ice storms, tornadoes, wildfires, temperature extremes, and heavy precipitation events. Under the business-as-usual scenario, there may be an increase in the frequency and severity of these events between now and beyond 2040. Such events may impact our buildings individually, depending on a building's specific use, design, and location characteristics, or regionally, depending on the magnitude of the event. We are also aware that while less than 5% of our property square footage is in areas designated as flood zones by FEMA, our coastal locations are susceptible to sea level rise (SLR). Various global warming scenarios could bring about differing amounts of SLR between now and the year 2100. Financial impacts under various warming scenarios include, but are not limited to, increases in capital and operating costs, increases in insurance premiums, increases in energy costs, and increases in overall utility costs.

Our properties are located in urban areas, which means the vitality of our properties is reliant on sound transportation and utility infrastructure. If that infrastructure is compromised in any way by an extreme weather event, such a compromise could have an adverse impact on our local economies and populations, as well as on our tenants' ability to do business in our buildings. This risk is not unique to Vornado but is endemic to our regions.

Our strategies for mitigating physical risks require a combination of adaptive and preventative measures with a proactive reduction of carbon emissions. Adaptive and preventative measures are executed at both the property level and regional level. We adapt our properties to be resilient against the impact of climate change, with details of our resilience measures found in the Resilience and Adaptation section of this report. We train our operators in disaster risk management and emergency operating procedures. At the regional level, our cities and utilities adapt by creating programs that improve resilience against climate-related impacts. Examples of such programs include New York City's AdaptNYC plan and Consolidated Edison's Storm Hardening Protection Plan in New York; Resilient Chicago and Commonwealth Edison's Resilient Electric Grid system in Chicago; and Resilient SF and PG&E's Company Emergency Response Plan in San Francisco. We have disclosed our Scope 3 carbon emissions that are attributed to certain fuel and energy-related activities that are not included in Scope 1 or 2. These emissions are from energy that is submetered or delivered directly from the utilities to our tenants and consumed by our tenants. We plan to expand our inventory of Scope 3 emissions to include additional categories relevant to our business and required by legislation.

All carbon emission reduction strategies, whether property specific, regional, or portfolio-wide, present different risks and opportunities. Risks include unsuccessful investment in new technologies; costs to transition to lower emissions solutions; achievement of regional utilities' decarbonization; increased pricing on GHG emissions; reputational loss; and uncertainty in market signals, such as utility costs or carbon taxes. Financial impacts of such risks could include increased capital and operating costs, increased or unexpected shifts in energy costs, and decreased asset value. Opportunities, on the other hand, include reduction of energy and resource consumption; use of public-sector incentives, such as utility rebates and demand response revenue; diversification of energy resources, including renewables; adaptation of new technologies; and access to new capital. Financial impacts of such opportunities include reduction of energy and/or operating costs; favorable ROI analysis; increased value of fixed assets; reduced exposure to fossil fuel price increases; reduction of utility costs for our tenants; various benefits to workforce management and planning; lower cost of capital; and ability to take advantage of incentive, rebate, and tax incentive programs. Additional opportunities also include the reduction or elimination of burden from emerging carbon pricing or carbon tax mechanisms, as well as the reduction or avoidance of carbon-emissions-related penalties.

All three of our regions also have emissions-reporting obligations, which require us to publicly disclose our properties' carbon emissions via ENERGY STAR Portfolio Manager. We consider this requirement as an opportunity to measure the carbon emissions from our properties and manage the reduction of those emissions on an ongoing basis. These programs combine strategies of absolute energy reduction, through efficiency mandates, as well as fossil fuel intensity reduction of utility-delivered energy. We discuss the intent and requirements of these programs with our property managers and engineers, as well as our tenants. They provide an important framework to the GHG reduction goals we set with our properties.

In 2019, New York City passed the Climate Mobilization Act (CMA), which contained several local laws to transition New York City to reduce GHG emissions 40% by the year 2030 and 80% by the year 2050, below 2005 levels. Included in the CMA was Local Law 97, which calculates carbon intensity for buildings on a per square foot basis and assigns limits to intensity beginning in 2024, with reporting in 2025. The law further assigns penalties of $268 per ton of carbon calculated in exceedance of the limits. We are planning energy efficiency strategies to avoid penalties at our NYC properties and consider the cost for energy efficiency to be part of our transition costs to a low-carbon environment. We also consider penalty avoidance in the value stack of energy efficiency projects and the penalty amount of $268 per ton of carbon to be considered when making capital allocation decisions.

Vornado Realty Trust has signed on as a supporter of the framework recommended by the Financial Stability Board's Task Force on Climate-Related Financial Disclosures (TCFD). We believe this framework will guide the real estate industry toward well-informed disclosure of climate change risks and opportunities. As our internal and external discussions on climate risk and disclosure evolve, we plan to provide expanded public disclosure consistent with regulatory requirements.

[1]Any information relating to forward-looking statements, goals and progress against goals, was not subject to Deloitte & Touche LLP's examination and, accordingly, Deloitte & Touche LLP does not express a conclusion or any form of assurance on such information.

Normalization Note:

In 2023 and 2024 like-for-like energy consumption data has been normalized to adjust for fluctuations in weather and occupancy, while water consumption data has been normalized to adjust for fluctuations in occupancy only. Weather normalization uses inputs of total degree days (TDD), a fixed portion of energy consumption, known as a Base Load, and a variable portion of energy consumption, known as a Seasonal Load. Occupancy is normalized based on the following methodology:

1) An Occupancy Normalization Adjustment was calculated as most of Vornado's large commercial office buildings have ingested full-year physical occupancy counts in both 2023 and 2024. Therefore, we are using the portfolio's average monthly physical occupancy percentage changes on an annual basis year over year to normalize occupancy and applying that methodology to the buildings that do not have occupancy sensors. For buildings with sensors, their building-specific occupancy percentage change will be applied. For buildings that management knows did not have aligned occupancy changes, a note will be added and the occupancy normalization calculation will not be applied.

2) Weather Normalized Energy's Seasonal Load is subject to Occupancy Normalization Adjustment based on field research that demonstrates that a third of the seasonal load is occupancy dependent.

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Sustainability Report 2024  127126  Sustainability Report 2024 Deloitte & Touche LLP 30 Rockefeller Plaza 41st Floor New York, NY 10112 USA Tel: +1 212 492 4000 Fax:+1 212 489 1687 www.deloitte.com Deloitte & Touche LLP 30 Rockefeller Plaza 41st Floor New York, NY 10112 USA Tel: +1 212 492 4000 Fax:+1 212 489 1687 www.deloitte.com WE HAVE EXAMINED MANAGEMENT of Vornado Realty Trust’s (the “Company”) assertion that the metrics in the Sustainability Accounting Standards Board (SASB) Index included within the accompanying Sustainability Report of Vornado Realty Trust as of and for the year ended December 31, 2024 (the “Sustainability Report”) are presented in accordance with the Sustainability Accounting Standards Board Real Estate Sustainability Accounting Standard (the “SASB Standard). The Company’s management is responsible for its assertion. Our responsibility is to express an opinion on the metrics in the SASB Index based on our examination. Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants (AICPA) in AT-C Section 105, Concepts Common to All Attestation Engagements, and AT-C Section 205, Assertion-Based Examination Engagements. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether the metrics in the SASB Index are presented in accordance with the criteria, in all material respects. An examination involves performing procedures to obtain evidence about the metrics in the SASB Index. The nature, timing, and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of the metrics in the SASB Index, whether due to fraud or error. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion. We are required to be independent and to meet our other ethical requirements in accordance with relevant ethical requirements in accordance with the AICPA Code of Professional Conduct. We applied the Statements on Quality Control Standards established by the AICPA and, accordingly, maintain a comprehensive system of quality control. The preparation of the metrics in the SASB Index included within the accompanying Sustainability Report requires management to interpret the criteria, make determinations as to the relevancy of information to be included, and make estimates and assumptions that affect reported information. Measurement of certain metrics may include estimates and assumptions that are subject to substantial inherent measurement uncertainty, including, for example, the accuracy and precision of conversion factors or estimation methodologies used by management. Obtaining sufficient, appropriate evidence to support our opinion does not reduce the inherent uncertainty in the metrics. The selection by management of a different but acceptable measurement method, input data, or model assumptions, or a different point value within the range of reasonable values produced by the model, may have resulted in materially different metrics being reported. Our examination was limited to the metrics in the SASB Index as of and for the year ended December 31, 2024. All other information presented within the Sustainability Report, including any recalculated information relating to periods prior to the year-ended December 31, 2024, information relating to forward looking statements, goals, progress against goals, linked information, and denoted by an asterisk (*) of the Sustainability Report was not subject to our examination and, accordingly, we do not express an opinion or any form of assurance on such information. In our opinion, the metrics in the SASB Index are presented in accordance with the SASB Standard in all material respects. WE HAVE EXAMINED MANAGEMENT of Vornado Realty Trust’s (the "Company") assertion that the Scope 1 Greenhouse Gas (“GHG”) emissions, Scope 2 GHG emissions, and GHG emissions intensity, each under the financial control method, on page 49 included within the accompanying Sustainability Report of Vornado Realty Trust as of and for the year ended December 31, 2024 (the “Sustainability Report”) are presented in accordance with the Global Reporting Initiative 305: Emissions 2016 Topic Standard (the “GRI 305 Standards”). The Company’s management is responsible for its assertion. Our responsibility is to express a conclusion on the Scope 1 GHG emissions, Scope 2 GHG emissions, and GHG emissions intensity, each under the financial control method, on page 49 based on our review. Our review was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants (AICPA) in AT-C Section 105, Concepts Common to All Attestation Engagements, and AT-C Section 210, Review Engagements. Those standards require that we plan and perform the review to obtain limited assurance about whether any material modifications should be made to the Scope 1 GHG emissions, Scope 2 GHG emissions, and GHG emissions intensity, each under the financial control method, on page 49 in order for it to be presented in accordance with the criteria. The procedures performed in a review vary in nature and timing from, and are substantially less in extent than, an examination, the objective of which is to obtain reasonable assurance about whether the Scope 1 GHG emissions, Scope 2 GHG emissions, and GHG emissions intensity, each under the financial control method, on page 49 are presented in accordance with the criteria, in all material respects, in order to express an opinion. Accordingly, we do not express such an opinion. Because of the limited nature of the engagement, the level of assurance obtained in a review is substantially lower than the assurance that would have been obtained had an examination been performed. We believe that the review evidence obtained is sufficient and appropriate to provide a reasonable basis for our conclusion. We are required to be independent and to meet our other ethical requirements in accordance with relevant ethical requirements in accordance with the AICPA Code of Professional Conduct. We applied the Statements on Quality Control Standards established by the AICPA and, accordingly, maintain a comprehensive system of quality control. The procedures we performed were based on our professional judgment. In performing our review, we performed analytical procedures, inquiries, and other procedures as we considered necessary in the circumstances. For a selection of the Scope 1 GHG emissions, Scope 2 GHG emissions, and GHG emissions intensity, each under the financial control method, on page 49, we performed tests of mathematical accuracy of computations, compared the disclosures to underlying records, or observed the data collection process. The preparation of the Scope 1 GHG emissions, Scope 2 GHG emissions, and GHG emissions intensity, each under the financial control method, on page 49 included within the accompanying Sustainability Report requires management to interpret the criteria, make determinations as to the relevancy of information to be included, and make estimates and assumptions that affect reported information. Measurement of certain disclosures may include estimates and assumptions that are subject to substantial inherent measurement uncertainty, including, for example, the accuracy and precision of GHG conversion factors, or estimation methodologies used by management. Obtaining sufficient, appropriate review evidence to support our conclusion does not reduce the inherent uncertainty in the disclosures. The selection by management of a different but acceptable measurement method, input data, or model assumptions, or a different point value within the range of reasonable values produced by the model, may have resulted in materially different disclosures being reported. Our review was limited to the Scope 1 GHG emissions, Scope 2 GHG emissions, and GHG emissions intensity, each under the financial control method, on page 49 as of and for the year ended December 31, 2024. All other information presented within the Sustainability Report, including information relating to forward looking statements, targets, goals, progress against goals, linked information, and denoted by an asterisk (*) of the Sustainability Report was not subject to our review and, accordingly, we do not express a conclusion or any form of assurance on such information. Based on our review, we are not aware of any material modifications that should be made to the Scope 1 GHG emissions, Scope 2 GHG emissions, and GHG emissions intensity, each under the financial control method, on page 49 in order for it to be presented in accordance with the GRI 305 Standards. Independent Accountant's Report Board of Trustees Vornado Realty Trust Independent Accountant's Report Board of Trustees Vornado Realty Trust Appendix APRIL 8, 2025 APRIL 8, 2025

Appendix

UN Sustainable Development Goals*

VORNADO SUPPORTS THE UNITED NATIONS Sustainable Development Goals (UNSDGs) as a global framework to achieve a more sustainable future for the planet and improve quality of life for all. As a corporate citizen, we uphold and contribute to each of the 17 goals through the environmentally and socially responsible manner in which we run our business and our properties. Below is a selection of metrics and programs where Vornado responds directly to targets identified through the UNSDG 2030 Agenda for Sustainable Development. We will expand upon these disclosures when new metrics and programs develop within the recommended SDG framework.

	UN Goal Target	UN Goal Indicator	VNO Response
3 GOOD HEALTH AND WELL-BEING	**3.5** Strengthen the prevention and treatment of substance abuse, including narcotic drug abuse and harmful use of alcohol.	**3.5.1** Coverage of treatment interventions (pharmacological, psychosocial, and rehabilitation and aftercare services) for substance abuse disorders	Vornado's Employee Assistance Program (EAP) and other wellness programs, referenced in the "Human Capital Management" section of this report. Our EAP is available to all Vornado employees, which represents our coverage.
	3.8 Achieve universal health coverage, including financial risk protection, access to quality essential health-care services and access to safe, effective, quality and affordable essential medicines and vaccines for all	**3.8.1** Coverage of essential health services (defined as the average coverage of essential services based on tracer interventions that include reproductive, maternal, newborn, and child health; infectious diseases; non-communicable diseases; and service capacity and access, among the general and most disadvantaged population)	Vornado offers all employees universal health coverage through our employee benefits program. Health-care services include medical, dental, health and wellness, telemedicine services, seasonal flu shots, and preventative screenings. More information can be found in the "Human Capital Management" section of this report.
	3.a Strengthen the implementation of the World Health Organization Framework Convention on Tobacco Control in all countries, as appropriate	**3.a.1** Age-standardized prevalence of current tobacco use among persons aged 15 years and older	To protect the health of the occupants, employees, and visitors to our building, Vornado transitioned all properties to tobacco-free and smoke-free environments in 2020. While the use of tobacco products and all smoking devices, including electronic cigarettes and vaporizers, had already been prohibited for all interior spaces, this policy now extends to all exterior property under Vornado's control.
	3.d Strengthen the capacity for all countries, for early warning, risk reduction and management of national and global health risks	**3.d.1** International Health regulations (IHR) capacity and health emergency preparedness	Beginning with our materiality and risk assessments, development and deployment through our programs and practices described in the Health & Wellness and BMS & Clean Cleaning sections of this report and continuing through regulations and preparedness which are considered throughout Vornado's business activities.

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	UN Goal Target	UN Goal Indicator	VNO Response
6 CLEAN WATER AND SANITATION	**6.4** By 2030, substantially increase water-use efficiency across all sectors and ensure sustainable withdrawals and supply of freshwater to address water scarcity and substantially reduce the number of people suffering from water scarcity	**6.4.1** Change in water-use efficiency over time	Vornado reduced water consumption 36% in 2024 from 2019 levels. This reduction was driven by water efficiency measures and tenants continuing hybrid work.
7 AFFORDABLE AND CLEAN ENERGY	**7.2** By 2030, increase substantially the share of renewable energy in the global energy mix	**7.2.1** Renewable energy share in the total final energy consumption	In 2024, Vornado consumed 41% of energy from renewable resources. We plan to continue to increase our electricity supply from renewable resources when and where feasible.
	7.3 By 2030, double the global rate of improvement in energy efficiency	**7.3.1** Energy intensity measured in terms of primary energy and GDP	We have measured our energy intensity per square foot. In 2024, our energy intensity was 21.91 kWh/SF.
9 INDUSTRY, INNOVATION AND INFRASTRUCTURE	**9.4** By 2030, upgrade infrastructure and retrofit industries to make them sustainable, with increased resource-use efficiency and greater adoption of clean and environmentally sound technologies and industrial processes, with all countries taking action in accordance with their respective capabilities	**9.4.1** CO2 emissions per unit of value added	We have measured our GHG emissions per square foot. Our 2024 GHG emissions intensity was .0068 MTCO2e/SF.
11 SUSTAINABLE CITIES AND COMMUNITIES	**11.2** By 2030, provide access to safe, affordable, accessible and sustainable transport systems for all, improving road safety, notably by expanding public transport, with special attention to the needs of those in vulnerable situations, women, children, persons with disabilities and older persons	**11.2.1** Proportion of population that has convenient access to public transportation, by sex, age, and persons with disabilities	We measure our access to public transportation by the Transit Scores assigned to our properties, as determined by the agency that assigns Walk Score. In 2024, all of our office properties received a Transit Score of 100, indicating that 100% of our population has convenient access to public transportation.
12 RESPONSIBLE CONSUMPTION AND PRODUCTION	**12.5** By 2030, substantially reduce waste generation through prevention, reduction, recycling and reuse	**12.5.1** National recycling rate, tons of material collected	In 2024, Vornado diverted 65% of our waste from the landfill. Our data represents waste collected from about 80% of our total in-service square footage.

*This disclosure was not subject to Deloitte & Touche LLP's review or examination and, accordingly, Deloitte & Touche LLP does not express a conclusion, opinion, or any form of assurance on such information.

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Sustainability Report 2024  131130  Sustainability Report 2024 Glossary Acute Physical Risk: Climate-related hazards that are event-driven, including increased severity of extreme weather events such as cyclones, hurricanes, or floods. ASHRAE (American Society of Heating, Refrigerating, and Air-Conditioning Engineers): A global professional association that advances the arts and sciences of heating, ventilation, air conditioning and refrigeration to serve humanity and promote a sustainable world. Baseline Water Stress: The ratio of total annual water withdrawals to total available annual renewable supply in a given area, indicating competition for water among users. Building Management System (BMS): A computer-based control system installed in buildings to monitor and manage mechanical and electrical equipment, such as ventilation, lighting, power systems, fire systems, and security systems. Building Performance Standards: Regulations that require building owners to meet performance metrics for energy usage or greenhouse gas emissions. Carbon Intensity: MTCO2e PSF is used as the metric to measure against our carbon neutrality goal. Carbon Neutrality: Achieving net-zero carbon dioxide emissions by balancing emissions with carbon removal or elimination. Carbon Offsets: Indirect projects that avoid or reduce greenhouse gas emissions that are used to compensate for direct greenhouse gas emissions elsewhere. Offsets are measured in CO2 equivalents. Control Approach: A company accounts for 100% of the GHG emissions from operations over which it has control. It does not account for GHG emissions from operations in which it owns an interest but has no control. Control can be defined in either financial or operational terms. When using the control approach to consolidate GHG emissions, companies shall choose between either the operational control or financial control criteria. Decarbonization: The process of reducing carbon dioxide emissions through the use of low-carbon power sources. Demand Response (DR): A change in electricity usage by end-use customers to better match demand with supply, particularly during peak periods or when system reliability is jeopardized. Electrification: The process of replacing technologies that use fossil fuels with technologies that use electricity as a source of energy. Embodied Carbon: Can be thought of as the “footprint” of a material or a product. It is the total amount of greenhouse gas (GHG) emissions released during the sourcing, manufacturing, transportation, use, and end of life for a product or a material and is represented as kg carbon dioxide equivalent or kgCO2e. Energy Conservation Measures (ECMs): Modifications to buildings or energy- using systems designed to reduce energy consumption. Energy Intensity: Energy intensity (MWh/SF) against our energy efficiency goal. Energy Management System (EMS/EnMS): A framework that helps an organization achieve its environmental goals, including energy and carbon data, through consistent review, evaluation, and improvement of its environmental performance. Enterprise Risk Management: A process used to identify, assess, and manage risks to an organization's capital and earnings. Equity Share Approach: The equity share reflects economic interest, which is the extent of rights a company has to the risks and rewards flowing from an operation. A company accounts for GHG emissions from operations according to its share of equity in the operation. Financial Control Approach: The ability to direct the financial and operating policies with a view to gaining economic benefits from its activities. Full-Time Employee (FTE): Employee whose working hours per week, month, or year are defined according to national law or practice regarding working time. Green Bonds: A green bond is a type of fixed- income instrument that is specifically earmarked to raise money for climate and environmental projects. These bonds are typically asset-linked and backed by the issuing entity’s balance sheet, so they usually carry the same credit rating as their issuers’ other debt obligations. Green Seal: The Green Seal Standard for Commercial and Institutional Cleaning Services, GS-42, establishes environmental requirements for cleaning service providers of commercial, public, and institutional buildings, including in- house and external cleaning services. Greenhouse Gas (GHG) Emissions: Gases that trap heat in the Earth's atmosphere, including carbon dioxide, methane, nitrous oxide, and fluorinated gases. GRI (Global Reporting Initiative): An international independent organization that helps businesses, governments, and other organizations understand and communicate their impacts on sustainability issues. Grid Decarbonization: The process of reducing carbon emissions from electricity generation by increasing the use of renewable energy sources. High-Performance Fit-Out Guidelines: Design and construction standards for tenant spaces that promote energy efficiency and sustainability. Indoor Air Quality (IAQ): The air quality within buildings and structures, especially as it relates to the health and comfort of building occupants. Life Cycle Assessment: A methodology for assessing environmental impacts associated with all stages of a product's life. from raw material extraction through materials processing, manufacture, distribution, use, repair and maintenance, and disposal or recycling. Local Law 87: A New York City law requiring buildings over 50,000 gross square feet to conduct energy audits and retro-commissioning every 10 years. Local Law 97: A New York City law that places carbon caps on most buildings larger than 25,000 square feet, with the goal of reducing emissions 40% by 2030 and 80% by 2050. Long-Term Performance Plan (LTPP): A strategic document that outlines an organization's goals and strategies for reducing environmental impacts over an extended period. Market-Based Emissions: A method that reflects emissions from electricity that companies have purposefully chosen (or their lack of choice). Materiality Assessment: A process that identifies and prioritizes the environmental, social, and governance issues that are most important to an organization and its stakeholders. Minority- and Women-Owned Business Enterprise Certification (MWBE): A certification program that helps businesses owned by minorities and women compete for contracts with government agencies and private corporations. Net-Zero: Achieving a balance between the greenhouse gases put into the atmosphere and those taken out. NYSERDA: The New York State Energy Research and Development Authority, a public benefit corporation that promotes energy efficiency and the use of renewable energy sources. Operational Control Approach: Under the operational control approach, a company accounts for 100% of emissions from operations over which it or one of its subsidiaries has operational control. Operational Optimization: The practice of improving building system performance to reduce energy consumption and costs. Organic: Material derived from plant or animal (once alive) sources that can be decomposed by microorganisms. Physical Risk: Physical risks resulting from climate change can be event-driven (acute) or longer-term shifts (chronic) in climate patterns. Physical risks may have financial implications for organizations, such as direct damage to assets and indirect impacts from supply chain disruption. Organizations’ financial performance may also be affected by Waste Disposal changes in water availability, sourcing, and quality; food security; and extreme temperature changes affecting organizations’ premises, operations, supply chain, transport needs, and employee safety. Real Time Energy Management (RTEM): Systems that continuously collect, analyze, and display building energy data to help optimize building performance. Renewable Energy Certificates (RECs): A market-based instrument that represents the property rights to the environmental, social, and other non-power attributes of renewable electricity generation. RECs are issued when one megawatt-hour (MWh) of electricity is generated and delivered to the electricity grid from a renewable energy resource. Retro-Commissioning: A process to improve the efficiency of an existing building's equipment and systems by ensuring they operate as intended. Revolving Credit Facility: A type of committed credit facility that allows a borrower to borrow on an ongoing basis while repaying the balance in regular payments. Each repayment of the loan, minus interest and fees, replenishes the amount available to the borrower. SBTi (Science Based Targets Initiative): A partnership between the Carbon Disclosure Project (CDP), the United Nations Global Compact, World Resources Institute (WRI), and the Worldwide Fund for Nature (WWF). The SBTi call to action is one of the We Mean Business Coalition commitments. SBTi drives ambitious climate action in the private sector by enabling organizations to set science- based emissions reduction targets. Targets are considered science-based if they are in line with what the latest climate science deems necessary to meet the goals of the Paris Agreement: limiting global warming to 2°C above pre-industrial levels and pursuing efforts to limit warming to 1.5°C. Science-Based Target: A greenhouse gas emissions reduction target that is in line with the level of decarbonization required to keep global temperature increase below 2°C compared to pre-industrial temperatures. Scope 1 Emissions: Direct greenhouse gas emissions from sources owned or controlled by an organization, such as combustion in owned or controlled boilers or vehicles. Scope 2 Emissions: Indirect greenhouse gas emissions from the generation of purchased electricity, steam, heating, or cooling consumed by an organization. Scope 3 Emissions: All indirect emissions (not included in Scope 2) that occur in the value chain of the reporting company, including both upstream and downstream emissions. Submetered Electricity: Electricity that is measured by secondary meters installed behind the main utility meter to track usage by specific areas, tenants, or equipment. Task Force on Climate-Related Financial Disclosure (TCFD): An organization that develops recommendations for more effective climate-related disclosures to promote more informed investment, credit, and insurance underwriting decisions. Tenant Space: Lettable floor area (both vacant and let/leased areas) that is or can be occupied by tenants. Transitional Risk: Transitioning to a lower- carbon economy may entail extensive policy, legal, technology, and market changes to address mitigation and adaptation requirements related to climate change. Depending on the nature, speed, and focus of these changes, transition risks may pose varying levels of financial and reputational risk to organizations. TRUE (Total Resource Use and Efficiency): An Assessor-based certification program that rates how well facilities perform in minimizing their nonhazardous solid wastes and maximizing their efficiency in the use of resources. Volatile Organic Compounds (VOCs): Chemicals that evaporate at room temperature and can contribute to indoor air pollution and health issues. Waste Audit: Measurement and identification of waste generated by a site during a 24- hour period. Data gained supplies a baseline understanding of waste and recycling at the site, and clarifies changes required to further waste diversion. Waste Disposal: Landfilling, incineration without energy recovery, or other equivalent operation that is not recovery, including preparing of waste for disposal, even where the operation has as a secondary consequence in the reclamation of substances or energy. Waste Diversion: Diverting material from landfill or incineration by recycling or reuse. Water Withdrawal: The removal of water from its source for any purpose. Whole Building Life Cycle Assessments (WBLCA): An analysis of the environmental impacts associated with all stages of a building's life, from materials extraction through disposal. World Resource Institute's Greenhouse Gas Protocol: A Corporate Accounting and Reporting Standard: Revised Edition (WRI & GHG): The GHG Protocol Corporate Accounting and Reporting Standard provides requirements and guidance for companies and other organizations preparing a corporate- level GHG emissions inventory. The standard covers the accounting and reporting of seven greenhouse gases covered by the Kyoto Protocol: carbon dioxide (CO2), methane (CH4), nitrous oxide (N2O), hydrofluorocarbons (HFCs), perfluorocarbons (PCFs), sulfur hexafluoride (SF6), and nitrogen trifluoride (NF3). Glossary

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